UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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ROPER TECHNOLOGIES, INC.

(Formerly Roper Industries, Inc.)

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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6901 Professional Parkway		Telephone (941) 556-2601
Suite 200		Fax (941) 556-2670
Sarasota, Florida 34240

Roper Technologies, Inc.

April 29, 2021

Dear Fellow Shareholders:

As your Board of Directors, we oversee Roper’s efforts to continually create long-term value for you by efficiently executing our strategy through sound risk management, disciplined capital deployment, sound strategic thinking, operational rigor, performance-driven compensation programs, effective talent and succession planning, adherence to the highest ethical standards and levels of integrity, and continual review and refinement of the Board’s governance practices.

As detailed below, despite the unique challenges 2020 presented all companies, the resilience of our business model enabled us to deliver revenue and earnings growth and significant growth in both operating cash flow and free cash flow. Accordingly, Roper is poised to deliver further growth in 2021, while many companies are merely seeking to return to their pre-COVID-19 levels of performance. Though we are extremely proud of our accomplishments in 2020, we recognize and empathize with those who lost family members and friends since the onset of the pandemic.

Our Strategy for Long-Term and Elite Value Creation for Shareholders

Over the past fifteen years, our shareholders earned a compound annual return of 18.0% and a total shareholder return of 1091.6%, about three and a half times the total return of the S&P 500 of 311.0%. Over the past decade, Roper has delivered an even better 19.6% compound annual return to shareholders and delivered a strong 22.4% return in 2020.

Our long history of superior shareholder returns is the result of Roper’s simple, yet powerful strategy:

•

Cash Generation Through Operating Excellence: Our enterprise consists of niche, asset-light businesses with leading solutions and technologies that generate significant free cash flow, enabling future investments for sustainable growth. Operating excellence, underpinned by our strategic focus on intellectual capital, product development, go-to-market strategies, and a high degree of customer intimacy drives cash generation which, in 2020, resulted in another year of record performance for adjusted operating cash flow and adjusted free cash flow, which increased 14% and 16%, respectively.

•

Disciplined Capital Deployment: We have a unique and disciplined capital deployment model that has guided the successful investment of billions of dollars into new businesses. Unlike many companies that use cash to pay large dividends and buy back shares, Roper deploys most of its available cash to acquire new businesses to fuel compounding cash flow growth and value creation for shareholders, as we did in 2020 with our deployment of $6.0 billion to acquire exceptional vertical software businesses, including the acquisition of Vertafore, Inc. for approximately $5.35 billion.

The Board’s Role in Roper’s Success

The Board contributes significantly to Roper’s strong performance. As directors, each of us commits to the rigor and extensive time commitment and workload required to serve on Roper’s Board, including participation in at least 15 days of Board meetings each year. We continually monitor the existing portfolio of Roper businesses, review capital deployment opportunities, and carefully examine the different ways Roper can create additional value for shareholders. Between Board meetings, we continue our discussions with management and each other, enabling the Company to draw from our broad experiences and expertise.

Our direct involvement in and deep understanding of the Company allows us to address a multitude of issues, including acquisition selection, capital deployment, and succession planning, while sustaining Roper’s successful culture and business model. The soundness of our strategy is further evidenced by our ability to deliver meaningful earnings and cash flow growth in 2020 despite the challenges of COVID-19 and the secular decline in the energy markets.

Our Governance Practices and Other Best Practices

Roper remains committed to strong corporate governance as demonstrated by the following practices:

•	Declassified Board. Our directors are elected annually.

•	Majority Voting for Directors. Our By-laws require the resignation of incumbent directors who fail to obtain a majority of votes cast in uncontested elections.

•

Proxy Access. Our By-laws permit a shareholder, or a group of up to 20 shareholders, that has owned at least 3% of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials up to the greater of two directors or 20% of the number of our directors then in office.

•	Independent Chair of the Board. Wilbur Prezzano currently serves as our Independent Chair. Amy Brinkley is scheduled to become the Independent Chair on June 1.

•

Executive Compensation Alignment with Shareholders. Because our shareholder value creation is derived from the Roper executive team’s capital deployment strategy and ability to operate a broad portfolio of businesses, our executives must possess a unique set of skills. We continue to refine our executive compensation practices to maintain close alignment with shareholder interests.

•

Pay for Performance. Similar to prior years, in 2020, 95% of our CEO’s compensation was subject to performance risk and tied to long-term results and our stock price, and for our other executive officers, on average, 88% of their compensation was performance-based.

•

Significant Reduction in Non-Employee Director Pay for 2020. In 2020, the average total compensation paid to our non-employee directors (other than the Independent Chair) was reduced by 40% compared to 2019. With respect to our Independent Chair, his total compensation was reduced by 38% compared to 2019.

•	Diverse Board Membership. 37.5% of directors nominated for election are women and 12.5% are ethnically diverse.

•	Clear oversight of ESG and Human Capital Management. The Nominating and Governance Committee has oversight responsibility for matters related to ESG and Human Capital Management.

•	Clear Proxy Statement Disclosure. We strive to present the information in our Proxy Statement in a clear and easy-to-read manner.

•	Shareholder Outreach Program. Roper’s senior management team regularly engages shareholders for feedback.

2021 Incentive Plan

Our agenda this year includes a proposal to approve the Roper Technologies, Inc. 2021 Incentive Plan. This new plan would replace our existing incentive plan. Equity compensation is one way we link pay with performance, and it is an important part of our overall compensation program. We urge you to vote FOR the approval of the 2021 Incentive Plan, so that we can continue to use equity as a key component in our compensation programs.

Open Communications With Our Shareholders

We value your continued support and input. Please continue to share your comments with us on any topic. Communications may be addressed to the directors in care of the Corporate Secretary, Roper Technologies, Inc., 6901 Professional Parkway, Suite 200, Sarasota, Florida 34240.

Sincerely,

The Board of Directors

Shellye L. Archambeau	Amy Woods Brinkley	John F. Fort III

L. Neil Hunn	Robert D. Johnson	Wilbur J. Prezzano

Laura G. Thatcher	Richard F. Wallman	Christopher Wright

NOTICE OF THE 2021 ANNUAL MEETING OF SHAREHOLDERS

2021 ANNUAL MEETING INFORMATION

For additional information about our Annual Meeting, see Annual Meeting and Voting Information on page 58.

Meeting Date: June 14, 2021	Meeting Place: 6901 Professional Parkway, Suite 200 Sarasota, Florida 34240	Meeting Time: 9:30 a.m. (Eastern)	Record Date: April 19, 2021

ANNUAL MEETING BUSINESS

Roper’s annual meeting of shareholders will be held June 14, 2021 to:

●	elect as directors the eight nominees named in the accompanying proxy statement;

●	approve, on an advisory basis, the compensation of our named executive officers;

●	ratify the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for 2021;

●	approve the Roper Technologies, Inc. 2021 Incentive Plan; and

●	transact any other business that may be properly brought before the annual meeting.

PROXY MATERIALS

On or about April 29, 2021, we began distributing to each shareholder entitled to vote at the annual meeting either: (i) a Meeting Notice; or (ii) this proxy statement, a proxy card and our 2020 Annual Report to Shareholders and Form 10-K. The Meeting Notice contains instructions to electronically access our proxy statement and our 2020 Annual Report to Shareholders and Form 10-K, how to vote via the internet or by mail and how to receive a paper copy of our proxy materials by mail, if desired.

VOTING AT THE ANNUAL MEETING

Your vote is important. Shareholders who are owners of record of Roper common shares at the close of business on April 19, 2021, the record date, or their legal proxy holders, are entitled to vote at the annual meeting. Whether or not you expect to attend the annual meeting, we urge you to vote as soon as possible by one of these methods:

Via the Internet: www.proxypush.com/ROP	Call Toll-Free: 1-866-829-5176	Mail Signed Proxy Card: Follow the instructions on your proxy card or voting instruction form

If you are a beneficial owner of shares held through a broker, bank or other holder of record, you must follow the voting instructions you receive from the holder of record to vote your shares. Shareholders may also vote at the annual meeting. For more information on how to vote your shares, please refer to Annual Meeting and Voting Information on page 58.

John K. Stipancich

Executive Vice President, General Counsel and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on June 14, 2021

This Notice of the Annual Meeting of Shareholders, our Proxy Statement and our Annual Report to

Shareholders and Form 10-K are available free of charge at www.proxydocs.com/ROP.

EXECUTIVE COMPENSATION	41
2020 Summary Compensation Table	41
2020 Grants of Plan-Based Awards	42
2020 Outstanding Equity Awards at Fiscal Year End	43
2020 Option Exercises and Stock Vested	45
2020 Non-Qualified Deferred Compensation	45
Potential Payments upon Termination or Change in Control	45
Summary of Termination Payments and Benefits	46
CEO Pay Ratio	48
PROPOSAL 2: ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS	49
AUDIT COMMITTEE REPORT	50
INDEPENDENT PUBLIC ACCOUNTANTS FEES	51
PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2021	51
PROPOSAL 4: APPROVAL OF THE ROPER TECHNOLOGIES, INC. 2021 INCENTIVE PLAN	52
ANNUAL MEETING AND VOTING INFORMATION	58
INFORMATION REGARDING THE 2022 ANNUAL MEETING OF SHAREHOLDERS	62
OTHER MATTERS	63
APPENDIX A—RECONCILIATIONS	64
APPENDIX B—ROPER TECHNOLOGIES, INC. 2021 INCENTIVE PLAN	65

PROXY STATEMENT SUMMARY

This summary highlights information about Roper Technologies, Inc. (the “Company”, “we”, “us” or “our”) and the upcoming 2021 Annual Meeting of Shareholders (the “2021 Annual Meeting”). It does not contain all of the information you should consider. We recommend reading the complete proxy statement (the “Proxy Statement”) and our 2020 Annual Report to Shareholders (the “2020 Annual Report”), which includes our Annual Report on Form 10-K, before voting. The Proxy Statement and the enclosed proxy card are being mailed or otherwise made available to shareholders on or about April 29, 2021.

2021 ANNUAL MEETING OF SHAREHOLDERS

Date and Time: Monday, June 14, 2021 9:30 a.m. local time	Record Date: April 19, 2021	Place: Roper Technologies, Inc. 6901 Professional Parkway Suite 200 Sarasota, Florida 34240

VOTING MATTERS AND BOARD RECOMMENDATIONS

Proposals		Board Recommendation	Vote Required

1:	Election of eight directors for a one-year term	FOR EACH NOMINEE	Majority of votes cast

2:	Advisory vote to approve the compensation of our named executive officers	FOR	Majority of shares present in person or represented by proxy

3:	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021	FOR	Majority of shares present in person or represented by proxy

4:	Approval of the Roper Technologies, Inc. 2021 Incentive Plan	FOR	Majority of shares present in person or represented by proxy

Roper Technologies, Inc. 2021 Proxy Statement	i

PROXY STATEMENT SUMMARY (CONTINUED)

2021 DIRECTOR NOMINEES

Shareholders are electing all eight director nominees who will serve for a one-year term expiring at the 2022 Annual Meeting of Shareholders (the “2022 Annual Meeting”).

					COMMITTEES

Name and Primary Occupation	Age	Director Since	Independent	AC	CC	NGC	EC

Shellye L. Archambeau Former Chief Executive Officer, MetricStream, Inc.	58	2018	🌑			🌑

Amy Woods Brinkley Retired Chief Risk Officer, Bank of America Corp.	65	2015	🌑	🌑

John F. Fort III Retired Chief Executive Officer, Tyco International Ltd.	79	1995	🌑	🌑		🌑

L. Neil Hunn President and Chief Executive Officer, Roper Technologies, Inc.	49	2018

Robert D. Johnson Chairman, Spirit AeroSystems Holdings, Inc.	73	2005	🌑		🌑

Laura G. Thatcher Retired Head of Executive Compensation Practice, Alston & Bird LLP	65	2015	🌑		Chair		🌑

Richard F. Wallman Retired Chief Financial Officer and Senior Vice President, Honeywell International Inc.	70	2007	🌑			Chair	🌑

Christopher Wright Executive Chairman, Kestrel Partners and Director, Merifin Capital	63	1991	🌑	Chair			🌑

AC = Audit Committee  CC = Compensation Committee  NGC = Nominating and Governance Committee  EC = Executive Committee

CORPORATE GOVERNANCE

We strive to maintain effective corporate governance practices and policies, including:

Proxy Access: In March 2016, we amended our By-laws to implement proxy access for eligible shareholders. Our proxy access provision permits a shareholder, or a group of up to 20 shareholders, that has owned at least 3% of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials up to the greater of two directors or 20% of the number of our directors then in office, provided that the shareholders and the nominees satisfy the requirements set forth in the By-laws.

Shareholder Outreach: We regularly engage our shareholders for feedback to learn their views on the Company’s strategy and performance as well as any governance matters of concern.

One-Year Terms for Directors: All of our directors serve one-year terms.

Independent Directors: All of our directors except our CEO are independent, as is each member of the Audit, Compensation, Executive, and Nominating and Governance Committees.

Independent Chair of the Board: Our Chair of the Board is independent.

ii	Roper Technologies, Inc. 2021 Proxy Statement

PROXY STATEMENT SUMMARY (CONTINUED)

Majority Voting Standards for Uncontested Director Elections: We require any incumbent director who fails to obtain a majority vote in uncontested elections to tender his or her resignation.

Shareholder Engagement: We highly value feedback from our shareholders. In addition to our traditional Investor Relations engagement efforts, since the beginning of 2020, we have had discussions with numerous shareholders on ESG topics including climate change and diversity and inclusion. These discussions have been extremely helpful in identifying issues of importance to our investors as we develop our ESG program. We also shared feedback received during these discussions with our Nominating and Governance Committee, informing their decision-making.

Anti-Hedging and Anti-Pledging Policy: We have both anti-hedging and anti-pledging policies.

Board Refreshment/Term Limits: Currently, the mandatory retirement age for our Directors is 80. Beginning in 2020, Directors joining our Board will be required to retire upon the earlier of (i) the attainment of age 80, and (ii) the 15-year anniversary of the first annual meeting following the date the director joined the Board.

BOARD SNAPSHOT *

Tenure Age2 Average tenure: 7 years Average age: 62 Independence Women Ethnic Diversity Born Outside of the U.S. 7 independent directors 3 women directors 1 woman committee chairs 1 Woman prospective Board Chair 1 African American director 87.5% 37.5% 12.5%

*	Does not include Mr. Prezzano, who is retiring at the Annual Meeting

Roper Technologies, Inc. 2021 Proxy Statement	iii

PROXY STATEMENT SUMMARY (CONTINUED)

BUSINESS HIGHLIGHTS

We achieved another year of strong results in 2020 despite the challenges of COVID-19:

•	Annual shareholder return of 22.4%, exceeding the return of 18.4% for the S&P 500

•	GAAP revenue increased 3% to $5.53 billion

•	GAAP gross margin increased 20 basis points to 64.1%

•	Adjusted EBITDA increased 3% to $1.98 billion(1)

•	Adjusted operating cash flow increased 14% to $1.72 billion and adjusted free cash flow increased 16% to $1.67 billion(1)

•	We deployed $6 billion toward high quality software acquisitions

•	Our annual dividend increased by 10%, increasing for the 28th consecutive year

(1)

This financial information is presented on an adjusted (non-GAAP) basis. A reconciliation from non-GAAP financial measures to the most comparable GAAP measure and other related information is available in “Appendix A—Reconciliations.”

COMPENSATION HIGHLIGHTS

The creation of shareholder value is the foundation and driver of our executive compensation program. Aspects of our program that closely align the compensation of our executive officers with the long-term interests of our shareholders include the following:

Pay for Performance: Almost all of our executive officer compensation is tied to pre-set, objective performance criteria and long-term shareholder value creation. In 2020, 95% of CEO’s direct compensation was subject to performance risk and tied to long-term results and our stock price. For our other executive officers, on average, 88% of their direct compensation was performance-based.

COVID 19: Despite the adverse impact that the COVID-19 pandemic had on our financial performance and operating results, the Compensation Committee elected not to adjust targets or exercise discretion with result to awards made under the 2020 bonus plan or any outstanding long-term incentive programs to our executive officers. We also reduced the base salary of our CEO by 25%, and those of our other executive officers by 20%, for the period of May through September.

Performance-Based Equity: All restricted stock awards to our executive officers are subject to satisfaction of performance criteria (no awards are solely time-based).

Double Trigger Vesting: “Double trigger” vesting of equity awards if a change in control occurs; no excise tax gross-ups for change-in-control payments.

Dollar Value Equity: As a result of the superior performance of Roper’s stock price, and in light of market practice, we transitioned from a practice of granting a fixed number of equity awards to a dollar value-based approach for non-employee directors in 2019 and all executive officers in 2020.

Significant Reduction in Non-Employee Director Pay for 2020:    In 2020, the average total compensation paid to our non-employee directors (other than the Independent Chair) was reduced by 40% compared to 2019. With respect to our Independent Chair, his total compensation was reduced by 38% as compared to 2019.

Stock Ownership Guidelines: Substantial share ownership and retention guidelines for our executive officers and non-employee directors.

iv	Roper Technologies, Inc. 2021 Proxy Statement

PROXY STATEMENT SUMMARY (CONTINUED)

Clawback Policy: We have a clawback policy to recoup erroneously paid cash and equity compensation.

Dividends Only on Shares Earned: Dividends on executive officers’ restricted shares are paid only if the shares are earned.

Annual Bonus Caps: We have caps on annual bonuses to avoid an excessive short-term focus and potentially adverse risk-taking.

No Repricing: Repricing of stock options absent shareholder approval is prohibited.

Limited Benefits: No defined pension benefit plan, few perquisites, and limited severance agreements.

2020 ESG HIGHLIGHTS

We are committed to conducting business in an ethically and socially responsible manner. In 2020, we took the following steps to enhance our ESG program:

ESG Oversight: In 2020, the charter of the Nominating and Governance Committee was amended to assign the Committee the responsibility to oversee the Company’s ESG initiatives as well as its key human capital management programs.

Corporate Responsibility Statement: In the fall of 2020, we made available on our website a Corporate Responsibility Statement, which highlights the efforts of many of our businesses in the areas of emissions reduction, water management, public health (including assisting with the fight against COVID-19), food sustainability and safety and security.

OneTen Coalition Founding Member: In December 2020, Roper became a founding member of the OneTen Coalition. OneTen is an organization that plans to combine the power of over 30 committed large, public American companies to upskill, hire and promote one million Black Americans over the next 10 years into family-sustaining jobs with opportunities for advancement.

COVID-19 Vaccination Distribution: In November 2020, the U.S. Centers for Disease Control and Prevention selected MHA Long Term Care Services, Inc, an affiliate of Managed Health Care Associates, Inc. (“MHA”), as the COVID-19 vaccinations network administrator on behalf of the MHA independent long-term care pharmacy network. MHA, a Roper company, has over 1,600 pharmacy locations nationwide across their portfolio of members and is providing long-term care pharmacies network administration services to support the delivery and administration of vaccinations for both the residents and staff of the long-term care facilities they serve. MHA is providing these services without cost.

Roper Technologies, Inc. 2021 Proxy Statement	v

PROPOSAL 1: ELECTION OF DIRECTORS

Our Certificate of Incorporation provides that the Board of Directors of the Company (the “Board of Directors” or the “Board”) will consist of a number of members to be fixed, from time to time, by the Board of Directors, but not less than the minimum number required under Delaware law. The Board of Directors is currently comprised of nine directors who are elected on an annual basis.

With the exception of Wilbur J. Prezzano, who will retire at the Annual Meeting, our Board unanimously recommended each incumbent director for reelection at the 2021 Annual Meeting. If reelected, the director nominees will serve until the 2022 Annual Meeting and until their successors have been duly elected and qualified. Certain information about our director nominees is set forth under “Board of Directors.” This information includes the business experience, qualifications, attributes and skills that each individual brings to our Board. Mr. Prezzano, who has served as a director since 1997, is retiring effective at the Annual Meeting consistent with the retirement provisions of our Corporate Governance Guidelines. As a result, our Board size will be reduced from nine to eight members effective at the Annual Meeting.

Although not anticipated, if prior to the meeting a director nominee is unable to serve, the proxy will be voted for a substitute nominee selected by the Board of Directors or the Board may choose to reduce its size.

The Board of Directors recommends a vote “FOR” the election to the Board of Directors of each of the following director nominees:

Name	Age	Director Since	Independent	Primary Occupation

Shellye L. Archambeau	58	2018	Yes	Former Chief Executive Officer, MetricStream, Inc.

Amy Woods Brinkley	65	2015	Yes	Retired Chief Risk Officer, Bank of America Corp.

John F. Fort III	79	1995	Yes	Retired Chief Executive Officer, Tyco International Ltd.

L. Neil Hunn	49	2018	No	President and Chief Executive Officer, Roper Technologies, Inc.

Robert D. Johnson	73	2005	Yes	Chairman, Spirit AeroSystems Holdings, Inc.

Laura G. Thatcher	65	2015	Yes	Retired Head of Executive Compensation Practice, Alston & Bird LLP

Richard F. Wallman	70	2007	Yes	Retired Chief Financial Officer and Senior Vice President, Honeywell International Inc.

Christopher Wright	63	1991	Yes	Executive Chairman, Kestrel Partners and Director, Merifin Capital

Roper Technologies, Inc. 2021 Proxy Statement	1

BOARD OF DIRECTORS

Nominee Information

for terms expiring at the 2022 Annual Meeting

Shellye L. Archambeau Former Chief Executive Officer, MetricStream, Inc.	Director Since 2018 Independent Age 58

Committee:

●  Nominating and  Governance

Current Public Directorships:

●  Okta, Inc.

●  Nordstrom Inc.

●  Verizon Communications, Inc.

Key Qualifications & Expertise:

●  Executive leadership and management experience

●  Software, technology and e-commerce

●  Cybersecurity experience

●  Developing and marketing emerging technology software applications and solutions

●  Innovation, digital media and communications

●  Building and scaling consumer and B2B businesses in the technology industry

●  Entrepreneurial perspective

●  Public company board experience

Ms. Archambeau is the former Chief Executive Officer of MetricStream, Inc., a Silicon-Valley based global provider of governance, risk, compliance and quality management solutions to organizations across diverse industries. She served in this role from the time she joined MetricStream in 2002 until 2018. Prior to joining MetricStream, Ms. Archambeau served as Chief Marketing Officer and Executive Vice President of Sales for Loudcloud, Inc., a provider of Internet infrastructure services; Chief Marketing Officer of NorthPoint Communications, a provider of local data network services; and President of Blockbuster, Inc.’s e-commerce division, where she launched the entertainment retailer’s first online presence. Before she joined Blockbuster, Ms. Archambeau held domestic and international executive positions during a 15-year career at IBM Corporation. Ms. Archambeau has served as director of Okta, Inc., a provider of identity management solutions, since 2018, Nordstrom, Inc., since 2015, and Verizon Communications, Inc., since 2013.

2	Roper Technologies, Inc. 2021 Proxy Statement

BOARD OF DIRECTORS (CONTINUED)

Amy Woods Brinkley Founder, AWB Consulting, LLC	Director Since 2015 Independent Age 65

Committee:

●  Audit

Current Public Directorships:

●  Carter’s, Inc.

●  TD Bank Group

Key Qualifications & Expertise:

●  Executive leadership and management experience

●  Risk management, controls, corporate governance

●  Financial reporting rules and regulations and audit procedures

●  Broad-based knowledge of banking and financial services

●  Marketing and e-commerce

●  Corporate governance

●  Public company board experience

●  Talent and team development

Ms. Brinkley is the founder, owner and manager of AWB Consulting, LLC, an executive advising and risk management consulting firm. Ms. Brinkley served as Chief Risk Officer for Bank of America  from  2002  until her retirement in 2009, after more than 30 years with the company. Prior to 2002, she served as President of the company’s Consumer Products division and was responsible for the credit card, mortgage, consumer finance, telephone, and e-commerce businesses. During her employment at Bank of America Corporation, Ms. Brinkley also held the positions of Executive Vice President and Chief Marketing Officer overseeing the company’s Olympic sponsorship and its national rebranding and name change. Ms. Brinkley has served as director of Carter’s Inc., since 2010, and TD Bank Group, since 2010. Ms. Brinkley also serves as a director of TD Bank Group’s subsidiaries: TD Group US Holdings, LLC, TD Bank US Holding Company, TD Bank, NA, and TD Bank, USA. In addition, she served as a Commissioner for Atrium Health, a non-profit hospital network from 2001 to 2019 and as a Trustee for the Princeton Theological Seminary from 2002 to 2019.

John F. Fort III Retired Chief Executive Officer, Tyco International Ltd.	Director Since 1995 Independent Age 79

Committees:

●  Nominating and  Governance

●  Audit

Key Qualifications & Expertise:

●  Executive leadership and management experience

●  Finance and accounting expertise

●  Mergers and acquisitions

●  Diversified industrial company leadership

●  Global business, industry and operations experience

●  Business strategy expertise

●  Risk management

●  In-depth knowledge of Company and its history provides valuable perspective

Mr. Fort served as Chairman and Chief Executive Officer of Tyco International Ltd., a provider of diversified industrial products and services, from 1982 until his retirement from the company in 1993.
He served as Interim CEO of Tyco from June to September 2002 and as an advisor to Tyco’s Board of Directors from March 2003 to March 2004. Mr. Fort has been self-employed since 1993.

Roper Technologies, Inc. 2021 Proxy Statement	3

BOARD OF DIRECTORS (CONTINUED)

L. Neil Hunn President and Chief Executive Officer, Roper Technologies, Inc.	Director Since 2018 Age 49

Key Qualifications & Expertise:

●  Executive leadership and management experience

●  Deep understanding of organization

●  Software and technology expertise

●  Strategic focus and planning

●  Global industry and operational experience

●  Mergers and acquisitions, capital markets

●  Healthcare experience

●  Provides key leadership and guidance for the Company’s growth

●  Management development and understanding of business challenges and opportunities

Prior to being named President and Chief Executive Officer in August 2018, Mr. Hunn served as Executive Vice President and Chief Operating Officer from 2017 to 2018. Mr. Hunn also served as Group Vice President of Roper’s medical segment from 2011 to 2018 and helped drive significant growth in the Company’s medical technology and application software businesses. In addition to his operating responsibilities at Roper, Mr. Hunn led the execution of the majority of the company’s capital deployment since joining Roper. Prior to joining Roper, Mr. Hunn served 10 years as Executive Vice President and Chief Financial Officer at MedAssets, an Atlanta-based SaaS company, and as President of its revenue cycle technology businesses. He successfully led MedAssets’ initial public offering and the execution of several M&A transactions. Mr. Hunn also held roles at CMGI, an incubator of Internet businesses, and Parthenon Group, a strategy consulting firm.

Robert D. Johnson Chairman, Spirit AeroSystems Holdings, Inc.	Director Since 2005 Independent Age 73

Committee:

●  Compensation

Current Public Directorships:

●  Spirit AeroSystems Holdings, Inc.

●  Spirit Airlines, Inc.

Key Qualifications & Expertise:

●  Executive leadership and management experience

●  Manufacturing, supply chain, engineering and production

●  Mergers and acquisitions

●  Global business, industry, and operations experience

●  Extensive business acumen

●  Public company board experience, including governance and executive compensation expertise

●  Talent and team development

Mr. Johnson was Chief Executive Officer of Dubai Aerospace Enterprise Ltd., a global aerospace engineering and services company, from August 2006 to December 2008. Mr. Johnson also served as

Chairman of Honeywell Aerospace, a leading global supplier of aircraft engines, equipment, systems and services, from January 2005 to January 2006, and as its President and Chief Executive Officer from 1999 to 2005. Mr. Johnson similarly served as President and Chief Executive Officer for Honeywell Aerospace’s predecessor, AlliedSignal, an aerospace, automotive and engineering company. He also held management positions with AAR Corporation, a provider of aviation and expeditionary services to the global commercial, government and defense aviation industries, and GE Aviation, an aircraft engine supplier. Mr. Johnson has served as Chairman of the Board for Spirit AeroSystems Holdings, Inc., a global leader in aerostructures design and manufacturing, since 2006 and as a director of Spirit Airlines, Inc., since 2010.

4	Roper Technologies, Inc. 2021 Proxy Statement

BOARD OF DIRECTORS (CONTINUED)

Laura G. Thatcher Retired Head of Executive Compensation Practice, Alston & Bird LLP	Director Since 2015 Independent Age 65

Committees:

●  Compensation (Chair)

●  Executive

Key Qualifications & Expertise:

●  Executive compensation expertise

●  Organizational development

●  Senior leadership and management experience

●  Corporate governance

●  Mergers and acquisitions

●  Talent and team development

Ms. Thatcher retired in December 2013 after 33 years of legal practice at Alston & Bird LLP, where she developed and led the firm’s executive compensation practice for 18 years and served as special executive compensation counsel to many U.S. and international publicly traded companies. Ms. Thatcher co-authored the Compensation Committee Handbook, 3rd edition (John Wiley & Sons, 2008), which serves as a guidebook for executive compensation strategies and practices, addressing a full range of functional issues facing compensation committees of public companies, including organizing, planning, compliance and sound corporate governance.

Ms. Thatcher served on the Board of Directors of Batson-Cook Company, a regional commercial construction and development company, from 1994 to 2007. She also served on the Board of Directors of The Atlanta Legal Aid Society, Inc., from 2008 to 2014, and was a Past Chair of the Advisory Board of the Certified Equity Professional Institute (CEPI) of Santa Clara University and was on the Board of Review for a special project sponsored by CEPI that provided universally accepted industry guidance regarding areas of risk and appropriate controls in equity compensation.

Roper Technologies, Inc. 2021 Proxy Statement	5

BOARD OF DIRECTORS (CONTINUED)

Richard F. Wallman Retired Chief Financial Officer and Senior Vice President, Honeywell International Inc.	Director Since 2007 Independent Age 70

Committees:

●  Nominating and Governance (Chair)

●  Executive

Current Public Directorships:

●  SmileDirectClub, Inc.

●  Extended Stay America, Inc. (Mr. Wallman will be stepping down from his directorship upon Blackstone/Starwood’s acquisition)

●  Charles River Laboratories International, Inc.

Key Qualifications & Expertise:

●  Executive leadership and management experience

●  Finance and accounting expertise

●  Multi-industry perspective

●  Global business, industry, manufacturing and operations experience

●  Mergers and acquisitions

●  Risk management and controls

●  Management development and understanding of global challenges and opportunities

●  Public company board experience

Mr. Wallman served as the Chief Financial Officer and Senior Vice President of Honeywell International Inc., a diversified industrial technology and manufacturing company, and its predecessor AlliedSignal, Inc., from

1995 until his retirement in 2003. Mr. Wallman has also served in senior financial positions with IBM Corporation and Chrysler Corporation.

Mr. Wallman has served as a director of SmileDirectClub, Inc., since 2019, Extended Stay America, Inc., since 2013, and Charles River Laboratories International, Inc., a provider of laboratory services for the pharmaceutical, medical device and biotechnology industries, since 2011. In the last five years, Mr. Wallman served as a director of Wright Medical Group N.V., a global medical device company, Boart Longyear Ltd., a global mineral exploration company, Convergys Corporation, a provider of customer management and information management products, and ESH Hospitality, Inc., a lodging real estate investment trust.

6	Roper Technologies, Inc. 2021 Proxy Statement

BOARD OF DIRECTORS (CONTINUED)

Christopher Wright Executive Chairman, Kestrel Partners and Director, Merifin Capital	Director Since 1991 Independent Age 63

Committees:

●  Audit (Chair)

●  Executive

Current Public Directorships:

●  G.P. Investments Limited (Luxembourg)

●  Spice Private Equity A.G. (Zurich)

Key Qualifications & Expertise:

●  Executive and management experience

●  Global public and private company board experience

●  Finance and accounting expertise

●  Mergers and acquisitions

●  In-depth knowledge of Company

●  Broad experience in technology, software and healthcare sectors

●  Understanding of global challenges, risk and opportunities

Mr. Wright is a director of Merfin Capital Group, a European investment firm. He is also the Chairman of EMAlternatives LLC, a Washington, DC based private equity asset management firm, Chairman of Yimei Capital, a Shanghai based investment firm, and Executive Chairman of Kestrel Partners, a UK based investment management company. Until mid-2003 he served as Chief Executive Officer for Dresdner Kleinwort Capital and was a Group Board Member of Dresdner Kleinwort overseeing the bank’s alternative assets globally. He has acted as Chairman of various investment funds prior to and following the latter’s integration with Allianz S.E., and as Global Head of Private Equity at Standard Bank Limited from 2006 to 2007. Mr. Wright has served as director of G.P. Investments Limited (Luxembourg), since 2017, and of Spice Private Equity A.G. (Zurich), since 2016. He previously served as Chairman of Maxcess International Inc. until 2017, a privately-owned industrial technology company, and was a director of Yatra Ltd. (Euronext) from 2010 to 2018. Mr. Wright is a member of the Endowment Investment Committee of Corpus Christi College, Oxford; and a director of the Sutton Trust, an educational charity.

Roper Technologies, Inc. 2021 Proxy Statement	7

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board is committed to maintaining high standards of ethical business conduct and sound corporate governance practices and policies. Our Corporate Governance Guidelines reflect our Board of Directors’ commitment to monitoring the effectiveness of the Board and its committees in exercising their responsibilities.

Business Code of Ethics and Standard of Conduct

Our Business Code of Ethics and Standards of Conduct (the “Code of Ethics”) addresses the professional, honest and candid conduct of our directors, officers and employees. The Code of Ethics also addresses conflicts of interest, disclosure processes, compliance with laws, rules and regulations (including insider trading laws), corporate opportunities, confidentiality, fair dealing, and protection and proper use of Company assets. The Code of Ethics encourages the reporting of any illegal or unethical behavior. Any amendments to, or waivers of, the Code of Ethics will be disclosed on our website promptly following the date of such amendment or waiver as required by law.

Director Independence

Our Corporate Governance Guidelines require that a majority of our directors qualify as “independent,” as defined by the listing standards of the New York Stock Exchange (the “NYSE”). As required by these director independence standards, our Board reviewed and analyzed the independence of each director earlier this year to determine whether any particular relationship or transaction involving any director, or any of that director’s affiliates or immediate family members, was inconsistent with a determination that the director is independent for purposes of serving on our Board of Directors and its committees. During this review, our Board examined transactions and relationships between directors or their affiliates and immediate family members and Roper and/or Roper’s management. As a result of this review our Board affirmatively determined that all directors are independent, except for Mr. Hunn, and that each member of the Audit, Compensation, and Nominating and Governance Committees is independent under applicable NYSE and Securities and Exchange Commission (“SEC”) rules for purposes of serving on such committees.

Nominating Process

The Nominating and Governance Committee, acting under its charter, determines the desired skills, abilities, judgment, diversity (including gender and ethnicity as well as background and experience) and other criteria deemed appropriate for service as a director and is responsible for recommending new director candidates and renomination of incumbent directors based on those criteria, which includes but are not limited to:

•	high personal and professional ethics;

•	integrity and values;

•	knowledge of our business environment;

•	sound judgment and analytical ability;

•	skills and experience in the context of the needs of our Board;

•	breadth of business experience; and

•	whether the candidate meets the applicable independence requirements under the NYSE and SEC rules.

Our Board’s process for identifying and evaluating potential director nominees includes soliciting recommendations from our directors and engaging a third party to assist in identifying potential director nominees when a Board position becomes available. Our Board has no formal policy with respect to diversity, but considers ethnic and gender diversity when creating the pool of candidates from which it considers possible new director candidates.

Neither the Board of Directors nor the Nominating and Governance Committee has a specific policy regarding consideration of shareholder director nominees. Shareholder nominees submitted pursuant to the requirements set forth in the By-laws will be considered under the same criteria that are applied to other candidates. A shareholder of record who nominates a director candidate must provide a notice along with the additional information and materials required by our By-laws. See “Information Regarding the 2022 Annual Meeting of Shareholders” for additional information regarding nominating director candidates.

8	Roper Technologies, Inc. 2021 Proxy Statement

CORPORATE GOVERNANCE (CONTINUED)

Proxy Access

Our By-laws enable a shareholder, or a group of up to 20 shareholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years to nominate and include in our proxy materials up to the greater of two directors or 20% of the number of our directors then in office, provided that the shareholders and the nominees satisfy the requirements set forth in the By-laws.

Review and Approval of Related Person Transactions

The Audit Committee is responsible for reviewing and approving, as appropriate, all transactions with related persons. Although we have not adopted written procedures for reviewing related person transactions, we will review any relationship or transaction in which the Company and our directors, executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. There were no related person transactions during 2020.

Shareholder Communications

Shareholders or other interested parties may send written communications to our Board of Directors or non-management Board members in care of the Secretary to the address set forth below. This process is also set forth on our website at www.ropertech.com. All communications will be kept confidential and promptly forwarded to the appropriate director. Items unrelated to a director’s duties and responsibilities as a Board member may be excluded by the Corporate Secretary, including, without limitation; solicitations and advertisements; junk mail; product-related communications; job referral materials such as resumes; surveys; and material that is determined to be illegal or otherwise inappropriate. The director to whom such information is addressed is informed that the information has been removed, and that it will be made available to such director upon request.

Our Corporate Governance Guidelines, Code of Ethics, Director Independence Standards, and By-laws are available on our website at www.ropertech.com/governance-documents. Requests for copies of these documents or of the full text of the By-law provision regarding director candidate nominations and communications to our Board of Directors or non-management Board members should be addressed to:

Roper Technologies, Inc.

6901 Professional Parkway

Suite 200

Sarasota, Florida 34240

Attention: Corporate Secretary

Roper Technologies, Inc. 2021 Proxy Statement	9

CORPORATE RESPONSIBILITY

Roper and its subsidiaries are committed to working together to conduct business in an ethical and socially responsible manner in accordance with exemplary standards of business integrity and corporate social responsibility. We recognize the importance of environmental, social, and economic sustainability, and Roper is dedicated to ethical business and governance practices in all areas of our operations. Our companies conscientiously conduct business with the utmost regard for the health and safety of our employees and the communities in which we operate and serve. From our philanthropy and volunteering, to our sustainability initiatives and corporate governance, we strive to work together in ways that are open, inclusive and allow our employees to share and collaborate to support the communities we serve.

For example, In December 2020, Roper became a founding member of the OneTen Coalition. OneTen is an organization that plans to combine the power of education partners with over 30 large, public committed American companies to upskill, hire and promote one million Black Americans over the next 10 years into family-sustaining jobs with opportunities for advancement.

Through our subsidiaries, we develop and promote software, products and services which have positive impacts on the environment and public health. We take appropriate measures to ensure our manufacturing, transportation, and waste disposal activities are consistent with the protection and preservation of our environment. Environmental stewardship applies to many areas of our business operations from recycling inbound material to the engineering of our solutions and elimination of waste in delivering these solutions to our customers. Additionally, many of the solutions our businesses offer allow customers across a number of industries to improve operational and project efficiency, which translates into a variety of benefits for our customers and the communities in which they operate, as well as the environment. As described below, these benefits range from reduced emissions from vehicles, improved water quality and conservation to lower health care costs and improved patient experiences.

Transportation Efficiency Solutions

•

Our TransCore business develops innovative transportation and tolling systems to improve transportation and traffic flow efficiencies by reducing congestion, travel time, fuel consumption, vehicle idle time and greenhouse gas emissions.

•

Our DAT business operates the largest truckload freight marketplace in North America. DAT provides benchmarking, forecasting, and capacity planning that are critical to operational efficiency. Transportation brokers, carriers, shippers, news organizations, and industry analysts rely on DAT for market trends and data insights. DAT’s services allow transportation brokers and carriers to maximize the efficiency of their shipping needs by matching vehicle availability and load capacity with nearby loads, resulting in a reduction in empty or suboptimal truckload miles.

Water Conservation Solutions

•

Our Cornell Pump business manufactures centrifugal pumps with a Cycloseal® sealing system that removes damaging material from the seal area without the need for flush water, while purging air and gas pockets and extending seal life. Without the need for flush water, operators avoid costly and wasteful water flushes, with larger wastewater treatment facilities conserving several million gallons of water a year.

•

Our Neptune Technology Group serves more than 4,000 water utilities across North America by supplying software and hardware tools that promote the efficient use of water as well as protect water quality for communities. As part of its mission to promote the need for sound stewardship and accessibility to clean water across the globe, Neptune is a supporter of Aqua Aid, an assistance program designed to provide customers in need with uninterrupted water service, and Water For People, which partners with local organizations, governments, businesses, and citizens, to help establish creative, customized, and sustainable solutions that provide clean drinking water, sanitation and hygiene education to underserved locations.

•

Our Technolog Group designs and manufactures battery powered data loggers and electronic pressure controllers for water distribution networks, which enables customers such as municipal water systems to optimize water use efficiency and significantly reduce leakage. Technolog’s solutions enable municipal water systems and other customers across the globe to save millions of gallons of water each year.

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CORPORATE RESPONSIBILITY (CONTINUED)

Health Care Solutions

•

Our Verathon business delivers innovative medical solutions that empower healthcare providers to improve and extend patients’ lives, including the GlideScope® video laryngoscope which enables healthcare providers to deliver rapid intubation and significantly reduce patient intubation time. Also, Verathon pioneered the field of ultrasound bladder volume measurement, and its BladderScan® solution reduces the risk of infections, saves healthcare provider time and reduces costs.

•

Our CIVCO Medical Solutions business helps facilities achieve and maintain infection control compliance. Our ultrasound probe covers, probe pre-cleaning and transport accessories, high-level disinfection systems and storage solutions are designed to protect patients by helping to prevent the transmission of infection. The business also partners with and supports community-based organizations that complement and impact its mission.

•

Our Northern Digital Inc. business delivers key measurement technology that enables accurate surgical navigation. As integrated by the world’s leading medical companies, the Polaris Vega® optical measurement system provides precise tracking and navigation of surgical instruments within a large measurement volume, and the Aurora® and 3D Guidance® electromagnetic tracking solutions provide accurate tracking and navigation of incredibly small medical instruments through complex and hard-to-reach anatomy. Our innovative solutions aim to unlock new medical procedures and possibilities to improve the patient experience and enhance patient safety.

•

Our Strata Decision Technology business provides a cloud-based planning, analytics and performance platform that is used by healthcare providers for financial planning, decision support and continuous improvement. Strata is tackling one of the biggest socio-economic problems of our time – helping hospitals and healthcare systems bend the health care cost curve. And while doing so, Strata has also been named one of the top workplaces in the Chicago area by The Chicago Tribune for the past two years.

Laboratory Solutions

•	Our CliniSys, Data Innovations and Sunquest businesses provide laboratory and public health information management solutions to improve the timeliness and quality of patient care and maximize operational efficiencies of diagnostic testing laboratories, and have provided crucial assistance to healthcare organizations and certain governments managing information generated from COVID-19 testing in certain parts of the world.

Construction Efficiency Solutions

•	Our ConstructConnect business facilitates the competitive bidding on publicly funded construction projects, allowing projects to be built on time by qualified tradespeople at lower costs.

Food Management Solutions

•

Our iTradeNetwork business is a leading global provider of Saas-based supply chain management solutions for the food and beverage industry. The business improves efficiency, visibility, and traceability across the perishables food supply chain to reduce waste and build resilience.

•

Our CBORD business is a leading provider for nutrition, food production, privilege control, and commerce services in education, healthcare and related markets. CBORD’s solutions protect patient safety, reduce waste, and raise satisfaction scores. CBORD has also partnered with Swipe Out Hunger to address college student hunger with an impactful meal donation model.

COVID-19 Contributions

The COVID-19 pandemic continues to pose unprecedented public health, business and financial challenges and uncertainties across the globe. Roper has responded by meeting a number of challenges posed by the pandemic and continues to do so. Some of our contributions are described below:

•

Our MHA business was selected by the U.S. Centers for Disease Control and Prevention as the COVID-19 vaccinations network administrator on behalf of the MHA independent long-term care pharmacy network. MHA has over 1,600 pharmacy locations nationwide across their portfolio of members and is providing long-term care pharmacies with network administration services to support the delivery and administration of vaccinations for both the residents and staff of the long-term care facilities they serve. MHA is providing these services without cost.

Roper Technologies, Inc. 2021 Proxy Statement	11

CORPORATE RESPONSIBILITY (CONTINUED)

•	Our CliniSys business collaborated with technology partners to rapidly establish national testing networks in Belgium and France.

•	Our DAT business provides information and thought leadership analyzing the impact of the pandemic on the freight market.

•	Our IPA business provides equipment to safely, securely and efficiently manage scrubs and other personal protective equipment (PPE).

•	Our iTradeNetwork business created a forum to establish new trading partnerships to help match excess food supplies with demand.

•	Our Strata business provides the data science tool (StrataSphereTM) used to analyze hospital cost of care for COVID-19 patients.
•	Our Sunquest business provides disease surveillance and outbreak management SaaS solutions pre-configured for COVID-19.

•

Our Verathon business provides video assisted intubation to reduce the risk and exposure to healthcare providers from infection and has become the industry standard for effective and safe intubations in patients.

For more information on Roper’s approach to corporate responsibility and our programs, see our Corporate Responsibility Statement available on our website. The information contained on, or available through, our website is not incorporated by reference in this Proxy Statement.

12	Roper Technologies, Inc. 2021 Proxy Statement

BOARD COMMITTEES AND MEETINGS

Our Board of Directors held nine meetings in 2020. With the exception of one director who was unable to attend one special meeting, each director participated in all of our Board meetings in 2020. In addition, each director participated in every one of our committee meetings held while such director was a committee member. The Board also held a number of informal meetings during the year to enable the directors to closely monitor the impact of the COVID-19 pandemic on the Company’s operations and employees.

Our Board has not implemented a formal policy regarding director attendance at the Annual Meeting of Shareholders, but encourages all directors to attend. All of our directors attended the 2020 Annual Meeting of Shareholders either in person or telephonically.

Board Leadership Structure

Serving as a director of the Company since 1997, Mr. Prezzano was elected as the Board Chair in 2018, following the death of our prior CEO and Executive Chair. Mr. Prezzano’s in-depth, long-term knowledge of our Company allows him to effectively identify strategic priorities, lead Board discussions, and oversee the execution of our Company’s strategy and business plans. The non-management Directors meet in executive session as frequently as they wish, but at least quarterly. The Independent Chair of the Board presides over these executive sessions. In March 2021, we announced that Ms. Amy Brinkley will be assuming the role of Board Chair in June 2021 in connection with the retirement of Mr. Prezzano pursuant to the mandatory retirement provisions of our Corporate Governance Guidelines.

Effective Board Processes

As a result of our Board structure and processes, our directors are actively involved in overseeing the strategy, business and affairs of our Company, including its transformation to a diversified technology company. Our Board meetings typically extend over several days, with directors monitoring the existing portfolio of businesses and analyzing and carefully examining with management the different ways Roper can invest for future growth, both internally and through acquisitions. Between scheduled Board meetings, our directors continue their discussions with management and each other, enabling our Company to draw from their knowledge and expertise. Our directors are involved in our corporate strategy and must keep abreast of the issues encountered by our diverse global business operations.

The Board, including its Nominating and Governance Committee, has an effective Board recruitment and evaluation process that contributes to bringing together a group of directors who complement each other and collectively provide oversight of management in ways that include challenging and discussing different perspectives.

Executive Succession Planning

Our Board recognizes the importance of effective leadership to our Company’s success and is actively engaged and involved, on an annual basis, in succession planning on both a long and short-term basis. Our Company’s operating unit executives, who have responsibility for their respective businesses, but no “enterprise-wide” responsibilities, provide a broad and deep talent resource that is key to our executive succession planning.

Risk Oversight

Our Board has overall responsibility for the oversight of risk management at our Company, which it generally carries out through Board committees. However, several categories of risk management, such as information technology security, are overseen by our full Board. Our General Counsel informs each committee and the Board of relevant legal and compliance issues, and each committee also has access to our Company’s outside counsel or any other outside advisor when they deem it advisable. Each of these committees along with our management team, which is responsible for the implementation of the process to identify, manage and monitor risks, keeps the entire Board regularly apprised of the different risks associated with our Company.

•

The Audit Committee oversees financial risk, including such factors as liquidity, credit, currency exchange and market conditions, through review and discussion with management, and monitors our Company’s risk management practices. It meets regularly with our independent auditors together with our Vice President and Chief Compliance Officer, and our Director of Internal Audit, both of whom report directly to the Audit Committee. In addition to financial risk, the Audit Committee also reviews and discusses other risks that relate to our business activities and operations.

•

The Compensation Committee, in overseeing risk associated with compensation programs and practices, has directly retained its own independent compensation consultant and meets periodically with management to discuss current issues.

Roper Technologies, Inc. 2021 Proxy Statement	13

BOARD COMMITTEES AND MEETINGS (CONTINUED)

•	The Nominating and Governance Committee monitors the compliance of our corporate governance practices and policies with applicable requirements and evolving developments.

Our Board of Directors has not delegated responsibility for cybersecurity matters to a committee. Rather, the Board believes that due to the importance and continually evolving nature of cybersecurity threats, all members of the Board should participate in the oversight of the topic. As a result, the Board is briefed on cybersecurity matters at least twice a year by our Director of Cybersecurity. Roper’s Chief

Compliance Officer also periodically briefs the Audit Committee on cybersecurity matters and related risks. In order to mitigate the risk associated with cyber threats, Roper maintains cybersecurity insurance coverage. In addition, Roper conducts online cybersecurity training for its employees on an annual basis, and has a continuing “phishing” training program to enhance the awareness of cyberthreats among our employees. Finally, all of our businesses apply the Cybersecurity Framework of the National Institute of Standards and Technology to help assess and manage their respective cybersecurity risks.

Board Committees

Our Board has four standing committees: Audit, Compensation, Nominating and Governance, and Executive. All four committees operate under written charters, copies of which can be obtained upon request from the Corporate Secretary or viewed on

Roper’s website (www.ropertech.com/governance-documents). Each committee reviews its charter annually and reports its activities to the full Board on a regular basis.

The current committee memberships are set forth below.

Director	Audit	Compensation	Nominating and Governance	Executive
Shellye L. Archambeau			🌑
Amy Woods Brinkley	🌑
John F. Fort III	🌑		🌑
Robert D. Johnson		🌑
Wilbur J. Prezzano		🌑	🌑	Chair
Laura G. Thatcher		Chair		🌑
Richard F. Wallman			Chair	🌑
Christopher Wright	Chair			🌑

Audit Committee: 9 Meetings Held in 2020

The Audit Committee assists our Board in its oversight of the quality and integrity of our financial statements, our structure for compliance with legal and regulatory requirements, and the performance of our internal audit functions. The Board has determined that based upon their extensive background and expertise, Messrs. Fort and Wright and Ms. Brinkley meet the criteria of an “audit committee financial expert” under SEC rules. The Board determined that Ms. Brinkley meets the criteria based upon her extensive career in banking spanning over thirty years, including her service on the disclosure committee and her participation in the financial statement diligence review process while at Bank of America, in addition to her current and prior service on the audit committees (or finance committee where audit functions are handled by such committee) of four other entities that issue publicly-traded securities. The Board has determined that all Audit Committee members meet the heightened independence standards under NYSE and

14	Roper Technologies, Inc. 2021 Proxy Statement

BOARD COMMITTEES AND MEETINGS (CONTINUED)

SEC rules applicable to audit committees and satisfy the NYSE standard of financial literacy, having accounting and related financial management expertise.

Pursuant to its charter, the Audit Committee has the authority and responsibility to:

•

appoint, compensate, retain and oversee the independent registered public accounting firm engaged by us; approve all audit engagement fees and terms, as well as pre-approve all non-audit engagements; and ensure that the independent auditors remain independent and objective;

•	review the appointment and replacement of the head of our internal audit department, who provides the Audit Committee with significant reports to management and management’s responses thereto;

•	consider any reports or communications submitted by the independent auditors relating to our financial statements, policies, processes or determinations;

•

meet with management, the independent auditors and others to discuss matters relating to the scope and results of any audit, the financial statements, and changes to any auditing or accounting principles, policies, controls procedures or practices;

•

review any major issues regarding accounting principles and financial statement presentations, including significant changes in the selection or application of accounting principles, and major issues as to the adequacy of our internal controls, analyses regarding significant financial reporting issues and judgments made in connection with the preparation of the financial statements, and the effects of regulatory and accounting initiatives;

•	review significant risks and exposures and the steps taken to monitor and minimize such risks;

•

establish procedures for the receipt, investigation and resolution of complaints received by Roper regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	prepare reports and disclosures required to be included in this Proxy Statement, including the “Audit Committee Report” below.

Compensation Committee: 7 Meetings Held in 2020

The Compensation Committee administers our executive incentive compensation programs and determines, either as a committee or together with the other independent members of the Board (as directed by the Board), annual salary levels and incentive compensation awards for our executive officers. The Board has determined that all Compensation Committee members meet the heightened independence standards under NYSE and SEC rules applicable to compensation committees. The Compensation Committee also, at the direction of the Board, periodically reviews and determines the form and amounts of director compensation and reviews and makes recommendations to the Board with respect to director compensation. The Compensation Committee may delegate its duties and responsibilities to a subcommittee of the Compensation Committee and has the authority to retain its own compensation consultants. Additional information regarding the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation is set forth below in this Proxy Statement under “Compensation Discussion and Analysis.”

Pursuant to its charter, the Compensation Committee has the authority and responsibility to:

•

annually review and approve corporate goals and objectives relevant to our CEO’s compensation and based on that evaluation, determine and approve our CEO’s compensation, including salary, bonus, incentive and equity compensation;

•	annually review performance and approve compensation, including salary, bonus, incentive and equity compensation for our executive officers;

•	grant awards and otherwise make determinations under our equity, incentive, retirement, and deferred compensation plans, to the extent provided in such plans;

•	determine performance goals and certify whether performance goals have been satisfied for incentive plans containing performance criteria;

•	periodically review and make recommendations to the Board concerning our equity, incentive, retirement, and deferred compensation plans;

•	review risks associated with compensation and assess those reasonably likely to have a material adverse effect on the Company;

Roper Technologies, Inc. 2021 Proxy Statement	15

BOARD COMMITTEES AND MEETINGS (CONTINUED)

•	periodically review and determine the form and amounts of director compensation; and

•	review and discuss with management the Compensation Discussion and Analysis disclosure regarding named executive officer compensation included in our annual Proxy Statement.

Nominating and Governance Committee:

5 Meetings Held in 2020

The Nominating and Governance Committee assists our Board in identifying individuals qualified to become directors, determining the size and composition of our Board and its committees, developing and implementing corporate governance guidelines, evaluating the qualifications and independence of directors on a periodic basis and evaluating the overall effectiveness of our Board and its committees.

Pursuant to its charter, the Nominating and Governance Committee has the authority and responsibility to:

•

evaluate a candidate’s qualification based on a variety of factors, including such candidate’s integrity, reputation, judgment, knowledge, and diversity (including gender and ethnicity as well as background and experience) as well as our Board’s needs;

•	recommend qualified individuals for Board membership, including individuals suggested by directors and/or shareholders;

•	periodically review the size and responsibilities of our Board and its committees and recommend changes to our Board;

•	annually review and recommend committee slates and additional committee members to our Board as needed;

•	periodically review the Company’s ESG strategy, initiatives and policies and receive updates on significant ESG activities;

•	review the Company’s programs for the development and management of human capital, including programs for the promotion of diversity and inclusion;

•	develop and recommend to our Board a set of corporate governance guidelines and periodically review such guidelines and propose changes to our Board; and

•	develop and recommend to our Board an annual self-evaluation process for our Board and its committees, and administer and oversee the evaluation process.

Executive Committee: No Meetings Held in 2020

The Executive Committee has the authority to exercise all powers of the Board between regularly scheduled Board meetings.

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DIRECTOR COMPENSATION

Compensation for our non-employee directors is governed by our Director Compensation Plan, which is a sub-plan of our 2016 Incentive Plan. The Director Compensation Plan recognizes the Board’s instrumental contribution to Roper’s long-term success and creation of superior shareholder value. Over the past 15 years, our shareholders have earned a cumulative 1091.6% return – about three and a half times that of the S&P 500’s 311.0% return. Compensation paid to our Directors reflects the significant time commitment and effort associated with serving on our Board, including participation in a minimum of 15 days of Board meetings each year, in addition to numerous Committee meetings throughout the year. Our rapid growth, business transformation into software, and various market developments has made it increasingly challenging to find and assimilate the caliber of independent director capable of adding value to our high-growth, asset-light, diversified enterprise. Despite these challenges, in the past six years, we have added three new independent directors to the Board bringing needed key skills, strengths and capabilities to the Board while significantly increasing its level of gender diversity. Going forward, the Board will continue to insist on the high standards of qualifications that are in place.

Consistent with Roper’s long-standing “pay-for-performance” philosophy, the Director Compensation Plan ties director compensation directly to the Company’s stock performance, closely aligning the financial interests of our directors with those of our shareholders. Directors receive limited cash retainers and no perquisites (such as deferred compensation benefits), and instead receive a higher percentage of their compensation in shares of Company stock.

In April 2020, the Director Compensation Plan was amended to more closely align with market practice. The director plan was modified as follows: (i) reduction of the value of annual equity compensation from $665,000 to $385,000 (a reduction of 42%); and (ii) reduction of the supplemental annual cash retainer for the Independent Chair from $175,000 to $125,000 (a reduction of 29%). There were no changes to the annual cash retainer of $60,000 or the $5,000 committee chair retainers. The amendment to the Director Compensation Plan was approved by shareholders at the 2020 Annual Meeting of Shareholders. The amended Director Compensation Plan is summarized in the table below.

2020 Annual Equity Award

Economic value of $385,000 (based on the closing price of the Company’s stock on date of grant) • Award vests 50% on the six-month anniversary of the grant date and 50% on the day prior to the next Annual Meeting of Shareholders	$385,000

2020 Annual Cash Retainer

Cash Retainer	$60,000

2020 Supplemental Annual Cash Retainers

Independent Chair	$125,000

Chair of Audit Committee	$5,000

Chair of Compensation Committee	$5,000

Chair of Nominating and Governance Committee	$5,000

We also reimburse our directors for reasonable travel expenses incurred in connection with attendance at Board, Committee and shareholder meetings and other Company business. In addition, the cash retainer and the number of restricted stock units granted are prorated for any new director appointed during the year based on the number of full months such director serves as a non-employee director during the year.

Roper Technologies, Inc. 2021 Proxy Statement	17

DIRECTOR COMPENSATION (CONTINUED)

Mr. Hunn is an employee of our Company and did not receive any compensation for his service as a director. His compensation is set forth in the “Executive Compensation” section below.

2020 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)

Shellye L. Archambeau	60,000	385,000	445,000

Amy Woods Brinkley	60,000	385,000	445,000

John F. Fort III	60,000	385,000	445,000

Robert D. Johnson	60,000	385,000	445,000

Robert E. Knowling, Jr.(3)	60,833	385,000	445,833

Wilbur J. Prezzano	185,000	385,000	570,000

Laura G. Thatcher	64,167	385,000	449,167

Richard F. Wallman	65,000	385,000	450,000

Christopher Wright	65,000	385,000	450,000
(1)

The dollar values shown represent the grant date fair values for RSUs granted to these directors during 2020, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”).

(2)	As of December 31, 2020, each non-employee director had 940 unvested RSUs outstanding, representing 50% of the 2020 award, which vest on the day prior to the Annual Meeting.

(3)	Mr. Knowling retired from the Board of Directors in January 2021.

Our share ownership and retention guidelines for non-employee directors require each director to own shares of our common stock with a value of at least 10 times the annual cash base retainer, or $600,000 in value, within five years of becoming a director. Until the ownership requirements are met, non-employee directors are required to retain 60% of any shares they receive (on a net after tax basis) under our Director Compensation Plan. All of our directors are in compliance with these guidelines.

18	Roper Technologies, Inc. 2021 Proxy Statement

BENEFICIAL OWNERSHIP

Beneficial ownership is determined in accordance with SEC rules. Under the rules, the number of shares beneficially owned by a person and the percentage of ownership held by that person includes shares of common stock that could be acquired upon exercise of an option within sixty days, although such shares are not deemed exercised and outstanding for computing the percentage of ownership held by any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

The following table shows the beneficial ownership of Roper common stock as of March 31, 2021 by (i) each of our director nominees, (ii) each named executive officer in the “2020 Summary Compensation Table,” (iii) all of our current directors and executive officers as a group, and (iv) all persons who we know are the beneficial owners of five percent or more of Roper common stock. Except as noted below, the address of each person in the table is c/o Roper Technologies, Inc., 6901 Professional Parkway, Suite 200, Sarasota, Florida 34240.

Name of Beneficial Owner	Beneficial Ownership of Common Stock(1)(2)		Percent of Class

T. Rowe Price Associates, Inc. 100 E. Pratt Street, Baltimore, MD 21202	12,785,311	(3)	12.1%

The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	8,646,830	(4)	8.3%

BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	7,323,918	(5)	7.0%

Shellye L. Archambeau	5,608		*	*

Amy Woods Brinkley	12,418		*	*

Jason Conley	80,825		*	*

Robert C. Crisci	111,888		*	*

John F. Fort III	14,468	(6)	*	*

L. Neil Hunn	401,988		*	*

Robert D. Johnson	6,558		*	*

Wilbur J. Prezzano	17,358		*	*

Laura G. Thatcher	16,358		*	*

Richard F. Wallman	56,529	(7)	*	*

Christopher Wright	52,261	(8)	*	*

John K. Stipancich	65,987		*	*

All current directors and executive officers as a group (12 individuals)	842,246		*	*%
**	Less than 1%.

(1)

Includes the following shares that could be acquired on or before May 30, 2021 upon exercise of stock options issued under Company plans as follows: Mr. Conley (51,150), Mr. Hunn (195,000), Mr. Crisci (69,500), Mr. Stipancich (31,500), and all current directors and executive officers as a group (347,150). Holders do not have voting or investment power over unexercised option shares.

(2)

Includes the following shares of unvested restricted stock held by named executives officers over which they have sole voting power but no investment power: Mr. Conley (16,674), Mr. Hunn (111,472), Mr. Crisci (27,937), and Mr. Stipancich (16,640). The total for all current directors and executive officers as a group is (172,723).

(3)

Based on information reported on Schedule 13G/A filed with the SEC on February 16, 2021, as of December 31, 2020, T. Rowe Price Associates, Inc. beneficially owned 12,785,311 shares of Roper common stock with sole voting power over 4,572,318 shares and sole dispositive power over all of the shares.

(4)

Based on information reported on Schedule 13G filed with the SEC on February 10, 2021, as of December 31, 2020, The Vanguard Group (“Vanguard”) beneficially owned 8,646,830 shares of Roper common stock with shared voting power over 168,807 shares, sole dispositive power over 8,195,465 shares, and shared dispositive power over 451,365 shares.

Roper Technologies, Inc. 2021 Proxy Statement	19

BENEFICIAL OWNERSHIP (CONTINUED)

(5)

Based on information reported on Schedule 13G/A filed with the SEC on February 1, 2021, as of December 31, 2020, BlackRock, Inc. (and certain of its subsidiaries) beneficially owned 7,323,918 shares of Roper common stock with sole voting power over 6,125,001 shares and sole dispositive power over 7,323,918 shares.

(6)	Includes 300 shares held by Mr. Fort’s spouse.

(7)	Includes 500 shares held in an IRA account by Mr. Wallman’s spouse.

(8)

Includes 14,500 shares held by an LLC of which Mr. Wright is a managing member, and in which he retains a continuing beneficial ownership of 10%. The shares held by the LLC are held in a margin account. In addition, 35,208 shares directly held by Mr. Wright are held in a margin account.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers, and greater than 10% shareholders to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors, and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors, and greater than 10% shareholders were complied with in fiscal year 2020, except for the inadvertent late reports relating to two sales by Robert Johnson pursuant to an Exchange Act Rule 10b5-1 plan.

20	Roper Technologies, Inc. 2021 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides information about our compensation objectives and policies for our CEO and other executive officers included in the Summary Compensation Table and referred to in this CD&A as “named executive officers.” Our named executive officers for 2020 are:

•	L. Neil Hunn, President and Chief Executive Officer;
•	Robert C. Crisci, Executive Vice President and Chief Financial Officer;
•	John K. Stipancich, Executive Vice President, General Counsel and Corporate Secretary; and
•	Jason Conley, Vice President and Chief Accounting Officer.

OVERVIEW

With the goal of generating long-term value for our shareholders, we maintain an executive compensation program designed to:

•

attract and retain executives with the leadership skills, attributes and experience necessary to succeed in an enterprise with Roper’s unique strategic focus, capital deployment strategy and broad portfolio diversity;

•	motivate executives to demonstrate exceptional personal performance and perform consistently at or above the levels that we expect, over the long-term and through a range of economic cycles;

•	link compensation to the achievement of goals and objectives that we believe best correlate with the creation of long-term shareholder value; and

•

compensate executives in a manner consistent with private equity opportunities in light of their dual obligations for (i) supervising the operating performance of our diverse set of approximately 45 companies, and (ii) effectively deploying capital to acquire high-quality companies consistent with our strategic focus.

To achieve these objectives our compensation program combines annual and long-term components, cash and equity, and fixed and variable elements, with a bias toward long-term equity awards tied closely to driving growth and shareholder returns. Our executive compensation program rewards our executive officers when they help increase long-term shareholder value, achieve annual business goals, effectively deploy capital and successfully execute other strategic objectives.

2020 Financial Performance

In 2020, we demonstrated the resilience of our operating model. Faced with the challenges and uncertainties posed by the COVID-19 pandemic, we adapted and responded with another year of strong results.

•	Annual shareholder return of 22.4%, exceeding the return of 18.4% for the S&P 500

•	GAAP revenue increased 3% to $5.53 billion

•	Adjusted EBITDA increased by 3% to 1.98 billion (1)

•	Adjusted operating cash flow increased 14% to $1.72 billion and adjusted free cash flow increased 16% to $1.67 billion(1)

•

We deployed $6 billion toward the acquisition of niche software businesses, led by the acquisition of Vertafore in September, continuing our long-term transformation by enhancing the quality and resilience of our portfolio

•	Our annual dividend increased by 10%, increasing for the 28th consecutive year

(1)

This financial information is presented on an adjusted (non-GAAP) basis. A reconciliation from non-GAAP financial measures to the most comparable GAAP measure and other related information is available in “Appendix A—Reconciliations”.

Compensation Updates

Roper’s Compensation Committee regularly reviews our executive compensation program with a view toward continuous improvement and consideration of investor feedback. In 2020, as a result of the sustained performance of Roper’s stock price, and in light of market practice, we transitioned from a practice of granting a fixed number of equity awards to a dollar value-based approach for all named executive officers.

Roper Technologies, Inc. 2021 Proxy Statement	21

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

With respect to the challenges and uncertainties posed by COVID-19:

•	We reduced the CEO’s salary by 25% and the other named executive officers’ salaries by 20% from May through September;

•

In order to promote alignment with the impact of COVID-19 on our shareholders, we determined to not exercise discretion with respect to the 2020 bonus opportunity or adjust any outstanding long-term incentive program for the named executive officers; and

•

In light of the challenges posed by COVID-19 and the deterioration in the energy markets in both 2020 and 2021, solely for 2021 the Compensation Committee adopted an incremental cash opportunity to earn up to 50% of each named executive officer’s target bonus should Roper overdrive growth beyond the maximum payout threshold of 10% adjusted net earnings growth under the 2021 annual cash incentive plan, with the full incremental bonus being paid for adjusted net earnings growth of 15% or more.

CREATING SHAREHOLDER VALUE

The creation of shareholder value is the foundation and driver of our executive compensation program. The compensation of our named executive officers is closely aligned with the long-term interests of our shareholders.

Superior Returns for Roper Shareholders¹

Roper is proud of its long track record of superior returns for its shareholders. Roper has significantly outperformed the S&P 500 over the past 1, 3, 5, 10 and 15 years.

Period	Compound Annual Shareholder Return		Total Shareholder Return (TSR)
	Roper	S&P 500	Roper	S&P 500
1-Year	22.4%	18.4%	22.4%	18.4%
3-Years	19.2%	14.2%	69.3%	48.9%
5-Years	18.6%	15.2%	134.2%	103.0%
10-Years	19.6%	13.9%	498.2%	267.0%
15-Years	18.0%	9.9%	1091.6%	311.0%

22	Roper Technologies, Inc. 2021 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

As outlined in the graph below, $100 invested in Roper at the end of 2001 would have yielded an investor $1,962 as of December 31, 2020, compared to only $479 for the same investment in the S&P 500.

¹	All periods ending December 31 of the referenced year.

Focus on Cash Generation

We believe that cash generation is the best measure of our performance, and far superior to other traditional financial metrics. Through a combination of strategic and operational excellence and disciplined capital deployment, Roper has historically delivered meaningful year-over-year increases in free cash flow. After servicing debt obligations and returning capital to our shareholders through dividends, excess cash flow is deployed to acquire high-quality businesses with significant cash generation potential. We then provide these companies with oversight, guidance, and incentive systems to help drive profitable growth in our unique operating structure. This strategy has proven to be successful over the long-term, generating a compound annual shareholder return of 18% over the past 15 years.

Though some peers and other observers choose Economic Value Added (“EVA”) as a measure of performance, we believe that such a metric inappropriately penalizes companies, such as Roper, that emphasize capital deployment as a significant driver of shareholder value. For example, because EVA assigns a weighted average cost of capital to an acquisition, each acquisition that Roper makes is likely to be detrimental to its EVA for several years. However, Roper’s long-term success in driving superior returns for its shareholders while following its disciplined acquisition program demonstrates the challenges of EVA when applied to Roper’s strategic capital deployment business model. We believe that if Roper had directed excess cash flow for EVA-accretive uses, such as share repurchases, rather than compounding cash flow through cash generating acquisitions, the Company’s long-term shareholder returns would have been considerably lower. As such, the Company will continue to adhere to its proven strategy of combining operational excellence with prudent capital deployment in order to deliver superior returns to its shareholders.

Roper Technologies, Inc. 2021 Proxy Statement	23

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Resilient 2020 Performance for Roper

Against the unprecedented backdrop of COVID-19, Roper experienced another excellent year highlighted by strong operational execution and disciplined capital deployment. Despite the challenges of COVID-19, Roper delivered increases in revenue and EBITDA, as well as record cash flow. Our strategic focus on asset-light, diversified technology businesses and our ability to generate and compound cash flow delivered another year of outperformance.

•	Annual shareholder return of 22.4% versus S&P 500 return of 18.4%; Three-year compounded return of 19.2% versus S&P 500 return of 14.2%

•	GAAP revenue increased 3% to $5.53 billion with organic revenue down 1%

•	GAAP gross margin increased 20 basis points to 64.1%

•	Adjusted EBITDA increased 3% to $1.98 billion while adjusted EBITDA margin preserved at 35.8%(1)

•	Adjusted operating cash flow increased 14% to $1.72 billion and adjusted free cash flow increased 16% to $1.67 billion(1)

•	$6 billion deployed toward the acquisition of niche software businesses, led by the acquisition of Vertafore in September.

•	Annual dividend increased by 10%, increasing for the 28th consecutive year

(1)

This financial information is presented on an adjusted (non-GAAP) basis. A reconciliation from non-GAAP financial measures to the most comparable GAAP measure and other related information is available in “Appendix A—Reconciliations”.

Simple Strategy Drives Powerful Value Creation

Roper has a simple and successful business model that is unique among vertical software and multi-industry diversified companies. We operate high-margin, high cash-generating, asset-light businesses across a wide range of diverse end-markets. Our high-performing businesses generate excess free cash flow that our executive team deploys to acquire additional high-performing businesses. This creates a “compounding effect” for cash flow that drives long-term value creation. Our adjusted free cash flow increased from $467 million in 2010 to $1.668 billion in 2020, a compound annual growth rate of 14%, driven by our combination of outstanding business performance and value-creating capital deployment.

Note: Free Cash Flow = Cash from Operations less Capital Expenditures less Capitalized Software Expenditures.

*Amounts provided for fiscal year 2020 are adjusted for cash taxes of $192 million related to the sale of Gatan.

(1)

This financial information is presented on an adjusted (non-GAAP) basis. A reconciliation from non-GAAP financial measures to the most comparable GAAP measure and other related information is available in “Appendix A—Reconciliations”.

24	Roper Technologies, Inc. 2021 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Market Capitalization Growth

Roper’s market capitalization has increased more than $40 billion since January 2010.*

*	Chart reflects ending period as December 31, 2020.

Key Metric: Cash Return on Investment

In addition to cash flow, Cash Return on Investment (“CRI”) is the key metric Roper uses to measure the performance and value of its operating businesses and potential acquisitions. CRI measures the quality of a business’s cash flow. Our business leaders, executive leaders, and Board of Directors focus on cash flow growth and disciplined investments targeted to enhance CRI.

•	CRI is highly correlated to shareholder value creation and we believe our strategy of improving CRI has been a key driver of our long-term performance.

•

Our CRI discipline, as applied throughout the organization, allows Roper to focus our investment on areas that will increase shareholder value, drive cash flow growth, and minimize physical and working capital assets.

•

Through a combination of internal improvements and disciplined capital deployment, Roper has increased CRI dramatically over the past 20 years, a key driver of our strong shareholder returns over the period.

Roper Technologies, Inc. 2021 Proxy Statement	25

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Acquisition-Focused Capital Deployment

We deploy the majority of our free cash flow toward acquisitions to generate long-term growth and create long-term shareholder value. Unlike most other large corporations, we do not have a separate corporate development or merger-and-acquisition team. Instead, our CEO and other top executives are responsible for the disciplined deployment of capital through acquisitions. As such, our executives must be well versed at improving operations and optimizing capital deployment, as both are significant contributors to value creation for our shareholders.

OVERVIEW OF OUR COMPENSATION PROGRAM

Consideration of Say-on-Pay Vote

At the 2020 Annual Meeting of Shareholders, 85.4% of the votes cast were in favor of the advisory vote to approve our named executive officer compensation. While the level of support is lower than the prior years’ support of 97% in 2019, 95% in 2018 and 95% in 2017, the Compensation Committee believes the Say-on-Pay vote continues to reflect the solid support of our shareholders for our long-standing pay-for-performance philosophy and approach of integrating executive compensation with our value creation model, as well as for recent changes to our executive compensation program.

Taking into consideration input from shareholders, the Say-on-Pay vote, external developments, and internal considerations, Roper has undertaken many changes over the past several years to our executive compensation program to ensure it remains closely aligned with the long-term interests of our shareholders:

•	100% of restricted shares are performance-based, with all vesting contingent upon meeting multi-year EBITDA and relative operating cash flow margin performance requirements.

•	Only stock options, which are inherently performance-based, vest by continued time-based service alone.

•	Annual vesting of equity awards (one-third per year over three years) was eliminated.

•	CEO equity awards may vest only at the end of a three-year period.

•

Equity awards for other named executive officers may vest 50% after the second year and 50% after the third year, with no opportunity at the end of three years to make up for any shortfall in the vesting of the first 50% tranche.

•	Dividends on restricted shares are not paid until the shares are earned, and are forfeited if shares are not earned.

•

Starting in 2017, the operating cash flow less capital expenditures and capitalized software (measured as a percentage of revenue) was changed from an internal goal to relative performance against an external benchmark with 50th percentile performance required for any portion of the restricted shares to vest and 75th percentile performance required for full vesting.

•

Transitioned from the practice of granting a fixed number of equity awards to a dollar value-based approach for both non-employee directors and named executive officers as a result of the superior performance of the Company’s stock price and to align with market practice.

•	95% of our CEO’s compensation is subject to performance risk and tied to financial results and stock price.

•	Based on the results of the advisory vote at the 2017 Annual Meeting of Shareholders to approve the frequency of the Say-on-Pay vote, the Say-on-Pay vote will continue to be held every year.

26	Roper Technologies, Inc. 2021 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Checklist of Compensation Practices

Consistent with shareholder interests and market best practices, positive features of our executive compensation program include the following:

What We Do	What We Don’t Do

✓    Substantially all compensation for named executive officers is tied to performance.

✓    Performance-based vesting requirements apply to 100% of restricted stock awards (no time vesting alone).

✓    CEO special long-term cash bonus based on five-year results to reinforce a long-term planning horizon and sustainable growth.

✓    Cash bonuses are capped and performance-based restricted stock awards limited to 100% of target (risk mitigation features).

✓    Robust share ownership and retention guidelines.

✓    “Clawback” policy to recoup erroneously paid cash and equity compensation.

✓    Risk assessment review as part of risk mitigation process.

✓    Independent compensation consultant retained by the Compensation Committee.

✓    Limited perquisites and other benefits.

Ò    No payment of dividends on performance-based restricted stock awards until earned.

Ò    No defined-benefit pension plan or SERPs for named executive officers (only 401(k) plan on the same terms as other eligible employees and voluntary deferral of cash compensation).

Ò    No “single trigger” equity vesting upon change-in-control.

Ò    Severance pay is very limited, as is the use of employment agreements.

Ò    No hedging or pledging of Company stock is permitted (with the exception of the number of shares pledged as of the date of the adoption of the policy in January 2015 for one independent director).

Ò    No excise tax gross-ups on change-in-control payments.

Ò    No re-pricing of underwater stock options or cash buy-outs without shareholder approval.

Ò    No granting of stock options with an exercise price less than fair market value at grant.

Objectives of our Compensation Program

Our compensation program for our named executive officers reflects our business needs, market requirements, and challenges in creating long-term shareholder value and is designed to:

•	Drive long-term performance for the benefit of shareholders.

•	Emphasize equity compensation to align named executive officers’ interests with those of shareholders.

•

Provide compensation levels competitive with publicly traded companies and private equity firms. This enables us to recruit and retain seasoned leadership capable of effectively deploying capital, while driving and managing a diversified technology company that competes in a wide variety of end markets.

•	Maintain flexibility to adjust to changing business needs in a fast-paced business environment.

•	Simplify compensation design to promote transparency and facilitate ease of administration and communication.

•	Solicit and consider the views of our shareholders.

•	Adhere to the highest legal, governance, and ethical standards.

Roper Technologies, Inc. 2021 Proxy Statement	27

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

ELEMENTS OF COMPENSATION

Our executive compensation program consists of several elements, each with an objective that fits into our overall program to provide an integrated and competitive total pay package.

Long-Term Stock Incentives

Equity compensation is the largest and most important form of pay for our named executive officers as it achieves many of our key compensation objectives:

•	Tie pay to performance by linking compensation to shareholder value creation and achievement of pre-established and objective performance criteria.

•	Align named executive officers’ interests with those of shareholders while reinforcing a long-term planning horizon.

•	Attract named executive officers, particularly those interested in building long-term value for shareholders.

•	Retain named executive officers and reward continued service by ensuring the forfeiture of awards prior to satisfaction of multi-year service requirements.

The Company’s historical approach to granting equity awards was to grant a constant number of awards, thereby directly linking the percentage increase in the value of the equity awards to the percentage increase in Roper’s stock price at the time of grant. However, in light of the significant increase in Roper’s stock price over the years, as well as a review of prevailing market practice, the Compensation Committee transitioned from this “constant share” approach to a value-based practice of granting equity awards. To determine the appropriate value, the Compensation Committee considers the compensation practices of its peers as well as an executive’s individual performance and relative responsibilities.

We use two types of equity awards:

Stock Options

The exercise price of stock options is set at the market closing price of our common stock on the date of grant, which provides an incentive to grow shareholder value and requires continued service over multiple years to realize any gains. For the CEO, stock options vest on the third anniversary of the grant date. For the other named executive officers, stock options vest in equal installments on the second and third anniversaries of the grant date.

Performance-Based Restricted Stock

In addition to continued service, the vesting of restricted stock is 100% contingent on the Company attaining specific, pre-established and objective performance goals, as specified by the Compensation Committee. Dividends are withheld and paid only to the extent the shares are actually earned by performance. Performance-based restricted stock is intended to encourage the retention of named executive officers, provide a continuing incentive to increase shareholder value, and further align our named executive officers’ interests with shareholder interests.

Equity Grants

The Compensation Committee grants awards of performance-based restricted stock and stock options to named executive officers at the first regularly scheduled committee meeting each year. The exercise price for stock options is the closing price of Roper common stock on the date of grant. From time to time the Compensation Committee may grant additional awards in connection with promotions or increased responsibilities as well as to newly hired employees.

We use two types of cash payments:

Cash Incentives

Cash incentives support the achievement of our business strategies by tying a portion of compensation to the achievement of established financial objectives and assist in attracting named executive officers due to their market prevalence. Cash incentives are capped to avoid an excessive short-term focus and potentially excessive risk-taking. Annual cash incentives for named executive officers, including our CEO, are tied to annual performance. Our CEO’s special long-term cash incentive award is tied to cumulative financial performance over a five-year period.

Base Salary

Base salary is fixed cash compensation that reflects level and scope of responsibility, experience and skills as well as market practices. The Compensation Committee reviews each named executive officer’s base salary annually as well as in connection with a promotion or other change in responsibilities. Salary adjustments are usually effective as of January 1.

28	Roper Technologies, Inc. 2021 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Other Pay Elements

As Roper has largely avoided perquisites, supplemental pensions, and other compensation not tied to performance, the other items summarized below represent only a small portion of our named executive officers’ total compensation.

Retirement Benefits

•

Named executive officers may participate under the same terms as other eligible employees in a 401(k) plan that provides matching contributions capped at 7.5% of cash compensation, subject to limitations imposed by the Internal Revenue Code of 1986, as amended (the “Code”).

•

To provide financial planning flexibility, we maintain a Non-Qualified Retirement Plan, under which named executive officers may elect to defer cash compensation. This plan is intended to provide deferred compensation benefits that would have been earned under the tax-qualified 401(k) plan but for certain limitations imposed by the Code. For more information on this plan, see the “Executive Compensation—2020 Non-Qualified Deferred Compensation” section below.

Perquisites and Other Benefits

Perquisites and other non-cash benefits offered to named executive officers are limited to an automobile allowance, financial planning assistance (for Mr. Hunn) and periodic medical physicals. Club memberships are permitted when they have a business purpose.

Severance and Change in Control Provisions

We have letter agreements only with Messrs. Hunn and Stipancich. These arrangements provide severance benefits in the event of termination of employment under certain circumstances, including in connection with a change in control. For a description of these agreements and payments under various termination scenarios, see the “Executive Compensation—Potential Payments upon Termination or Change in Control” section below.

Double Trigger Equity Vesting

In regard to equity awards, we use a “double trigger” approach to vesting upon a change in control, rather than providing for vesting solely upon a change in control (“single trigger”), because we believe it provides adequate protection and reduces potential costs for a possible acquirer of the Company. See the “Executive Compensation—Potential Payments upon Termination or Change in Control” section below for additional detail.

No Tax Gross-Ups

A named executive officer may be subject to excise taxes on benefits received in relation to a change in control of the Company. We do not provide excise-tax gross-ups to named executive officers (which would place the named executive officer in the same tax position as if the excise tax did not apply).

Roper Technologies, Inc. 2021 Proxy Statement	29

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Mix of Total Compensation

Compensation for our named executive officers encourages a long-term focus and closely aligns with shareholder interests. For 2020, the total direct compensation at target that was at risk and tied to stock price and performance objectives was 95% for the CEO, and 88% on average for our other named executive officers.

2020 Total Direct Compensation Mix

COMPENSATION PROCESS

Compensation Committee Oversight

The Compensation Committee oversees our executive compensation program to appropriately compensate our named executive officers, motivate our named executive officers to achieve our business objectives, and align our named executive officers’ interests with those of our shareholders. The Compensation Committee reviews each element of compensation for each named executive officer and determines any adjustments to compensation structure and levels in light of various considerations, including:

•	The scope of the named executive officer’s responsibilities, performance and experience as well as competitive compensation levels.

•	Our financial results against prior periods.

•	The structure of our compensation program relative to sound risk management, as discussed with management.

•	The results of the advisory shareholder vote on the compensation of our named executive officers and input from shareholders.

•	Competitive pressures from private equity and capital deployment companies, as well as market practices and external developments generally.

•	The utilization of a compensation consultant who provides extensive external benchmarking of named executive officer compensation of industry peer group companies for comparison purposes.

30	Roper Technologies, Inc. 2021 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

The Compensation Committee has maintained a simple program that drives long-term performance and superior value creation for shareholders enabling Roper to attract, retain, and motivate an outstanding leadership team.

Compensation Consultant

In September 2019, the Compensation Committee, as part of an effort to bring a fresh perspective to its’ compensation practices, retained the services of Compensia, a national compensation consulting firm, (the “Consultant”) to closely monitor developments and trends in executive compensation and to provide recommendations for appropriate adjustments to the Company’s compensation program, policies, and practices in line with the Company’s business and talent strategies and investor expectations.

•

The Consultant is independent, reports directly to the Chair of the Compensation Committee and has never performed other work for the Company. The Compensation Committee determined that its engagement of the Consultant did not raise any conflicts of interest.

•

The Consultant attends all meetings of the Compensation Committee where evaluations of the effectiveness of our overall executive compensation program is conducted or where compensation for named executive officers is analyzed or approved.

•	The Chair of the Compensation Committee meets with the Consultant in advance of committee meetings and confers with the Consultant between meetings.

•

The Consultant assists in gathering and analyzing market data on compensation levels and provides expert knowledge of marketplace trends and best practices relating to competitive pay levels as well as developments in regulatory and technical matters.

Role of Our Named Executive Officers

While the Compensation Committee is ultimately responsible for making all compensation decisions affecting our named executive officers, our CEO participates in the process because of his close day-to-day association with the other named executive officers and his knowledge of the Company’s diverse business operations.

•

Our CEO discusses with the Compensation Committee the performance of the Company and of each named executive officer, including himself. The CEO also discusses with the committee the performance of key executives reporting to his direct reports.

•

The CEO makes recommendations on the components of compensation for the named executive officers, other than himself, but does not participate in the portion of the committee meeting regarding the review of his own performance or the determination of the actual amounts of his compensation.

Our Chief Financial Officer and Vice President and Chief Accounting Officer also assist the Compensation Committee as an information resource in regard to metrics related to incentive compensation. The General Counsel and Corporate Secretary also provides support to the committee, as needed, with respect to his area of expertise.

Market Benchmarking

Market pay levels and practices, including those of a self-selected peer group, are one of many factors the Compensation Committee considers in making compensation decisions.

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Purpose

•

We benchmark to provide an external frame of reference on range and reasonableness of compensation levels and practices. Market information is used as a data point in decision-making, and not as a primary factor.

Challenges

•

Our high-margin, high-cash generating, asset-light business model and diversified end-markets make it challenging to select peers using traditional criteria, such as revenue, industry codes or competitors. Roper’s operating businesses have peers that can be assigned by industry, but at the enterprise level Roper has no peers that match our diverse set of businesses and unique operating model. Given our valuation relative to revenue, using only revenue in measuring Roper’s size understates the relative market value of Roper and is therefore a poor indicator. Likewise, benchmarking Roper against a

GICS code selected peer group can lead to inappropriate comparisons, particularly in light of Roper’s diverse business mix and private equity-like business model.

Private Equity

•

Given the capital deployment responsibilities of our named executive officers and the private equity-like nature of our business, we consider the compensation levels and practices used by private equity firms that offer comprehensive programs, which often include co-investment and leveraged carried-interest opportunities more akin to Roper’s operating model. However, we do not allow our named executive officers to co-invest in Company investments, nor do they benefit from carried-interest tax treatment. Our compensation practices often compete with private equity opportunities when recruiting and retaining talented professionals who possess deep expertise in both operations and capital deployment.

2020 Peer Group

Our self-selected peer group reflects our continued strong growth, sustained value creation, continuing expansion into software and technology-driven businesses, market valuation relative to revenues and gross investment, and intense competition with private equity for talent and investment opportunities. Roper’s decision and subsequent transformation to focus on software has changed the performance of the Company significantly. Today, approximately two-thirds of Roper’s EBITDA is derived from our software businesses. In addition, Roper’s historical growth and exceptional shareholder returns are in part the result of Roper’s capital deployment strategy. All of these facts make it continually difficult to select appropriate peers. The peer companies are listed below along with various size indicators.

Company		Market Capitalization(1) ($ millions)	Enterprise Value(1) ($ millions)	Revenue(2) ($ millions)	Net Income(2) ($ millions)	Global Industry Classification Standard (GICS) Sub-Industry
TransDigm Group Incorporated	TDG	$33,688	$49,150	$5,107	$467	Aerospace & Defense
Adobe Inc.	ADBE	$239,917	$238,273	$12,865	$5,260	Application Software
salesforce.com, inc.	CRM	$203,615	$200,119	$20,286	$3,557	Application Software
Intuit Inc.	INTU	$104,096	$100,937	$7,837	$1,967	Application Software
Citrix Systems, Inc.	CTXS	$16,018	$17,021	$3,237	$599	Application Software
KKR & Co. Inc. Class A	KKR	$23,046	$72,159	$3,559	$1,015	Asset Management and Custody Banks
Blackstone Group L.P.	BX	$43,682	$87,402	$5,555	$780	Asset Management and Custody Banks
Motorola Solutions, Inc.	MSI	$28,829	$33,250	$7,414	$949	Communications Equipment
Zimmer Biomet Holdings, Inc.	ZBH	$31,940	$39,221	$7,025	($139)	Health Care Equipment
Waters Corporation	WAT	$15,352	$16,277	$2,365	$522	Life Sciences Tools & Services
VMware, Inc. Class A	VMW	$15,787	$60,966	$11,546	$1,588	Systems Software
Median		$31,940	$60,966	$7,025	$949
Roper	ROP	$45,209	$54,350	$5,527	$950	Industrial Conglomerates

Source: FactSet

(1)	As of 12/31/20
(2)	Last four quarters available as of 12/31/20

32	Roper Technologies, Inc. 2021 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Long-Term Measurement Period Needed

Due to Roper’s consistently strong performance, business transformation, and short-term stock price movements, comparing other companies’ performance to that of Roper can generate misleading or distorted results. As a result, we believe a long-term performance period most accurately portrays Roper’s relative performance. Over shorter periods, performance comparisons can be skewed by the easier performance baselines of peer companies that, unlike Roper, have experienced periods of historical underperformance and benefit from a “bounce back” from a lower starting point.

CEO Compensation

The Compensation Committee considers many factors in determining the compensation of Roper’s CEO, and believes the compensation for the position is reasonable, appropriate, and aligned with shareholders’ best interests.

Broad Responsibilities and Effective Leadership

Mr. Hunn joined Roper in 2011, and worked closely with our prior CEO and President, Brian D. Jellison, to develop and implement the capital deployment process under which Roper has invested billions of dollars in acquisitions that have generated sustained superior returns for shareholders.    Following his appointment as CEO and President in September 2018, Mr. Hunn has led the Company’s capital deployment efforts and has continued to build and champion the sustainable high-performance and entrepreneurial culture at Roper. Prior to his appointment as CEO, Mr. Hunn served as the Company’s first Chief Operating Officer.

Outstanding Performance and Value Creation

Beginning in 2003, Roper has undergone a business transformation with increasing CRI and margins, providing a platform for continued growth and future value creation for shareholders. Mr. Hunn made significant contributions to this effort since joining the Company. During Mr. Hunn’s nine years with the Company, including time as our Chief Operating Officer, Roper’s shareholders have earned a 22.6% compound annual return and a total shareholder return of 574.4%, almost double the S&P 500’s total shareholder return of 299.6% over the same period.

Alignment with Shareholder Value Creation

Mr. Hunn’s compensation is closely tied to the performance of the Company. In 2020, approximately 85% of his total direct compensation was tied to equity awards. This tight alignment between compensation and share price creates a strong incentive to profitably grow the enterprise. In light of Mr. Hunn’s role in creating and sustaining a significant increase in shareholder value, in 2019 the Committee also determined to provide Mr. Hunn with a long-term cash incentive in order to incentivize continued and sustainable growth over a five-year term. For additional information on the long-term cash incentive see “CEO Special Long-Term Cash Incentive” below.

External Comparisons

Compensation for Roper’s CEO is within the range for Roper’s self-selected peers and high-performing chief executive officers of publicly traded corporations. Among private equity firms, compensation for Roper’s CEO is below levels that would be expected for commensurate levels of performance. Further, compensation for our CEO has been reasonable relative to the incremental value created for shareholders (“sharing ratio”) as measured against Roper’s self-selected peers.

In reviewing Mr. Hunn’s compensation in early 2020, the Compensation Committee reviewed his compensation compared to similarly situated CEOs, and in light of an 11% increase in his salary in 2019, the Compensation Committee decided to maintain his salary and his annual bonus opportunity at $1,000,000, and 200% of his base salary, respectively. As a result of the impact from, and uncertainties related to the COVID-19 pandemic, the Compensation Committee reduced Mr. Hunn’s base salary by 25% from May through September.

Roper Technologies, Inc. 2021 Proxy Statement	33

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Internal Pay Equity

The Compensation Committee considers the scope of responsibilities, experience, and performance of our executive officers and believes all named executive officers are appropriately compensated from an internal pay equity perspective. Specific considerations in regard to the CEO’s compensation include the breadth of his responsibilities and his leadership role in developing and executing Roper’s business strategy. Consistent with Roper’s lean organization, we made a conscious decision to not have many traditional corporate staff positions and levels. In addition to low corporate overhead, Roper’s decentralized model results in operating business leaders who are highly compensated but are not named executive officers. In addition to rigorous executive development programs for key employees who may become executive officers, the Compensation Committee monitors compensation of other key Company leaders against external and internal standards. This supports our succession planning process and ensures its continuing effectiveness, as evidenced by the Company’s performance since Mr. Hunn’s succession of Mr. Jellison as President and CEO in September 2018.

ANALYSIS OF 2020 COMPENSATION

This section discusses compensation actions taken in 2020 for our named executive officers, as reported in the “Executive Compensation” section below.

Base Salary

In early 2020, the Compensation Committee increased the salaries of three of our named executive officers to reflect market practice and continued superior performance: Mr. Conley from $540,000 to $565,000, Mr. Crisci from $635,000 to $660,000, and Mr. Stipancich from $695,000 to $720,000. Mr. Hunn’s salary remained unchanged at $1,000,000. As a result of the challenges and uncertainties posed by the COVID-19 pandemic and weak demand environment for our businesses serving the energy markets, the Compensation Committee reduced the salaries of Mr. Hunn by 25% and of Messrs. Conley, Crisci and Stipancich by 20% for the period of May through September.

Annual Cash Incentive

Incentive Opportunities

Annual cash incentive opportunities for 2020 for participating named executive officers, expressed as a percentage of base salary (as established in early 2020) were set as follows: Mr. Hunn (200%), Mr. Crisci (125%), Mr. Conley (100%) and Mr. Stipancich (125%). Opportunities are reflective of market practice and were maintained at the same percentages as 2019. Our practice in 2020 and prior years has been to cap our annual incentive bonuses at the percentages above in the interest of risk mitigation and avoidance of a short-term focus to decision-making.

Funding Schedule

Similar to prior years, the annual cash incentive was determined based on the growth in adjusted net earnings. The 2020 adjusted net earnings were required to reach at least $1.331 billion (2019 adjusted net earnings) for any bonus to be earned. At $1.331 billion of adjusted net earnings, 20% of the full bonus opportunity would be earned. If adjusted net earnings increased 10% to $1.464 billion, then 100% of the full bonus amount would be earned. If between $1.331 billion and $1.464 billion, the percentage of the bonus opportunity earned would be determined through straight-line interpolation, as shown in the chart below.

For 2020, the adjusted net earnings for the Company were $1.346 billion; accordingly, the Compensation Committee approved payment of 29.2% of the bonus opportunity. Despite the unprecedented challenges posed by COVID-19, along with the significant deterioration in the energy markets, the Compensation Committee determined to not exercise discretion with respect to the 2020 bonus opportunity for the named executive officers. The performance bonuses to our named executive officers for 2020 are shown in the 2020 Summary Compensation Table below under the “Non-Equity Incentive Plan Compensation” column.

34	Roper Technologies, Inc. 2021 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

2020 Annual Cash Incentive Schedule

Adjusted net earnings is net earnings increased or reduced to eliminate the effects of extraordinary items, accounting changes, income-related taxes, discontinued operations, restructuring of debt obligations, asset dispositions, asset write-downs or impairment charges, acquisition-related expenses, acquisition-related intangible amortization, impact of GAAP adjustments to acquired deferred revenue, litigation expenses and settlements, reorganization and restructuring programs, and non-recurring or special items (as discussed in the Company’s quarterly earnings releases).

2021 Incremental Cash Incentive Opportunity

In light of the challenges posed by COVID-19 and deterioration in the energy markets in both 2020 and 2021, as well as the Compensation Committee’s determination to not reduce performance targets or otherwise exercise discretion with respect to the 2020 annual incentive bonus, solely for 2021 the Compensation Committee adopted an incremental cash opportunity to earn up to 50% of each named executive officer’s target bonus should the Company overdrive growth beyond the maximum payout threshold of 10% adjusted net earnings growth under the 2021 annual cash incentive plan. Adjusted net earnings growth of 15% or more results in the entire incremental bonus being earned (with straight-line interpolation applied between 10% and 15% adjusted net earnings growth). The Compensation Committee provided this incremental overdrive bonus opportunity to further incentivize the management team to deliver outstanding incremental growth to make up for the lower than anticipated earnings growth in 2020. This incremental opportunity is only for 2021 and will not be continued next year.

CEO Special Long-Term Cash Incentive

2019-23 Incentive Opportunity

In 2019, the Compensation Committee provided Mr. Hunn with a special long-term cash incentive award in recognition of his heightened responsibility in assuming the CEO role upon the untimely death of our long-time CEO Brian D. Jellison, to protect continuity of leadership during a period of transition, and to emphasize the importance of long-term sustained earnings and cash flow generation. The Compensation Committee established a special five-year performance period commencing January 1, 2019 and concluding December 31, 2023. The maximum amount that may be earned at the end of the five-year period is $18.6 million. The Company’s cumulative adjusted EBITDA over the five-year performance period is required to reach at least $9.880 billion for any portion of the award to be earned. If cumulative adjusted EBITDA is $9.880 billion, then the amount to be awarded will be $6.512 million1. If the cumulative adjusted EBITDA reaches $11.290 billion, then the full award, $18.6 million, will be earned2. If between $9.880 billion and $11.290 billion, the percentage of the long-term incentive opportunity earned will be determined through straight-line interpolation, as shown in the chart below. The cumulative adjusted EBITDA target is subject to adjustment on an annual basis to reflect the impact of material acquisitions and divestitures. This special long-term cash incentive award was granted to Mr. Hunn for the reasons stated above and is not intended to be a recurring element of his compensation.

[1]	In 2020, the cumulative adjusted EBITDA target was revised to address the impact of the Company’s divestitures of its Gatan and imaging businesses.
[2]	To the extent Mr. Hunn elects not to defer payment of the incentive amount or is unable to defer such amount, the incentive amount that is not deferred shall be increased by 7.5%.

Roper Technologies, Inc. 2021 Proxy Statement	35

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

CEO 2019-23 Special Long-Term Cash Incentive Schedule

Adjusted EBITDA is earnings before interest, income-related taxes, depreciation and amortization, increased or reduced to eliminate the effects of extraordinary items, discontinued operations, restructuring of debt obligations, asset dispositions, asset write-downs or impairment charges, acquisition-related expenses, litigation expenses and settlements, reorganization and restructuring programs, and non-recurring or special items (as discussed in the Company’s quarterly earnings releases).

Long-Term Stock Incentives

We award both stock options and performance-based restricted stock to our named executive officers. In combination, we believe these awards provide a balanced focus on sustainable long-term shareholder value creation and retention of key executives. Prior to 2020, Roper’s historical practice had been to award a fixed number of long-term stock incentives. However, as a result of the sustained superior performance of Roper’s stock price, and in light of market practice, the Compensation Committee transitioned to a dollar value-based approach for all named executive officers in 2020. The value of the awards is reflective of market practice within our compensation peer group. We have consistently used EBITDA and operating cash flow (less capital expenditures) as the metrics for determining the vesting of performance-based restricted stock awards as these two metrics are strongly correlated with the value our shareholders receive from Company performance. The target value of the awards granted to our named executive officers in January 2020 is set forth below.

Fiscal 2020 Long-Term Equity Awards

	Value of Stock Options	Value of Performance- Based Restricted Stock*	Total Target Value of Awards
Mr. Hunn	$4,250,000	$12,750,000	$17,000,000
Mr. Crisci	$1,400,000	$4,000,000	$5,400,000
Mr. Stipancich	$850,000	$2,400,000	$3,250,000
Mr. Conley	$825,000	$2,400,000	$3,225,000

*	The value of the award granted is based on the weighted average closing price for the Company’s common stock over the 15 trading days ending on the date of grant.

36	Roper Technologies, Inc. 2021 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

These awards are shown in the 2020 Grants of Plan-Based Awards table.

The CEO’s 2020 stock options vest on the third anniversary of the date of grant. With respect to the other named executive officers, 50% of their stock options vest on the second and the third anniversaries of the date of grant.

•

The CEO’s 2020 restricted shares vest on the Compensation Committee’s certification of performance against the following performance criteria (with one half of the award assessed against the first criterion and the second half assessed against the second criterion):

•

Generation of at least $4.646 billion of adjusted EBITDA (as defined above) for the 36-month period of October 2019 through September 2022. At $4.646 billion, 17.5% of the award shall vest, and at $5.046 billion, 50% of the award shall vest, with pro-rated vesting using straight line interpolation between these two points. No portion of this half of the award will vest if the Company fails to achieve $4.646 billion in adjusted EBITDA.

•

For the 36-month period of October 2019 through September 2022, operating cash flow less capital expenditures and capitalized software (as a percentage of net revenue) must be at the 50th percentile of the S&P 500 (excluding finance, real estate, and utilities) (the “Modified S&P 500”). At the 50th percentile, 17.5% of the award shall vest, and at the 75th percentile, 50% of the award shall vest, with pro-rated vesting using straight-line interpolation between these two points. No portion of this half of the award will vest if the Company fails to reach at least the 50th percentile.

•

For our other named executive officers, the 2020 restricted shares vest on the Compensation Committee’s certification of performance against the following performance criteria (with quarters of each award assessed against the individual criterion set forth below):

•

Generation of at least $3.097 billion of adjusted EBITDA (as defined above) for the 24-month period of October 2019 through September 2021. At $3.097 billion, 8.75% of the award shall vest, and at $3.364 billion, 25% of the award shall vest, with pro-rated vesting using straight line interpolation between these two points. No portion of this quarter of the award will vest if the Company fails to achieve $3.097 billion in adjusted EBITDA.

•

For the 24-month period of October 2019 through September 2021, operating cash flow less capital expenditures and capitalized software (as a percentage of net revenue) must be at the 50th percentile of the Modified S&P 500. At the 50th percentile, 8.75% of the award shall vest, and at the 75th percentile, 25% of the award shall vest, with pro-rated vesting using straight-line interpolation between these two points. No portion of this quarter of the award will vest if the Company fails to reach at least the 50th percentile.

•

Generation of at least $4.646 billion of adjusted EBITDA (as defined above) for the 36-month period of October 2019 through September 2022. At $4.646 billion, 8.75% of the award shall vest, and at $5.046 billion, 25% of the award shall vest, with pro-rated vesting using straight line interpolation between these two points. No portion of this quarter of the award will vest if the Company fails to achieve $4.646 billion in adjusted EBITDA.

•

For the 36-month period of October 2019 through September 2022, operating cash flow less capital expenditures and capitalized software (as a percentage of net revenue) must be at the 50th percentile of the Modified S&P 500. At the 50th percentile, 8.75% of the award shall vest, and at the 75th percentile, 25% of the award shall vest, with pro-rated vesting using straight-line interpolation between these two points. No portion of this quarter of the award will vest if the Company fails to reach at least the 50th percentile.

Roper Technologies, Inc. 2021 Proxy Statement	37

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

ADDITIONAL INFORMATION ABOUT OUR PROGRAM

Other arrangements and considerations important to a shareholder’s understanding of our overall executive compensation program are described below.

Share Ownership and Retention Guidelines

We believe named executive officers should have a significant equity interest in the Company. To promote equity ownership and further align the interests of our named executive officers with shareholders, we adopted share ownership and retention guidelines for our named executive officers. The guidelines are expected to be achieved within five years. Until the ownership requirements are met, a named executive officer must retain 60% of any applicable shares received (on a net after tax basis) under our equity compensation program. At the end of fiscal 2020, all named executive officers were in compliance with our share ownership guidelines.

Position	Stock Ownership Multiple
CEO	7 times base salary
Other Named Executive Officers	3 times base salary

Shares Included	Shares Not Included

•  Shares in which the executive or his or her spouse or child has a direct or indirect interest;

•  Shares owned in 401(k), savings, and profit sharing plans; and

•  50% of the “in the money” value of any vested stock options.

• Unvested stock options; and • Unvested performance-based equity awards.

38	Roper Technologies, Inc. 2021 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Anti-Hedging and Anti-Pledging Policy

We prohibit our named executive officers and directors from engaging in transactions involving derivative instruments with respect to Company securities, and other securities immediately convertible or exchangeable into Company securities, and from pledging shares of Company common stock. The numbers of shares pledged as of the date of the adoption of the policy in January 2015 are excepted from this policy. Consistent with this exception, as of March 31, 2021, Christopher Wright directly held 35,208 shares in a margin account. In addition, 14,500 shares indirectly held by Mr. Wright (of which he has continuing beneficial ownership of 10%) are also held in a margin account. Mr. Wright is the only individual to whom this exception applies.

“Clawback” Policy

In the event of a material restatement of the Company’s financial results, other than a restatement due to changes in accounting principles or applicable law or interpretations thereof, the Board will review the facts and circumstances that led to the requirement for the restatement and will take such actions, including clawback, as it deems necessary or appropriate. The Board will consider whether any named executive officer received cash or equity compensation based on the original financial statements because it appeared financial performance targets had been met, when in fact such targets were not achieved based on the restatement. The Board will also consider the accountability of any named executive officer whose acts or omissions were responsible in whole or in part for the events that led to the restatement and whether such acts or omissions constituted misconduct.

Regulatory Considerations

Effective for taxable years beginning after December 31, 2017, the Tax Cuts and Jobs Act changed certain aspects of executive compensation, including elimination of a Company’s ability to deduct “performance-based” compensation in excess of $1 million to named executive officers under Section 162(m) of the Code. We will continue to consider tax implications in making compensation decisions and, when believed to be in the best long-term interests of our shareholders, we may provide compensation that is not fully deductible.

In making decisions about executive compensation, we also consider the impact of other regulatory provisions, including Section 409A of the Code regarding non-qualified deferred compensation and Section 280G of the Code regarding compensation pursuant to a change in control. We also consider how various elements of compensation will impact our financial results. For example, ASC Topic 718, the accounting standard that determines the cost to be recognized for equity awards, is considered when awarding stock options and restricted stock awards.

Roper Technologies, Inc. 2021 Proxy Statement	39

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2020, Ms. Thatcher, Messrs. Johnson and Prezzano and Robert E. Knowling, Jr. served on the Compensation Committee. No member of the Compensation Committee was, during 2020, an officer or employee of the Company, was formerly an officer of the Company, or had any relationship requiring disclosure by the Company as a related party transaction under Item 404 of Regulation S-K under the Securities Act of 1933 (the “Securities Act”). During 2020, none of the Company’s executive officers served on either the board of directors or the compensation committee of any other entity, any officers of which served on either the Board of Directors or the Compensation Committee of the Company.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by:

Laura G. Thatcher, Chair

Robert D. Johnson

Wilbur J. Prezzano

40	Roper Technologies, Inc. 2021 Proxy Statement

EXECUTIVE COMPENSATION

The following table sets forth the compensation earned by our named executive officers in the fiscal years noted.

2020 Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(1)(3) ($)	All Other Compensation(4) ($)	Total Compensation ($)

L. Neil Hunn	2020	895,833	13,091,674	4,249,979	584,000	257,466	19,078,951
President and Chief	2019	1,000,000	12,163,500	3,396,474	2,000,000	252,440	18,812,414
Executive Officer	2018	900,000	12,406,050	3,241,404	1,800,000	190,913	18,538,367

Robert C. Crisci	2020	605,000	4,107,170	1,400,003	240,900	138,252	6,491,325
Executive Vice President	2019	635,000	3,784,200	1,415,198	793,750	139,901	6,768,049
and Chief Financial Officer	2018	600,000	3,308,280	1,350,585	750,000	117,843	6,126,708

John K. Stipancich	2020	660,000	2,464,376	850,026	262,800	143,156	4,380,358
Executive Vice President,	2019	695,000	2,229,975	849,119	868,750	132,000	4,774,843
General Counsel and Corporate Secretary	2018	680,000	2,067,675	810,351	680,000	122,450	4,360,476

Jason Conley	2020	517,917	2,464,376	825,003	164,980	109,805	4,082,081
Vice President and Chief Accounting Officer	2019	540,000	2,216,460	809,493	540,000	109,597	4,215,550

(1)	Amounts shown include, as applicable, deferrals to the 401(k) plan and the Non-Qualified Retirement Plan.

(2)

The dollar values shown represent the grant date fair values for restricted stock and option awards calculated in accordance with ASC Topic 718. The assumptions used in determining the grant date fair values of these option awards are set forth in Note 11 to our consolidated financial statements for 2020, which are included in our Annual Report on Form 10-K for the fiscal year ended 2020 filed with the SEC. There is no assurance that these amounts will be realized. The restricted stock awards are all subject to performance-based vesting criteria. The performance-based criteria for awards granted in 2020 are described in the CD&A under “Analysis of 2020 Compensation—Long-Term Stock Incentives,” and the vesting schedule for awards granted in 2020 is set forth in the notes to the 2020 Outstanding Equity Awards at Fiscal Year End table below.

(3)

The amounts in this column reflect payments made pursuant to our cash incentive program, which is described above in the CD&A under “Analysis of 2020 Compensation—Annual Cash Incentive,” and were based upon base salaries as of the beginning of the year.

(4)

Amounts reported in the “All Other Compensation” column for 2020 include the following items. In respect of any of these items that constitute perquisites, the value shown is the Company’s incremental cost.

Name	Club Memberships ($)	Company Car ($)	Additional Medical Services ($)	Financial Planning ($)	Contributions to Defined Contribution Plans(a) ($)
L. Neil Hunn	10,606	24,000	3,500	2,172	217,188
Robert C. Crisci	5,846	24,000	3,500	-	104,906
John K. Stipancich	-	24,000	4,500	-	114,656
Jason Conley	7,961	19,000	3,500	-	79,344

(a)	Reflects contributions to the Non-Qualified Retirement Plan and the 401(k) plan.

Roper Technologies, Inc. 2021 Proxy Statement	41

EXECUTIVE COMPENSATION (CONTINUED)

2020 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to the named executive officers for the fiscal year ended December 31, 2020.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Option Awards:# of Securities Underlying Options		Exercise / Base Price of Option Awards ($/Sh)	Grant Date Fair Value(4) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)

L. Neil Hunn	01/14/2020				6,148	35,136				13,091,674
	01/14/2020						57,068	(3)	372.60	4,249,979
	01/14/2020	400,000	2,000,000	2,000,000

Robert C. Crisci	01/14/2020				1,929	11,023				4,107,170
	01/14/2020						18,799	(3)	372.60	1,400,003
	01/14/2020	165,000	825,000	825,000

John K. Stipancich	01/14/2020				1,157	6,614				2,464,376
	01/14/2020						11,414	(3)	372.60	850,026
	01/14/2020	180,000	900,000	900,000

Jason Conley	01/14/2020				1,157	6,614				2,464,376
	01/14/2020						11,078	(3)	372.60	825,003
	01/14/2020	113,000	565,000	565,000

(1)

For an explanation of the material terms, refer to the CD&A section above captioned “Analysis of 2020 Compensation—Annual Cash Incentive.” Amounts paid under this program for 2020 are set forth in the 2020 Summary Compensation Table.

(2)

The performance restricted shares awarded to Mr. Hunn vest in November 2022. The performance restricted shares awarded to Messrs. Crisci, Stipancich and Conley vest in two equal tranches in November 2021 and November 2022. All awards are subject to the performance criteria described in the CD&A under “Analysis of 2020 Compensation—Long-Term Stock Incentives.” The threshold payout applicable to Mr. Hunn represents the number of shares that would vest upon the satisfaction of the threshold level of performance for one of the two performance criteria. The threshold payout applicable to the other named executive officers represents the total number of shares that would vest upon the satisfaction of the threshold level of performance for one of the two performance criteria for each tranche of the award. No maximum payout is provided as there is no incremental payout in the event the target level of performance is exceeded. Dividends on restricted shares will be paid only if the shares are earned by performance.

(3)

The stock options awarded to Mr. Hunn vest in January 2023. The stock options awarded to Messrs. Crisci, Stipancich and Conley vest in two equal installments in January 2022 and 2023. All stock options expire on the tenth anniversary of the grant. The exercise price of the stock options is 100% of the fair market value of our common stock on the date of grant.

(4)	The dollar values reflect the grant date fair value of the awards as calculated in accordance with ASC Topic 718.

42	Roper Technologies, Inc. 2021 Proxy Statement

EXECUTIVE COMPENSATION (CONTINUED)

2020 Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2020 for the named executive officers.

Name	Option Awards					Stock Awards
	# of Securities Underlying Unexercised Options Exercisable	# of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($)	Option Expiration Date	# of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(1)
L. Neil Hunn	5,000			115.22	01/17/2023
	30,000			125.68	11/19/2023
	30,000			156.40	11/17/2024
	30,000			185.75	11/17/2025
	40,000			185.42	01/19/2027
	30,000	30,000	(2)	275.69	01/19/2028
		60,000	(3)	270.30	01/15/2029
		57,068	(4)	372.60	01/14/2030
								80,136	(7)(11)	34,545,828
Robert C. Crisci	2,000			145.75	01/16/2025
	8,000			170.61	03/09/2026
	12,000			185.42	01/19/2027
	10,000			228.84	06/09/2027
	12,500	12,500	(2)	275.69	01/19/2028
		25,000	(5)	270.30	01/15/2029
		18,799	(6)	372.60	01/14/2030
								18,023	(8)(11)	7,769,535
John K. Stipancich	9,000			228.84	06/09/2027
	7,500	7,500	(2)	275.69	01/19/2028
		15,000	(5)	270.30	01/15/2029
		11,414	(6)	372.60	01/14/2030
								10,739	(9)(11)	4,629,476
Jason Conley	5,000			115.22	01/17/2023
	5,000			134.23	03/11/2024
	6,000			165.97	03/11/2025
	6,000			170.61	03/09/2026
	10,000			185.42	01/19/2027
	6,000	6,000	(2)	275.69	01/19/2028
		14,300	(5)	270.30	01/15/2029
		11,078	(6)	372.60	01/14/2030
								10,714	(10)(11)	4,618,698

(1)	Calculated by multiplying $431.09, the closing market price of our common stock on December 31, 2020, by the number of restricted shares that have not vested.

(2)	These stock options were granted on January 19, 2018 with unexercisable shares vesting in January 2021.

(3)	These stock options were granted on January 15, 2019 with unexercisable shares vesting in January 2022.

(4)	These stock options were granted on January 14, 2020 with unexercisable shares vesting in January 2023.

(5)	These stock options were granted on January 15, 2019 with unexercisable shares vesting in two equal installments in January 2021 and 2022.

(6)	These stock options were granted on January 14, 2020 with unexercisable shares vesting in two equal installments in January 2022 and 2023.

Roper Technologies, Inc. 2021 Proxy Statement	43

EXECUTIVE COMPENSATION (CONTINUED)

(7)	This represents multiple restricted stock awards with the remaining shares of each grant vesting, subject to certification that applicable Company performance conditions have been met, as follows:

(I)	45,000 shares granted on January 15, 2019 and vesting in November 2021; and

(II)	35,136 shares granted on January 14, 2020 and vesting in November 2022.

(8)	This represents multiple restricted stock awards with the remaining shares of each grant vesting, subject to certification that applicable Company performance conditions have been met, as follows:

(I)	7,000 shares remaining from 14,000 shares granted on January 15, 2019 and vesting in November 2021; and

(II)	11,023 shares remaining from 11,023 shares granted on January 14, 2020 and vesting in two equal installments in November 2021 and November 2022.

(9)	This represents multiple restricted stock awards with the remaining shares of each grant vesting, subject to certification that applicable Company performance conditions have been met, as follows:

(I)	4,125 shares remaining from 8,250 shares granted on January 15, 2019 and vesting in November 2021; and

(II)	6,614 shares remaining from 6,614 shares granted on January 14, 2020 and vesting in two equal installments in November 2021 and November 2022.

(10)	This represents multiple restricted stock awards with the remaining shares of each grant vesting, subject to certification that applicable Company performance conditions have been met, as follows:

(I)	4,100 shares remaining from 8,200 shares granted on January 15, 2019 and vesting in November 2021; and

(II)	6,614 shares remaining from 6,614 shares granted on January 14, 2020 and vesting in two equal installments in November 2021 and November 2022.

(11)	For all restricted stock awards granted, the vesting only occurs if the Compensation Committee certifies our Company’s attainment of related performance goals.

44	Roper Technologies, Inc. 2021 Proxy Statement

EXECUTIVE COMPENSATION (CONTINUED)

2020 Option Exercises and Stock Vested

Name	Option Awards		Stock Awards
	# of Shares Acquired on Exercise	Value Realized Upon Exercise ($)	# of Shares Acquired on Vesting	Value Realized on Vesting ($)

L. Neil Hunn	20,000	6,495,600	67,500	27,082,800

Robert C. Crisci	16,000	5,052,899	20,000	8,026,040

John K. Stipancich	7,000	1,444,764	13,875	5,569,118

Jason Conley	7,500	2,276,451	7,600	3,026,208

No Pension Benefits

None of our named executive officers participates in a Company-sponsored defined-benefit pension plan.

2020 Non-Qualified Deferred Compensation

Pursuant to our Company’s Non-Qualified Retirement Plan, named executive officers may defer base salary and payments earned under the cash incentive program. Deferral elections are made by eligible executives before the beginning of each year for amounts to be earned in the following year. The executive may invest such amounts in funds that are substantially similar to those available under the 401(k) plan.

The following table sets forth certain information with respect to the Non-Qualified Retirement Plan for our named executive officers during the fiscal year ended December 31, 2020.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

L. Neil Hunn	362,708	195,813	124,757	(571,341)	824,218

Robert C. Crisci	139,875	83,531	191,682		1,104,671

John K. Stipancich	91,725	93,281	83,216		759,918

Jason Conley	425,375	57,969	252,485	(83,404)	1,833,009
(1)

Amounts reflect participant deferrals under the Non-Qualified Retirement Plan during the fiscal year ended December 31, 2020 and all of these amounts are included in the Summary Compensation Table above in the “Salary” or “Non-Equity Incentive Plan Compensation” column as applicable.

(2)	The amounts are included in the Summary Compensation Table in the “All Other Compensation” column.

(3)

No portion of these earnings was included in the Summary Compensation Table because the Non-Qualified Retirement Plan does not provide for “above-market” or preferential earnings as defined in applicable SEC rules.

Potential Payments upon Termination or Change in Control

The offer letters with Messrs. Hunn and Stipancich provide for certain benefits in the event of the termination of the officer’s employment under certain conditions. The amount of the benefits varies depending on the reason for termination, as explained below. In no event will excise tax gross-ups be paid in regard to a termination of employment related to a change in control.

Roper Technologies, Inc. 2021 Proxy Statement	45

EXECUTIVE COMPENSATION (CONTINUED)

Offer Letters to Messrs. Hunn and Stipancich, and Special Long-Term Cash Incentive Arrangement with Mr. Hunn

Mr. Hunn. Pursuant to an offer letter dated August 18, 2011, if Mr. Hunn’s employment were to be terminated without cause, he would be entitled to receive one year of medical benefit coverage and a severance payment equal to his then-current annual base salary. In addition, Mr. Hunn is party to a long-term cash incentive arrangement, the material terms of which may be found in the CD&A section above captioned “Analysis of 2020 Compensation—CEO Special Long-Term Cash Incentive”.

Mr. Stipancich. Pursuant to an offer letter dated June 17, 2016, if Mr. Stipancich’s employment were to be terminated without cause, he would be entitled to receive one year of medical benefit coverage and a severance payment equal to his then-current annual base salary, plus a pro-rated bonus based upon Company performance.

Summary of Termination Payments and Benefits

The following tables summarize the value of the termination payments and benefits that each of our named executive officers would receive if he had terminated employment on December 31, 2020 under the circumstances shown. Scenarios for termination for cause, voluntary resignation, and retirement have not been included because, in those circumstances, no severance or other additional payments would be made to named executive officers. Other than with respect to Mr. Hunn’s Special Long-Term Cash Incentive Award, scenarios for termination due to death or disability have not been included because they do not discriminate in scope, terms or operation in favor of named executive officers compared to the benefits offered to all salaried employees.

46	Roper Technologies, Inc. 2021 Proxy Statement

EXECUTIVE COMPENSATION (CONTINUED)

L. NEIL HUNN

	Termination Scenario
Potential Payments Upon Termination or Change in Control	By Employee For Good Reason		By Company Without Cause	Change in Control(1)

Cash payments	$		$1,000,000	$1,000,000

Payments related to Long-Term Cash Incentive Award(2)		7,442,000	7,442,000	7,442,000

Accelerated Equity Awards(3)(4)
2018 Stock Option Grant		-	-	4,662,000
2019 Stock Option Grant		-	-	9,647,400
2020 Stock Option Grant		-	-	3,337,907
2019 Restricted Stock Grant		-	-	19,399,050
2020 Restricted Stock Grant		-	-	15,146,778

Continued Medical Benefits		-	21,073	21,073

Total		$7,442,000	$8,463,073	$60,656,208

ROBERT C. CRISCI

	Termination Scenario
Potential Payments Upon Termination or Change in Control	By Employee For Good Reason	By Company Without Cause	Change in Control(1)

Cash payments	$ -	$ -	$-

Accelerated Equity Awards(3)(4)
2018 Stock Option Grant	-	-	1,942,500
2019 Stock Option Grant	-	-	4,019,750
2020 Stock Option Grant	-	-	1,099,553
2019 Restricted Stock Grant	-	-	3,017,630
2020 Restricted Stock Grant	-	-	4,751,905

Continued Medical Benefits	-	-	-

Total	$ -	$ -	$14,831,338

JOHN K. STIPANCICH

	Termination Scenario
Potential Payments Upon Termination or Change in Control	By Employee For Good Reason	By Company Without Cause	Change in Control(1)

Cash payments	$ -	$1,620,000	$1,620,000

Accelerated Equity Awards(3)(4)
2018 Stock Option Grant	-	-	1,165,500
2019 Stock Option Grant	-	-	2,411,850
2020 Stock Option Grant	-	-	667,605
2019 Restricted Stock Grant	-	-	1,778,246
2020 Restricted Stock Grant	-	-	2,851,229

Continued Medical Benefits	-	21,073	21,073

Total	$ -	$1,641,073	$10,515,503

Roper Technologies, Inc. 2021 Proxy Statement	47

EXECUTIVE COMPENSATION (CONTINUED)

JASON CONLEY

	Termination Scenario
Potential Payments Upon Termination or Change in Control	By Employee For Good Reason	By Company Without Cause	Change in Control(1)

Cash payments	$ -	$ -	$-

Accelerated Equity Awards(3)(4)
2018 Stock Option Grant	-	-	932,400
2019 Stock Option Grant	-	-	2,299,297
2020 Stock Option Grant	-	-	647,952
2019 Restricted Stock Grant	-	-	1,767,469
2020 Restricted Stock Grant	-	-	2,851,229

Continued Medical Benefits	-	-	-

Total	$ -	$ -	$8,498,347
(1)	Assumes employment is terminated involuntarily without cause.

(2)

The amounts in this row represent the maximum amounts to be paid pursuant to the terms of Mr. Hunn’s Special Long-Term Cash Incentive Award under the above scenarios. The maximum amount to be paid under the Special Long-Term Cash Incentive Award is $18,605,000. To the extent Mr. Hunn elects not to defer payment of the incentive amount or is unable to defer such amount, the incentive amount that is not deferred shall be increased by 7.5%. In general, under each scenario, Mr. Hunn is entitled to a pro-rated portion of the five-year award, which at December 31, 2020, is 40% of the award. In the event of Mr. Hunn’s death or disability, the award remains outstanding, and upon the certification of the performance criteria by the Compensation Committee at the conclusion of the performance period, the amount earned would be paid to Mr. Hunn’s estate.

(3)	Based on closing market price of our common stock on December 31, 2020 of $431.09 per share.

(4)

Under the terms of our 2016 Incentive Plan, if within two years after a change in control, employment is terminated by the employee for good reason or by the acquirer without cause, or if the acquirer does not assume the awards upon a change in control, (i) outstanding stock options become fully exercisable, (ii) time-based vesting restrictions on outstanding restricted stock awards lapse, and (iii) the target payout opportunities on outstanding performance-based restricted stock awards shall be deemed to have been fully earned (subject to the conditions provided in the 2016 Incentive Plan).

CEO Pay Ratio

As required by SEC rules, we compared the total compensation of our CEO in 2020 to that of our median employee for the same period. Through our core human capital management system with supplementation from manual inputs, we collected information for our global workforce of 16,559 employees, including our full-time, part-time and temporary workers, and excluded our employees in Germany (268) and France (167) under the de minimis exemption. As permitted by SEC rules, our analysis also excludes approximately 1,900 employees that became Roper employees in connection with our acquisition of Vertafore in September 2020.

We identified our median employee as of December 31, 2020 by applying a consistent compensation measure for the period from January 1, 2020 to December 31, 2020 across our global employee population—annual salary or hourly pay, bonus and commissions (excluding equity compensation because inclusion of such would have had no impact on the determination of the median employee). We annualized the compensation for our full-time and part-time employees who were newly-hired in 2020. Our median employee’s total 2020 compensation was $96,212 and our CEO’s was $19,103,765 ($24,814 more than as reported in the Summary Compensation Table above due to the inclusion of certain employee benefits). Accordingly, our 2020 CEO to Median Employee Pay Ratio was 199:1.

SEC rules for identifying the median employee permit companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Consequently, the pay ratios reported by other companies may not be comparable to the pay ratio reported by Roper.

48	Roper Technologies, Inc. 2021 Proxy Statement

PROPOSAL 2: ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

We are seeking your advisory vote approving the compensation of our named executive officers as disclosed in this Proxy Statement. We believe that our executive compensation program is structured in the best manner possible to support our business objectives, evidenced by the superior returns we continue to deliver to our shareholders. In 2020, our total shareholder return was 22.4% versus S&P 500’s return of 18.4%. Over the past 10 years, our compound annual return to shareholders was 19.6%, compared to the S&P 500’s return of 13.9%.

Our executive compensation program is designed to provide competitive total compensation that is tied to the achievement of Company performance objectives and to attract, motivate and retain individuals who will build long-term value for our shareholders. See the “Proxy Statement Summary” and “Compensation Discussion and Analysis” above for key characteristics of our executive compensation program.

We are seeking shareholder approval of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related material disclosed in this Proxy Statement is hereby APPROVED.

The vote on this proposal is advisory and non-binding; however, the Compensation Committee and our Board will review the results of the vote and consider them when making future determinations regarding our executive compensation program.

The Board recommends a vote “FOR” the resolution providing an advisory approval of the compensation of the Company’s named executive officers.

Roper Technologies, Inc. 2021 Proxy Statement	49

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of three non-employee directors, each of whom has been determined by the Board of Directors to be independent under the NYSE and SEC rules. The Audit Committee’s responsibilities are set forth in its charter.

The Audit Committee oversees and reviews with the full Board of Directors any issues with respect to the Company’s financial statements, the structure of the Company’s legal and regulatory compliance, the performance and independence of the Company’s independent registered public accounting firm and the performance of the Company’s internal audit function. The committee retains the Company’s independent registered public accounting firm to undertake appropriate reviews and audits of the Company’s financial statements, determines the compensation of the independent registered public accounting firm, and pre-approves all of their services. The committee also periodically reviews the work performed by other public accounting firms retained by the Company to provide various financial and information technology services. The Company’s management is primarily responsible for the Company’s financial reporting process and for the preparation of the Company’s financial statements in accordance with GAAP. The Audit Committee maintains oversight of the independent registered public accounting firm by discussing the overall scope and specific plans for their audits, the results of their examinations, their evaluations of the Company’s internal accounting controls and the overall quality of the Company’s financial reporting. The Audit Committee may delegate its duties and responsibilities to a subcommittee of the Audit Committee.

The Audit Committee maintains oversight of the Company’s internal audit function by evaluating the appointment and performance of the Company’s director of internal audit and periodically meeting with this individual to receive and review reports of the work of the Company’s internal audit department. The Audit Committee meets with management on a regular basis to discuss any significant matters, internal audit recommendations, policy or procedural changes and risks or exposures, if any, that may have a material effect on the Company’s financial statements.

The Audit Committee: (i) appointed and retained PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2020; (ii) reviewed and discussed with the Company’s management the Company’s audited financial statements for the fiscal year ended December 31, 2020; (iii) discussed with PwC the matters required to be discussed by the Auditing Standard No. 1301, “Communication with Audit Committees,” issued by the Public Company Accounting Oversight Board (the “PCAOB”); (iv) received the written disclosures and the letter from PwC required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence,” and has discussed with PwC its independence from the Company and its management; (v) discussed matters with PwC outside the presence of management; (vi) reviewed internal audit recommendations; (vii) discussed with PwC the quality of the Company’s financial reporting; and (viii) reviewed and discussed with PwC the results of the audit of the effectiveness of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

In reliance on the reviews, reports and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for filing with the SEC.

AUDIT COMMITTEE

Christopher Wright, Chair

Amy Woods Brinkley

John F. Fort III

The foregoing report and other information provided above regarding the Audit Committee should not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that Roper specifically incorporates this information by reference, and shall not otherwise be deemed filed under either the Securities Act or the Exchange Act.

50	Roper Technologies, Inc. 2021 Proxy Statement

INDEPENDENT PUBLIC ACCOUNTANTS FEES

Set forth below are the professional fees billed by PwC for the fiscal years ended December 31, 2020 and 2019. It is the Audit Committee’s policy that all services performed by and all fees paid to the independent registered public accounting firm require the Audit Committee’s prior approval. As such, all audit, audit-related tax and other fees were pre-approved by the Audit Committee.

	Dollars in Thousands
Fees	FY 2020	FY 2019

Audit Fees(1)	$6,093	$4,539

Audit-Related Fees(2)	477	1,639

Tax Fees(3)	150	583

All Other Fees	134	-

Total Fees	$6,854	$6,761
(1)

Aggregate fees from PwC for audit or review services in accordance with the standards of the PCAOB and fees for services, such as statutory audits and review of documents filed with the SEC. Audit fees also include fees paid in connection with services required for compliance with Section 404 of the Sarbanes-Oxley Act.

(2)	Aggregate fees from PwC for assurance and related services which primarily include due diligence on acquisition targets.

(3)	Tax fees include tax compliance, assistance with tax audits, tax advice and tax planning data.

(4)	All other fees include XBRL tagging services and privacy assessments.

As required by Section 10A(i)(1) of the Exchange Act, all audit and non-audit services to be performed by our independent registered public accounting firm must be approved in advance by the Audit Committee, subject to certain exceptions relating to non-audit services accounting for less than five percent of the total fees paid to our independent registered public accounting firm which are subsequently ratified by the Audit Committee. In addition, pursuant to Section 10A(i)(3) of the Exchange Act, as amended, the Audit Committee has established procedures by which the Chairperson of the Audit Committee may pre-approve such services, provided the Chairperson subsequently reports the details of the services to the full Audit Committee. All audit-related fees, tax fees and all other fees, as described in the table above, were approved by the Audit Committee.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2021

The Audit Committee has appointed PwC as our independent registered public accounting firm for the year ending December 31, 2021. Our Board of Directors recommends that the shareholders ratify this appointment. PwC has been our Company’s independent registered public accounting firm since May 2002. One or more representatives of PwC are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire and respond to appropriate questions of shareholders in attendance. If this proposal does not pass, the selection of our independent registered public accounting firm will be reconsidered by the Audit Committee and the Board of Directors. Even if the proposal passes, the Audit Committee may decide to select another firm at any time.

The Board of Directors recommends a vote “FOR” the approval of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2021.

Roper Technologies, Inc. 2021 Proxy Statement	51

PROPOSAL 4: APPROVAL OF THE ROPER TECHNOLOGIES, INC. 2021 INCENTIVE PLAN

Our Board of Directors adopted the Roper Technologies, Inc. 2021 Incentive Plan (the “2021 Plan”) in March 2021, subject to approval by our shareholders at this Annual Meeting. If approved by shareholders, the 2021 Plan will become effective on June 14, 2021 (the “Effective Date”) and will replace our 2016 Incentive Plan, as amended (the “Prior Plan”). The 2021 Plan will have 7,078,000 new shares reserved for issuance, plus up to 2,181,479 shares available under the Prior Plan immediately prior to the Effective Date.

Reasons for Shareholders’ Approval of the 2021 Plan

Equity awards allow us to attract and retain our key employees. The Compensation Committee believes that granting equity compensation allows the Company to attract, retain and motivate our key employees and other service providers. The ability to grant equity awards keeps us competitive for talent and is fundamental to the effectiveness of our compensation program.

Equity awards align employees’ and service providers’ interests with shareholders’ long-term interests. Equity awards promote the success and enhance the value of our Company by aligning the personal interests of our directors, consultants, officers and employees with those of our shareholders and by retaining executives through multi-year service requirements for vesting in awards.

Equity awards reflect the Compensation Committee’s pay-for-performance philosophy. The value ultimately received by participants from our equity awards is linked to the value of our common stock.

Key Features of the 2021 Plan

Conservative share counting provisions. We count the full number of shares issued, rather than the net number of shares, where shares are withheld from an award to satisfy tax withholding requirements or delivered or withheld to pay the exercise price of an option. We also count the full number of shares underlying stock appreciation rights.

No repricing of options. The 2021 Plan does not permit the repricing of options or stock appreciation rights, either directly or indirectly through replacement with new awards or cash buyouts, without stockholder approval.

“Double trigger” change in control provisions. If an acquirer assumes our awards in connection with a change in control, accelerated vesting of a participant’s awards occurs only if the participant’s employment is terminated without “cause” or the participant resigns for “good reason” within two years after the change in control.

Independent committee administration. The Plan is administered by our Compensation Committee, which is comprised entirely of independent directors.

Equity Usage Information (Includes Post-Fiscal Year End Data)

Outstanding Awards. As of March 31, 2021, under the Prior Plan as well as the Amended and Restated 2006 Incentive Plan (the “2006 Plan,” which, together with the Prior Plan, are the only plans under which awards remained outstanding), there were (i) 4,408,407 shares of our common stock subject to outstanding awards, of which 3,723,430 shares were subject to stock options outstanding with a weighted average exercise price per share of $277.45 and a weighted average remaining term of 7.11 years; (ii) 684,977 shares were subject to restricted stock awards and restricted stock units outstanding and unvested, and (iii) 2,181,479 shares of our common stock reserved and available for future awards under the Prior Plan. On March 31, 2021, the closing price of Roper common stock on the New York Stock Exchange was $403.34. The number of our shares outstanding as of March 31, 2021, was 105,146,887.

Burn Rate. Over the past three years (2020, 2019 and 2018), our annual burn rates have been 1.41%, 1.51%, and 1.69%, respectively, as calculated using the methodology of a leading proxy advisor. These burn rates were calculated by the number of stock options and full-value awards granted during the applicable year

52	Roper Technologies, Inc. 2021 Proxy Statement

(using a 2.5 multiplier for full-value awards) as a percentage of weighted average shares outstanding. Our three-year average annual burn rate calculated using this methodology has been 1.54%, which is below the leading proxy advisor’s benchmark of 2.0% applied to our industry.

Equity Overhang. We define “overhang” as the sum of outstanding equity awards under our Prior Plan and 2006 Plan, plus the number of shares available for future grant, divided by the sum of the foregoing plus the number of shares outstanding. As of March 31, 2021, our overhang was 5.9%.

Dilution. The 7,078,000 million new shares requested under the 2021 Plan represent approximately 6.7% of our shares of common stock outstanding as of March 31, 2021.

Summary of the 2021 Plan

The following is a summary of the provisions of the 2021 Plan. This summary is qualified in its entirety by the full text of the 2021 Plan, attached to this Proxy Statement as Appendix B.

Purpose. The purpose of the 2021 Plan is to promote the Company’s success by linking the personal interests of its employees, officers, directors and consultants to those of its shareholders, and by providing participants with an incentive for outstanding performance.

Administration. The 2021 Plan will be administered by the Compensation Committee of the Board of Directors, which has the authority to designate participants; determine the type or types of awards to be granted to each participant and the number, terms and conditions thereof; establish, adopt or revise any rules and regulations as it may deem advisable to administer the 2021 Plan; and make all other decisions and determinations that may be required under the 2021 Plan.

Shares Available for Awards. The 2021 Plan will have 7,078,000 new shares available for issuance, plus up to 2,181,479 shares remaining available under the Prior Plan immediately prior to the Effective Date. In addition, up to 3,631,647 shares subject to awards previously granted under the Prior Plan that are outstanding as of the Effective Date and thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason will become available under the 2021 Plan.

Share Counting. Shares underlying options and stock appreciation rights count as one share, while shares underlying all other awards count as three shares, against the number of shares available for issuance under the 2021 Plan. Shares withheld from an award to satisfy tax withholding requirements, shares delivered or withheld to pay the exercise price of an option, and the full number of shares underlying stock appreciation rights, rather than the net number of shares actually issued, are counted against the shares available under the 2021 Plan. The 2021 Plan provides that shares subject to awards that terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason, and shares underlying awards that are ultimately settled in cash, will again be available for future grants of awards under the 2021 Plan.

Eligibility. The 2021 Plan permits the grant of equity awards to employees, officers, directors and consultants of the Company and its affiliates as selected by the Compensation Committee. As of March 31, 2021, the Company had approximately 18,400 employees, 7 non-employee directors and 2 consultants that could be eligible for awards. The number of eligible participants may change over time based upon future growth of the Company and its affiliates.

Awards to Non-Employee Directors. Awards granted to the Company’s non-employee directors will be made only in accordance with the terms, conditions and parameters of the Company’s director compensation plan as in effect from time to time. In no event will the awards that may be granted to any non-employee director during any calendar year, taken together with any cash fees paid by the Company to such non-employee director during such calendar year for service on the Board, exceed a value of $750,000. However, with respect to the first calendar year during which a non-employee director serves on the Board (or, in the event such non-employee director does not receive any awards during such first calendar year, the second calendar year during which such a non-employee director serves on the Board), such maximum total value shall be $1,500,000.

Types of Equity Awards. The 2021 Plan authorizes the following types of awards:

•	stock options that give the holder the right to purchase shares of our common stock at a price not less than the fair market value at grant;

•

stock appreciation rights, which give the holder the right to receive the difference (payable in cash or stock, as specified in the award certificate) between the fair market value per share of our common stock on the date of

Roper Technologies, Inc. 2021 Proxy Statement	53

exercise over the base price of the award (which cannot be less than the fair market value of a share of our common stock as of the grant date);

•	restricted stock, which gives the holder the rights of a holder of common stock, subject to restrictions on transferability and forfeiture on terms set by the Compensation Committee;

•

restricted or deferred stock units, which represent the right to receive shares of common stock (or an equivalent value in cash or other property, as specified in the award certificate) at a designated time in the future;

•	performance awards, which are awards payable in cash or stock upon the attainment of specified performance goals;

•

dividend equivalents, which entitle the participant to payments (or an equivalent value payable in stock or other property) equal to any dividends paid on the shares of stock underlying a full-value award, except that dividends or dividend equivalents will not be paid on performance-based awards unless and until the performance conditions have been met; and

•	unrestricted stock awards and other cash and stock-based awards in the discretion of the Compensation Committee.

Minimum Vesting Restrictions. Awards granted under the 2021 Plan generally may not vest less than one year following the grant date, except with respect to up to 5% of the total number of shares authorized under the 2021 Plan, awards made to non-employee directors, substitute awards or as a result of a participant’s death or disability or upon, or in connection with, a participant’s termination of service following, a change in control.

Limitations on Individual Awards. No eligible participant who isn’t a non-employee director may be granted any award or award denominated in shares, for more than 450,000 shares in the aggregate in any calendar year.

Performance Goals. The Committee may establish performance goals for performance-based awards which may be based on any criteria selected and approved by the Committee, including, but not limited to, (i) GAAP and adjusted-GAAP financial measures, (ii) strategic measures, (iii) sustainability measures, (iv) individual performance measures, and (v) operational measures. The business criteria may be expressed in terms of company-wide objectives or in terms of objectives that relate to the performance of an affiliate or a division, region, department or function within the Company or an affiliate. Additionally, the Committee may provide for the inclusion or exclusion of specified circumstances or events in the evaluation of performance.

Limitations on Transfer. A participant may not assign or transfer an award other than by will or the laws of descent and distribution. The Compensation Committee may permit other transfers (other than transfers for value) where it concludes that such transferability does not result in accelerated taxation, does not cause any option intended to be an incentive stock option to fail to qualify as such, and is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, any state or federal tax or securities laws or regulations applicable to transferable awards. The 2021 Plan prohibits transfers of awards for value.

Acceleration Upon Certain Events. Unless otherwise provided in an award certificate or any special plan document or separate agreement governing an award:

•

If a participant’s service terminates by reason of death or disability, (i) all of that participant’s outstanding options and stock appreciation rights will become fully exercisable, (ii) all time-based vesting restrictions on such participant’s outstanding awards shall lapse, and (iii) the target payout opportunities attainable under all of that participant’s outstanding performance-based awards shall be deemed to have been fully earned as of the date of termination based upon an assumed achievement of all relevant performance goals at the “target” level.

•

In connection with a change in control, with respect to any awards assumed by the surviving entity or otherwise equitably converted or substituted: if within two years after the effective date of the change in control, a participant’s employment is terminated without cause (or if the participant resigns for “good reason” as provided in any employment, severance or similar agreement), then (a) all of that participant’s outstanding service-based awards will become fully vested, and (b) all of that participant’s outstanding performance-based awards will be earned on a pro-rata basis based on actual performance through the end of the performance period.

•

In connection with a change in control, if awards are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control: (a) all outstanding service-based awards will become fully vested and exercisable, as applicable, and (b) all outstanding performance-based awards will become fully vested, with the level of such vested amount to be determined based on an assumed achievement

54	Roper Technologies, Inc. 2021 Proxy Statement

of performance goals at “target” levels, and there will be a prorate payout to the participants based on the length of time within the performance period that has elapsed prior to the date of the change of control.

Adjustments. In the event of a transaction between the Company and our shareholders that causes the per-share value of our common stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the share authorization limits under the 2021 Plan will be adjusted proportionately, and the Compensation Committee shall make such adjustments to the 2021 Plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction.

Termination and Amendment. Our Board of Directors or the Compensation Committee may, at any time and from time to time, terminate or amend the 2021 Plan, but if an amendment would constitute a material amendment requiring shareholder approval under applicable listing requirements, laws, policies or regulations, then such amendment will be subject to shareholder approval.

Prohibition on Repricing. Outstanding stock options and stock appreciation rights cannot be repriced, directly or indirectly, without the prior consent of our shareholders. The exchange of an “underwater” option (i.e., an option having an exercise price in excess of the current market value of the underlying stock) for another award would be considered an indirect repricing and would, therefore, require the prior consent of our shareholders.

Certain U.S. Federal Income Tax Effects

The U.S. federal income tax discussion set forth below is intended for general information only and does not purport to be a complete analysis of all of the potential tax effects of the 2021 Plan. It is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. State, local and non-U.S. income tax consequences are not discussed, and may vary from locality to locality.

Nonstatutory Stock Options. There will be no federal income tax consequences to the optionee or to the Company upon the grant of a nonstatutory stock option under the 2021 Plan. When the optionee exercises a nonstatutory option, however, the optionee will recognize ordinary income in an amount equal to the excess of the fair market value of the stock received upon exercise of the option over the exercise price. Any gain that the optionee realizes when the optionee later sells or disposes of the shares received upon exercise of an option will be short-term or long-term capital gain, depending on how long the shares were held.

Incentive Stock Options. There will be no federal income tax consequences to the optionee or to the Company upon the grant or exercise of an incentive stock option. If the optionee holds the shares received upon exercise of the option for the required holding period of at least two years after the date the option was granted and one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the shares received upon exercise of the option will be taxed as long-term capital gain or loss. If the optionee disposes of the shares received upon exercise of the option in a sale, exchange, or other disqualifying disposition before the required holding period ends, the optionee will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the shares received upon exercise of the option at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income.

Stock Appreciation Rights. A participant receiving a stock appreciation right under the 2021 Plan will not recognize income, and the Company will not be allowed a tax deduction, at the time the award is granted. When the participant exercises the stock appreciation right, the amount of cash and the fair market value of any shares of stock received will be taxed as ordinary income to the participant.

Restricted Stock. Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, a participant will not recognize income at the time a restricted stock award is granted, provided that the award is nontransferable or is subject to a substantial risk of forfeiture. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the stock as of that date (less any amount the participant paid for the stock). If the participant files an election under Code Section 83(b) within 30 days after the date of grant of the restricted stock, the participant will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock). Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Code Section 83(b) election.

Roper Technologies, Inc. 2021 Proxy Statement	55

Unrestricted Stock. A participant will recognize income at the time an unrestricted stock award is granted equal to the fair market value of the stock on the date of grant.

Restricted or Deferred Stock Units. A participant will not recognize income at the time a stock unit award is granted. Upon receipt of shares of stock (or the equivalent value in cash or other property) in settlement of a stock unit award, a participant will recognize ordinary income equal to the fair market value of the stock or other property as of that date (less any amount the participant paid for the stock or property).

Performance Awards. A participant will not recognize income at the time a performance award is granted (for example, when the performance goals are established). Upon receipt of cash, stock or other property in settlement of a performance award, the participant will recognize ordinary income equal to the cash, stock or other property received.

Tax Withholding. The Company has the right to deduct or withhold, or require a participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including employment taxes) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the 2021 Plan.

Tax Deductibility of Compensation Provided Under the 2021 Plan. When a participant recognizes ordinary compensation income as a result of an award granted under the 2021 Plan, the Company may be permitted to claim a federal income tax deduction for such compensation, subject to various limitations that may apply under applicable law. As a result of those limitations, there can be no assurance that any compensation awarded or paid under the 2021 Plan will be deductible, in whole or in part.

For example, Section 162(m) of the Internal Revenue Code generally disallows the deduction of compensation in excess of $1 million per year payable to certain “covered employees”, and the Tax Cuts and Jobs Act of 2017 expanded the scope of Section 162(m) in several respects, including by repealing an exemption from the $1 million deduction limit for “qualified performance-based compensation” and by expanding the class of “covered employees.” As a result, all or a portion of the compensation paid to one of our covered employees pursuant to the 2021 Plan may be non-deductible pursuant to Section 162(m).

Further, to the extent that compensation provided under the Plan may be deemed to be contingent upon a change in control, a portion of such compensation may be non-deductible by the Company under Section 280G of the Internal Revenue Code and may be subject to a 20% excise tax imposed on the recipient of the compensation.

Section 409A. Section 409A of the Internal Revenue Code imposes certain restrictions upon the payment of nonqualified deferred compensation. We intend that awards granted under the 2021 Plan will be designed and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Internal Revenue Code. However, the Company does not warrant the tax treatment of any award under Section 409A or otherwise.

This general discussion of U.S. federal income tax consequences is intended for the information of shareholders considering how to vote with respect to this proposal and not as tax guidance to participants in the 2021 Plan. Different tax rules may apply to specific participants and transactions under the 2021 Plan, particularly in jurisdictions outside the United States.

New Plan Benefits

Awards to be made under the 2021 Plan are not determinable because generally they are granted at the sole discretion of the Compensation Committee. Awards granted in 2020 to the named executive officers are set forth above in the section captioned “Executive Compensation.” Awards that will be granted to our non-employee directors are described in the section captioned “Director Compensation.”

Vote Required

The approval of the 2021 Plan requires the affirmative vote of a majority of the votes entitled to be cast on this proposal.

The Board of Directors recommends a vote “FOR” the approval of the Roper Technologies, Inc. 2021 Incentive Plan.

56	Roper Technologies, Inc. 2021 Proxy Statement

Equity Compensation Plan Information

The following table provides information as of December 31, 2020 regarding our compensation plans under which our equity securities are authorized for issuance. Share amounts are in millions.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))

Equity Compensation Plans Approved by Shareholders(1)

Stock options	3.366	$255.32	-

Restricted stock awards(2)	0.601	-

Subtotal	3.967		3.254

Equity Compensation Plans Not Approved by Shareholders	-	-	-

Total	3.967		3.254

(1)	Consists of the Amended and Restated 2006 Incentive Plan (no additional equity awards may be granted under this plan) and the 2016 Incentive Plan.

(2)	The weighted-average exercise price is not applicable to restricted stock awards.

Roper Technologies, Inc. 2021 Proxy Statement	57

ANNUAL MEETING AND VOTING INFORMATION

Our Company is soliciting the enclosed proxy for use at the 2021 Annual Meeting of Shareholders. This Proxy Statement and the enclosed proxy card are being mailed or otherwise made available to shareholders on or about April 29, 2021.

We are concurrently mailing or making available to shareholders a copy of our 2020 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. Our Annual Report on Form 10-K and its exhibits are available at www.sec.gov. Our 2020 Annual Report and Annual Report on Form 10-K are not part of these proxy soliciting materials.

This Proxy Statement contains important information for you to consider when deciding how to vote. Please read this information carefully.

Q:	When is the Annual Meeting?

A:	Date & Time:

Monday, June 14, 2021 at 9:30 a.m. (local time) (and at any postponement or adjournments thereof)

Place:

6901 Professional Parkway

Suite 200

Sarasota, Florida 34240

Q:	What is the purpose of this meeting?

A:	This is the Annual Meeting of our shareholders. At this meeting, we will be voting on the following matters:

1.	The election of eight directors;

2.	Approval of, on a non-binding advisory basis, the compensation of our named executive officers;

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021; and

4.	Approval of the Roper Technologies, Inc. 2021 Incentive Plan.

Our Board of Directors strongly encourages you to exercise your right to vote on these matters. Your vote is important. Voting early by Internet, telephone or mailing proxy or voting instruction card helps ensure that we receive a quorum of shares necessary to hold the meeting.

Q:	What happens if additional matters are presented at the Annual Meeting?

A.

We are not aware of any matters to be acted upon at the Annual Meeting other than the proposals described in this Proxy Statement. The Board of Directors has named Michael R. Peterson and John K. Stipancich as proxy holders for this Annual Meeting. If for any reason a director nominee is not available as a candidate, the proxy holders may vote your shares for another candidate who may be nominated by the Board, or the Board may reduce its size.

All shares of our common stock represented by properly executed and unrevoked proxies will be voted by the person named as proxy holder in accordance with the instruction given. If no instructions are indicated on a proxy, properly executed proxies will be voted as follows:

FOR each director nominee;

FOR the approval of the compensation of our named executive officers;

FOR the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021; and

FOR the approval of the Roper Technologies, Inc. 2021 Incentive Plan.

58	Roper Technologies, Inc. 2021 Proxy Statement

Q:	Who may vote at the Annual Meeting?

A:

Only shareholders of record at the close of business on the record date will be entitled to vote at the Annual Meeting or any postponed or adjourned meeting, and these shareholders will be entitled to vote whether or not they have transferred any of their shares of Roper common stock since that date.

Q:	What is the record date?

A:

Our Board has established the close of business on April 19, 2021 as the record date to determine the shareholders of record entitled to receive a notice of, and to vote at, our Annual Meeting or any postponement or adjournment thereof. On the record date, there were 105,179,313 shares of our common stock, $0.01 par value, outstanding and entitled to vote. Each share of our common stock is entitled to one vote that may be voted on each matter to be acted upon at this Annual Meeting.

Q:	What is a shareholder of record?

A:

A shareholder of record or a registered shareholder is a shareholder whose ownership of Roper Technologies, Inc. common stock is reflected directly on the books and records of our transfer agent, Computershare Trust Company, N.A. If you are a shareholder of record, we are providing these materials directly to you.

If you hold your shares of common stock through a bank, broker, or other intermediary, you are considered the “beneficial owner” of those shares held in “street name,” and you are not a shareholder of record. The shareholder of record of the shares is your bank, broker, or other intermediary. If your shares are held in street name, these proxy materials have been forwarded to you by your bank, broker, or other intermediary. As the beneficial owner, you have the right to instruct that institution on how to vote the shares you beneficially own.

Q:	How can I submit my vote?

A:

There are four ways to vote: by Internet, by telephone, by mail or in person. Submitting your proxy by Internet, telephone or mail will not affect your right to attend the Annual Meeting and change your vote. Unless you are voting in person, your vote must be received by 11:59 p.m. Eastern Time on June 13, 2021.

•	By Internet. Have your proxy card available and log on to www.proxypush.com/ROP.

•	By Telephone. Have your proxy card available and call 866-829-5176 toll free (US only) from a touchtone telephone.

•	By Mail. Mark, date, sign, and promptly mail the enclosed proxy card in the postage-paid envelope provided for mailing in the United States.

•	In Person. You may vote by ballot in person at the Annual Meeting. Bring your proxy card if you received one by mail, otherwise we will provide shareholders of record a ballot at the Annual Meeting.

If your shares are held by a bank, broker, or other intermediary, that institution will provide voting instructions with the proxy materials. Please follow the voting instructions that you receive from that institution. Additionally, if you plan to vote in person at the Annual Meeting and your shares are held by a bank, broker, or other intermediary, you must obtain proof of stock ownership as of the record date and have a valid legal proxy from the institution that holds your shares.

Q:	What is a broker non-vote?

A:

If your shares are held in street name through a bank, broker, or other intermediary, you must provide voting instructions to that institution. Under the rules of the NYSE, if you do not provide voting instructions, the institution may vote in its discretion on routine proposals, but not on non-routine proposals, or leave the shares unvoted, which is called a “broker non-vote.”

The following proposals are not considered routine proposals, so banks, brokers, and other intermediaries do not have discretionary authority to vote on these matters if they have not received voting instructions from you: (i) the election of directors; (ii) the advisory vote on the approval of the compensation of our named executive officers; and (iii) the approval of the Roper Technologies, Inc. 2021 Incentive Plan. The ratification of the appointment of the independent registered public accounting firm is considered a routine proposal, so if you do not provide voting instructions, the institution holding your shares

Roper Technologies, Inc. 2021 Proxy Statement	59

may either leave the shares unvoted or vote the shares in its discretion. If your shares are held through a bank, broker, or other intermediary, please follow the voting instructions that you receive from that institution. The institution will not be able to vote your shares on any of the proposals except the appointment of PwC unless you have provided voting instructions.

Q:	How are broker non-votes and abstentions treated?

A:

Broker non-votes are not treated as votes cast for purposes of the election of directors, so they will have no effect on the election of directors. Broker non-votes are not treated as entitled to vote for all other matters proposed for a vote at the meeting, so they will have no effect on those matters. Abstentions are not treated as votes cast for purposes of the election of directors, so they will have no effect on the election of directors. Abstentions are treated as present and entitled to vote so they will have the effect of a vote cast against the approval for all other matters proposed for a vote at the meeting.

Q:	What constitutes a quorum?

A:

To conduct business at our Annual Meeting, we must have a quorum of shareholders present. A quorum is present when a majority of the outstanding shares of stock entitled to vote as of the record date are represented in person or by proxy. Broker non-votes and abstentions will be counted toward the establishment of the quorum. If there is an insufficient number of shares represented for a quorum or to approve any proposal at the Annual Meeting, the Annual Meeting may be postponed or adjourned to permit the further solicitation of proxies.

Q:	How many votes are needed for each proposal?

A:

Our By-laws provide that each director will be elected by a majority of the votes cast with respect to such director (except in the case of contested elections, in which case directors are elected by a plurality). A “majority of the votes cast” means that the number of votes cast “for” a director exceeds the number of votes cast “against” that director. Broker non-votes and abstentions will have no impact as they are not counted as votes cast for the election of directors. If an incumbent director fails to receive a majority of the votes cast, the director will tender his or her resignation to the Board. The Nominating and Governance Committee or another committee will consider the director’s resignation and recommend to the Board whether to accept or reject the resignation. The Board will publicly disclose its decision regarding the resignation within 90 days after the election results are certified.

The vote on the approval of compensation of our named executive officers is an advisory vote and non-binding on the Company. If the majority of the shares present in person or represented by proxy and entitled to vote are cast in favor of the proposal, then it will be deemed to be the approval of the shareholders. Abstentions will have the effect of a vote against the proposal. Broker non-votes will be excluded from the calculation and will have no effect on the outcome of the voting.

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote is required to approve the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered accounting firm of the Company. Abstentions will have the effect of a vote against these proposals. Broker non-votes will be excluded from the calculation and will have no effect on the outcome of the voting.

With respect to approval of the 2021 Plan, the vote choices are for, against or abstain. The approval of the 2021 Plan requires the affirmative vote of a majority of the votes entitled to be cast on the proposal present in person or represented by proxy at the Annual Meeting. Abstentions will have the effect of votes against the proposal. Broker non-votes will not count as votes cast and otherwise will not affect the outcome of the voting on the proposal.

Q:	Is my proxy revocable?

A:

You may revoke your proxy before it is exercised by voting in person at the Annual Meeting, by timely delivering a subsequent proxy or by notifying us in writing of such revocation to the attention of the Corporate Secretary, Roper Technologies, Inc., 6901 Professional Parkway, Suite 200, Sarasota, Florida 34240.

60	Roper Technologies, Inc. 2021 Proxy Statement

If you are not the shareholder of record, you will need documentation from your record holder stating your ownership to vote personally at the Annual Meeting. See “What is a shareholder of record?” above.

Q:	What is “householding” and how does it affect me?

A.

The proxy rules of the SEC permit companies and intermediaries, such as brokers and banks, to satisfy Proxy Statement delivery requirements for two or more shareholders sharing an address by delivering one set of proxy materials to those shareholders. This procedure, known as “householding,” reduces the amount of duplicate information that shareholders receive and lowers our printing and mailing costs.

Certain intermediaries use householding for our proxy materials and our 2020 Annual Report. Therefore, only one set of materials may have been delivered to your address if multiple shareholders share the same address. If you share an address with another shareholder and wish to receive a separate set of materials in the future, or if you would like to receive only one set of materials, you should contact your bank, broker, or other intermediary or us at the address and telephone number below. We will promptly send a separate copy of this Proxy Statement or the 2020 Annual Report if you call us at 941-556-2601 or direct your request in writing to the attention of the Corporate Secretary, Roper Technologies, Inc., 6901 Professional Parkway, Suite 200, Sarasota, Florida 34240.

Q:	How can I find the voting results of the Annual Meeting?

A.	The Board of Directors has designated an inspector of election who will tabulate the votes submitted by proxy and by ballot. Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If the official voting results are not available at that time, we will provide preliminary voting results in the Current Report on Form 8-K and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

Q:	Who is paying for the expenses involved in preparing and mailing this Proxy Statement?

A:

Roper is paying the expenses involved in preparing, assembling and mailing these proxy materials and all costs of soliciting proxies. Our directors, executive officers and other employees may solicit proxies, without additional compensation, personally or by telephone, email or other means of communication. We have also engaged MacKenzie Partners as the proxy solicitor for this Annual Meeting for a fee of approximately $12,500 plus reasonable expenses. We will reimburse banks, brokers, and other intermediaries, such as custodians, nominees and fiduciaries, that hold our common stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy materials to beneficial owners.

Q:	What is your website for additional information?

A:	We maintain a website at www.ropertech.com. The information on our website is not part of this Proxy Statement, and it is not incorporated into any other filings we make with the SEC.

Roper Technologies, Inc. 2021 Proxy Statement	61

INFORMATION REGARDING THE 2022 ANNUAL MEETING OF SHAREHOLDERS

If you wish to submit a matter to be considered at the 2022 Annual Meeting of Shareholders, you must comply with the procedures set forth below. Any proposal or nomination to be made to the Company should be sent to:

Roper Technologies, Inc.

6901 Professional Parkway

Suite 200

Sarasota, Florida 34240

Attention: Secretary

•

Proxy Statement Proposals. If you intend to submit a proposal to be included in the Proxy Statement for the 2022 Annual Meeting of Shareholders, we must receive your proposal no later than December 30, 2021. All proposals must comply with the SEC regulations under Rule 14a-8 for including shareholder proposals in a company’s proxy material.

•	Director Candidate Nomination. Our By-laws set forth the procedures you must follow if you wish to nominate a director candidate in connection with the 2022 Annual Meeting of Shareholders.

Proxy Access to Include Nominees in our 2022 Proxy Statement. If you are a shareholder, or a group of up to 20 shareholders, owning 3% or more of our outstanding common stock continuously for at least three years and wish to nominate a director candidate and require us to include such nominee in our Proxy Statement and form of proxy, you must submit your request so it is received by the Company between November 30, 2021 and December 30, 2021, in accordance with our By-laws. The number of candidates that may be so nominated is limited to the greater of two or the largest whole number that does not exceed 20% of our Board, provided that the shareholder(s) and nominee(s) satisfy the requirements set forth in our By-laws. All proxy access nominations must be accompanied by information about the nominating shareholders as well as the nominees and meet the requirements specified in our By-laws, including the information specified under “Nominees Not for Inclusion in our 2022 Proxy Statement” below.

Nominees Not for Inclusion in our 2022 Proxy Statement. If you wish to nominate a director candidate in connection with the 2022 Annual Meeting of Shareholders and are not requiring that the nominee be included in our Proxy Statement, you must submit the nomination so it is received by the Company between February 14, 2022 and March 16, 2022, in accordance with our By-laws. The notice to nominate a person for election as a Company director must include a written statement setting forth (i) the name of the person to be nominated; (ii) the number and class of all shares of each class of Company stock owned of record and beneficially by such person, as reported by such person to you; (iii) such other information regarding each nominee proposed by you as would have been required to be included in a Proxy Statement filed pursuant to the proxy rules of the SEC if the nominee had been nominated by the Board of Directors; (iv) such person’s signed consent to serve as a director of our Company if elected; (v) your name and address; (vi) the number and class of all shares of each class of Company stock owned of record and beneficially by such shareholder (and any beneficial owner on whose behalf the nomination is made); and (vii) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, you (and any beneficial owner on whose behalf the proposal is made) with respect to Roper’s securities.

•

Matters for Annual Meeting Agenda. If you wish to have other business (not the nomination of a director candidate) brought before the 2022 Annual Meeting of Shareholders, you must submit the proposal between February 14, 2022 and March 16, 2022, in accordance with our By-laws. If you intend to present the matter directly at the 2022 Annual Meeting of Shareholders, the notice must include (a) the text of the proposal; (b) a brief statement of the reasons why you favor the proposal; (c) your name and address; (d) the number and class of all shares of each class of Company stock owned of record and beneficially by you (and any beneficial owner on whose behalf the proposal is made); (e) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on

62	Roper Technologies, Inc. 2021 Proxy Statement

behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, you (and any beneficial owner on whose behalf the proposal is made) with respect to the Roper’s securities; and (f) if applicable, any material interest of you and such beneficial owner in the matter proposed (other than as a shareholder).

With respect to matters not included in the Proxy Statement but properly presented at the 2022 Annual Meeting of Shareholders, management generally will be able to vote proxies in its discretion if it receives notice of the proposal during the period specified above and advises shareholders in the Proxy Statement for the 2022 Annual Meeting of Shareholders about the nature of the matter and how management intends to vote on the matter, unless the proponent of the shareholder proposal (a) provides us with a timely written statement that the proponent intends to deliver a Proxy Statement to at least the percentage of our voting shares required to carry the proposal; (b) includes the same statement in the proponent’s own proxy materials; and (c) provides us with a statement from a solicitor confirming that the necessary steps have been taken to deliver the Proxy Statement to at least the percentage of our voting shares required to carry the proposal.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no other business which will be or is intended to be presented at the Annual Meeting.

By the Order of the Board of Directors

Wilbur J. Prezzano

Chair of the Board of Directors

Dated: April 29, 2021

Roper Technologies, Inc. 2021 Proxy Statement	63

APPENDIX A—RECONCILIATIONS

Table 1: EBITDA and EBITDA Margin Reconciliation

(in millions, except percentages)

	2019	2020

GAAP Revenue	$5,367	$5,527

Purchase accounting adjustment to acquired deferred revenue	11	12

Adjusted Revenue (A)	$5,377	$5,539

GAAP Net Earnings	1,768	950

Taxes	460	260

Interest Expense	187	219

Depreciation	49	53

Amortization	367	467

Purchase accounting adjustment to acquired deferred revenue	10	10

Restructuring charge	-	14

Transaction-related expenses for completed acquisitions and divestitures	6	9

Gain on sale of divested business	(921)	-

Adjusted EBITDA (B)	$1,925	$1,981

Adjusted EBITDA Margin (B) / (A)	35.8%	35.8%

Table 2: Cash Flow Reconciliation

(in millions)

Adjusted Cash Flow Reconciliation ($M)

	2010	2015	2019	2020

Operating Cash Flow	$500	$929	$1,462	$1,525

Add: Cash taxes paid on sale of divested businesses	-	-	39	192

Adjusted Operating Cash Flow	$500	$929	$1,501	$1,717

Capital Expenditures	(29)	(36)	(53)	(31)

Capitalized Software Expenditures	(4)	(2)	(10)	(18)

Adjusted Free Cash Flow	$467	$890	$1,438	$1,668

Note: Numbers may not foot due to rounding.

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APPENDIX B—ROPER TECHNOLOGIES, INC. 2021 INCENTIVE PLAN

ARTICLE 1

PURPOSE

1.1 GENERAL. The purpose of the Roper Technologies, Inc. 2021 Incentive Plan (as may be amended from time to time, the “Plan”) is to promote the success, and enhance the value, of Roper Technologies, Inc. (together with any successor, the “Company”), by linking the personal interests of employees, officers, directors and consultants of the Company or any Affiliate (as defined below) to those of Company shareholders and by providing such persons with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of employees, officers, directors and consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. Accordingly, the Plan permits the grant of incentive awards from time to time to selected employees, officers, directors and consultants of the Company and its Affiliates.

ARTICLE 2

DEFINITIONS

2.1 DEFINITIONS. When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Section 1.1 unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings:

(a)    “Affiliate” means (i) any Subsidiary or Parent, or (ii) an entity that directly or through one or more intermediaries controls, is controlled by or is under common control with, the Company, as determined by the Committee.

(b)    “Award” means any Option, Stock Appreciation Right, Restricted Stock, Unrestricted Stock, Restricted Stock Unit, Deferred Stock Unit, Performance Award, Dividend Equivalent, Other Stock-Based Award, Cash-Based Award, Substitute Award, or any other right or interest relating to Stock or cash, granted to a Participant under the Plan.

(c)    “Award Certificate” means a written document, in such form as the Committee prescribes from time to time, setting forth the terms and conditions of an Award. Award Certificates may be in the form of individual award agreements or certificates or a program document describing the terms and provisions of an Awards or series of Awards under the Plan.

(d)    “Board” means the Board of Directors of the Company.

(e)    “Cash-Based Award” means an Award, granted to a Participant under Article 12, that relates to, or is valued by reference to, or is payable in cash.

(f)    “Cause” as a reason for a Participant’s termination of employment shall have the meaning assigned such term in the employment, severance or similar agreement, if any, between such Participant and the Company or an Affiliate, provided, however that if there is no such employment, severance or similar agreement in which such term is defined, and unless otherwise defined in the applicable Award Certificate, “Cause” shall mean any of the following acts by the Participant, as determined by the Board: gross neglect of duty, prolonged absence from duty without the consent of the Company, intentionally engaging in any activity that is in conflict with or adverse to the business or other interests of the Company, or willful misconduct, misfeasance or malfeasance of duty which is reasonably determined to be detrimental to the Company. With respect to a Participant’s termination of directorship, “Cause” means an act or failure to act that constitutes cause for removal of a director under applicable Delaware law. The determination of the Committee as to the existence of “Cause” shall be conclusive on the Participant and the Company.

(g)    “Change in Control” means and includes the occurrence of any one of the following events:

(1)    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of twenty-five percent (25%) or more of the combined voting power of the then

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outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (1), the following acquisitions shall not constitute a Change in Control: (i) any acquisition by a Person who is on the Effective Date the beneficial owner of twenty-five percent (25%) or more of the Outstanding Company Voting Securities, (ii) any acquisition directly from the Company, (iii) any acquisition by the Company, (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, or (v) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this definition; or

(2)    Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of directorship occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(3)    Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities, and (ii) no Person (excluding any corporation or entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation or entity resulting from such Business Combination) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation or entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

(4)    Notwithstanding the foregoing, (i) if any payment or benefit pursuant to an Award is “nonqualified deferred compensation” under Code Section 409A to which an exception to Code Section 409A does not apply, and the payment or benefit of such Award is triggered by a Change in Control, the events described above shall not constitute a Change in Control with respect to such nonqualified deferred compensation Award unless they constitute a change in ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as described under Code Section 409A; and (ii) for the avoidance of doubt, a Change in Control shall not be deemed to have occurred as a result of a sale or other disposition of any Subsidiary by which a Participant may be employed.

(h)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and includes a reference to any applicable regulations thereunder and any successor or similar provision.

(i)    “Committee” means the committee of the Board described in Article 4.

(j)    “Continuous Status as a Participant” means the absence of any interruption or termination of service as an employee, officer, consultant or director of the Company or any Affiliate, as applicable, as determined by the Committee; provided, however, that for purposes of an Incentive Stock Option “Continuous Status as a

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Participant” means the absence of any interruption or termination of service as an employee of the Company or any Parent or Subsidiary, as applicable, pursuant to applicable tax regulations. Continuous Status as a Participant shall not be considered interrupted in any of the following cases: (i) a Participant transfers employment between the Company and an Affiliate or between Affiliates, (ii) in the discretion of the Committee as specified at or prior to such occurrence, in the case of a spin-off, sale or disposition of the Participant’s employer from the Company or any Affiliate, (iii) unless otherwise determined by the Committee at the time of any such change, a Participant’s change in status among employee, director or consultant of the Company or an Affiliate, (iv) a Participant’s short-term disability, (v) a Participant’s furlough by the Company or an Affiliate pursuant to, and during, which the Company or an Affiliate has not terminated the employment or service of the Participant, (vi) a temporary leave or other service cessation resulting from the impact of COVID-19 or other pandemic on the Company’s business for the period of time the Participant’s position remains open for his or her return, or (vii) a Participant’s leave of absence authorized in writing by the Company prior to its commencement; provided, however, that for purposes of Incentive Stock Options, if any such leave exceeds ninety (90) days, and the Participant’s reemployment upon expiration of such leave is not guaranteed by statute or contract, then on the ninety-first (91st) day of such leave any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. Whether military, government or other service or other leave of absence shall constitute a termination of Continuous Status as a Participant shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive; provided, however, that for purposes of any Award that is subject to Code Section 409A, the determination of a leave of absence must comply with the requirements of a “bona fide leave of absence” as provided in Treas. Reg. Section 1.409A-1(h).

(k)    “Deferred Stock Unit” means a right granted to a Participant under Article 10 to receive Shares (or the equivalent value in cash or other property if the Committee so provides) at a future time as determined by the Committee, or as determined by the Participant within guidelines established by the Committee in the case of voluntary deferral elections.

(l)    “Disability” of a Participant means that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer. If the determination of Disability relates to an Incentive Stock Option, Disability means that condition described in Section 22(e)(3) of the Code. In the event of a dispute, the determination of whether a Participant is Disabled will be made by the Committee and may be supported by the advice of a physician competent in the area to which such Disability relates.

(m)    “Dividend Equivalent” means a right granted to a Participant under Article 11.

(n)    “Effective Date” has the meaning assigned such term in Section 3.1.

(o)    “Eligible Participant” means an employee, officer, consultant or director of the Company or any Affiliate.

(p)    “Exchange” means the New York Stock Exchange or any national securities exchange on which the Stock may from time to time be listed or traded.

(q)    “Fair Market Value” means, on any date, (i) if the Stock is listed on an Exchange, the closing sales price on the principal such Exchange on such date or, in the absence of reported sales on such date, the closing price on the immediately preceding date on which sales were reported, (ii) if the Stock is not listed on an Exchange, the mean between the bid and offered prices of the Stock as quoted by the applicable interdealer quotation system for such date, or (iii) fair market value as determined by such other method as the Committee determines in good faith to be reasonable.

(r)    “Full-Value Award” means any Award other than an Option or SAR, and which is settled by the issuance of Stock (or at the discretion of the Committee, settled in cash valued by reference to Stock value).

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(s)    “GAAP” means Generally Accepted Accounting Principles applicable to public companies in the United States for financial reporting purposes.

(t)    “Good Reason” has the meaning assigned such term in an employment, severance or similar agreement, if any, between a Participant and the Company or an Affiliate; provided, however, that if there is no such employment, severance or similar agreement in which such term is defined, “Good Reason” shall have the meaning, if any, given such term in the applicable Award Certificate. If not defined in any such document, the term “Good Reason” as used herein shall not apply to a particular Award.

(u)    “Grant Date” of an Award means the first date on which all necessary corporate action has been taken to approve the grant of the Award as provided in the Plan, or such later date as is determined and specified as part of that authorization process. Notice of the Award grant shall be provided to the Participant within a reasonable time after the Grant Date.

(v)    “Incentive Stock Option” means an Option that is intended to be an incentive stock option and meets the requirements of Section 422 of the Code or any successor provision thereto, and which is designated as an Incentive Stock Option in the applicable Award Certificate.

(w)    “Independent Directors” means those members of the Board who qualify at any given time as an “independent director” under the applicable rules of each Exchange on which the Stock is listed.

(x)    “Non-Employee Director” means a director of the Company who is not a common law employee of the Company or an Affiliate.

(y)    “Non-Exempt Deferred Compensation” has the meaning set forth in Section 16.4(b).

(z)    “Nonstatutory Stock Option” means an Option that is not an Incentive Stock Option.

(aa)    “Option” means a right granted to a Participant under Article 7 to purchase Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.

(bb)    “Stock-Based Award” means a right, granted to a Participant under Article 12, that relates to or is valued by reference to Stock or other Awards relating to Stock.

(cc)    “Parent” means a corporation, limited liability company, partnership or other entity which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Parent shall have the meaning set forth in Section 424(e) of the Code.

(dd)    “Participant” means an Eligible Participant who has been granted an Award under the Plan; provided that in the case of the death of a Participant, the term “Participant” refers to a beneficiary designated pursuant to Section 13.4 or the legal guardian or other legal representative acting in a fiduciary capacity on behalf of the Participant under applicable state law and court supervision.

(ee)    “Performance Award” means an Award granted pursuant to Article 9.

(ff)    “Performance Goals” has the meaning set forth in Section 9.2.

(gg)    “Person” means any individual, entity or group, within the meaning of Section 3(a)(9) of the 1934 Act and as used in Section 13(d)(3) or 14(d)(2) of the 1934 Act.

(hh)    “Prior Plan” means the Roper Technologies, Inc. 2016 Incentive Plan.

(ii)    “Required Delay Period” has the meaning set forth in Section 16.4(d).

(jj)    “Restricted Stock” means an Award of Stock granted to a Participant under Article 10 that is subject to certain restrictions and to risk of forfeiture.

(kk)    “Restricted Stock Unit” means the right granted in an Award to a Participant under Article 10 to receive shares of Stock (or the equivalent value in cash or other property if the Committee so provides) in the future, which right is subject to certain restrictions that lapse at the end of a specified period or periods.

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(ll)    “Retirement” means a Participant’s voluntary termination of employment with the Company or an Affiliate after attaining any normal or early retirement age specified in any pension, profit sharing or deferred compensation plan, in which the Participant participates at the time of such termination of employment, sponsored by the Company, or, in the event of the inapplicability thereof with respect to the Participant in question and except as otherwise determined by the Committee, after attaining age sixty-two (62) with at least eight (8) years of service with the Company or its Affiliates.

(mm)    “Shares” means shares of Stock. If there has been an adjustment or substitution with respect to the Shares (whether or not pursuant to Article 14), the term “Shares” shall also include any shares of stock or other securities that are substituted for Shares or into which Shares are adjusted.

(nn)    “Specified Employee” has the meaning set forth in Section 16.4(d).

(oo)    “Stock” means the $0.01 par value Common Stock of the Company and such other securities of the Company as may be substituted for Stock pursuant to Article 14.

(pp)    “Stock Appreciation Right” or “SAR” means a right granted to a Participant under Article 8 to receive a payment (in cash or Stock) equal to the difference between the Fair Market Value of a Share as of the date of exercise of the SAR over the base price of the SAR, all as determined pursuant to Article 8.

(qq)    “Subsidiary” means any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Subsidiary shall have the meaning set forth in Section 424(f) of the Code.

(rr)    “Substitute Award” is an Award granted pursuant to Section 13.9.

(ss)    “Ten Percent Shareholder” means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company, its Parent or any of its Subsidiaries, within the meaning of Section 422(b)(6) of the Code. In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

(tt)    “Unrestricted Stock” means an Award of Stock to a Participant under Article 10 that is free of any restrictions relating to service and/or performance.

(uu)    “1933 Act” means the Securities Act of 1933, as amended from time to time.

(vv)    “1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

ARTICLE 3

EFFECTIVE TERM OF PLAN

3.1 EFFECTIVE DATE. The Plan first became effective on June 14, 2021, the date that it was approved by the shareholders of the Company (the “Effective Date”).

3.2 TERMINATION OF PLAN. The Plan shall terminate on the tenth (10th) anniversary of the Effective Date unless earlier terminated as provided herein. The termination of the Plan shall not affect the validity of any Award outstanding on the date of termination.

ARTICLE 4

ADMINISTRATION

4.1 COMMITTEE. The Plan shall be administered by a committee appointed by the Board (“Committee”) consisting of two or more Independent Directors or, at the discretion of the Board from time to time, the Plan may be administered by the Board. The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board. Unless and until changed by the Board, the Compensation Committee of the Board is designated as the Committee to administer the Plan. The Board may reserve to itself any or all of the authority and responsibility of the Committee under the Plan or may act as

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APPENDIX B—ROPER TECHNOLOGIES, INC. 2021 INCENTIVE PLAN (CONTINUED)

administrator of the Plan for any and all purposes. To the extent the Board has reserved any authority and responsibility or during any time that the Board is acting as administrator of the Plan, it shall have all the powers and protections of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4.1) shall include the Board. To the extent any action of the Board under the Plan conflicts with actions taken by the Committee, the actions of the Board shall control. Notwithstanding the foregoing, grants of Awards to Non-Employee Directors under the Plan shall be made only in accordance with the terms, conditions and parameters of a plan, program or policy for the compensation of Non-Employee Directors as in effect from time to time that is approved and administered by a committee of the Board consisting solely of Independent Directors and is in accordance with Section 5.4(b) hereof.

4.2 ACTION AND INTERPRETATIONS BY THE COMMITTEE. For purposes of administering the Plan, the Committee may from time to time adopt rules, regulations, guidelines and procedures for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the Plan, as the Committee may deem appropriate. The Committee’s interpretation of the Plan, any Awards granted under the Plan, any Award Certificate and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties and shall be given the maximum deference permitted by applicable law. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s or an Affiliate’s independent certified public accountants, Company counsel or any executive compensation consultant or other professional retained by the Company or the Committee to assist in the administration of the Plan. No member of the Committee will be liable for any good faith determination, act or omission in connection with the Plan or any Award.

4.3 AUTHORITY OF COMMITTEE. Except as provided herein, the Committee has the exclusive power, authority and discretion to:

(a)    Grant Awards;

(b)    Designate Participants;

(c)    Determine the type or types of Awards to be granted to each Participant;

(d)    Determine the number of Awards to be granted and the number of Shares or dollar amount to which an Award will relate;

(e)    Determine the terms and conditions of any Award granted under the Plan;

(f)    Prescribe the form of each Award Certificate, which need not be identical for each Participant;

(g)    Decide all other matters that must be determined in connection with an Award;

(h)    Establish, adopt or revise any rules, regulations, guidelines or procedures as it may deem necessary or advisable to administer the Plan;

(i)    Make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan;

(j)    Amend the Plan or any Award Certificate as provided herein;

(k)    Correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it deems necessary to carry out the intent of the Plan; and

(l)    Consistent with the provisions of Section 16.17, adopt such modifications, procedures, and sub-plans as may be necessary or desirable to comply with provisions of the laws of non-U.S. jurisdictions in which the Company or any Affiliate may operate, in order to assure the viability of the benefits of Awards granted to Participants located in such other jurisdictions and to meet the objectives of the Plan.

Notwithstanding the foregoing:

(1)    The Board or the Committee may, by resolution, expressly delegate to a special committee, consisting of one or more directors who may but need not be officers of the Company (a “Special

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APPENDIX B—ROPER TECHNOLOGIES, INC. 2021 INCENTIVE PLAN (CONTINUED)

Committee”), the authority, within specified parameters, to (i) designate officers, employees and/or consultants of the Company or any of its Affiliates to be recipients of Awards under the Plan, and (ii) to determine the number of such Awards to be received by any such Participants; provided, however, that such delegation of duties and responsibilities to a Special Committee may not be made with respect to the grant of Awards to Eligible Participants (a) who are subject to Section 16(a) of the 1934 Act at the Grant Date, or (b) who are members of the Special Committee to whom authority to grant Awards has been delegated hereunder; provided further, that any such delegation shall only be permitted to the extent it is permissible under applicable securities laws or the rules of any Exchange on which the Shares are listed, quoted or traded. The acts of such Special Committee shall be treated hereunder as acts of the Board and such Special Committee shall report regularly to the Board and the Committee regarding the delegated duties and responsibilities and any Awards so granted.

(2)    The Board may from time to time reserve to the Independent Directors (or any subset thereof), as a group, any or all of the authority and responsibility of the Committee under the Plan. To the extent and during such time as the Board has so reserved any authority and responsibility, the Independent Directors shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4.3) shall include the Independent Directors. To the extent any action of the Independent Directors under the Plan made within such authority conflicts with actions taken by the Committee, the actions of the Independent Directors shall control.

ARTICLE 5

SHARES SUBJECT TO THE PLAN

5.1 NUMBER OF SHARES. Subject to adjustment as provided in Sections 5.2 and 14.1, the aggregate number of Shares reserved and available for issuance pursuant to Awards granted under the Plan from the Effective Date shall be (i) 7,078,000, (ii) plus the number of Shares (not to exceed 2,181,479) remaining available for issuance under the Prior Plan but not subject to outstanding awards as of the Effective Date, plus (iii) the number of additional Shares underlying awards outstanding under the Prior Plan as of the Effective Date (not to exceed 3,631,647) that thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason after the Effective Date. The maximum number of Shares that may be issued upon exercise of Incentive Stock Options granted under the Plan shall be the sum of the number of Shares in (i), (ii) and (iii) of the foregoing sentence. From and after the Effective Date, no further awards shall be granted under the Prior Plan.

5.2 SHARE COUNTING.

(a)    Awards of Options and Stock Appreciation Rights shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan as 1.0 Share for each Share covered by such Awards, and Full-Value Awards shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan as 3.0 Shares for each Share covered by such Awards.

(b)    The full number of Shares subject to an Option shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan, even if the exercise price of the Option is satisfied through net-settlement or by delivering Shares to the Company (by either actual delivery or attestation).

(c)    Upon exercise of Stock Appreciation Rights that are settled in Shares, the full number of Stock Appreciation Rights (rather than any lesser number based on the net number of Shares actually delivered upon exercise) shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan.

(d)    Shares withheld from an Award to satisfy tax withholding requirements shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan, and Shares delivered by a Participant to satisfy tax withholding requirements shall not be added to the Plan share reserve.

(e)    To the extent that an Award is canceled, terminates, expires, is forfeited or lapses for any reason, any unissued or forfeited Shares subject to the Award (based on the number set forth in clause (a)) will again be available for issuance pursuant to Awards granted under the Plan.

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(f)    Shares subject to Awards settled in cash will again be available for issuance pursuant to Awards granted under the Plan.

(g)    Substitute Awards granted pursuant to Section 13.9 of the Plan shall not count against the Shares otherwise available for issuance under the Plan under Section 5.1.

(h)    Subject to applicable Exchange requirements, shares available under a shareholder-approved plan of a company acquired by the Company (as appropriately adjusted to Shares to reflect the transaction) may be issued under the Plan pursuant to Awards granted to individuals who were not employees of the Company or its Affiliates immediately before such transaction and will not count against the maximum share limitation specified in Section 5.1.

5.3 SOURCES OF STOCK DISTRIBUTED. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

5.4 LIMITATION ON INDIVIDUAL AWARDS.

(a)    Awards to Eligible Participants Other Than Non-Employee Directors. No Eligible Participant (other than Non-Employee Directors, who are subject to separate limitations in Section 5.4(b)) may be granted any Award or Awards denominated in Shares, for more than 450,000 Shares (subject to adjustment as provided in Section 14.1) in the aggregate in any calendar year.

(b)    Non-Employee Director Awards. Notwithstanding any provision in the Plan to the contrary, the maximum aggregate value of Stock-Based and Cash-Based Awards granted under the Plan to any one Non-Employee Director during any calendar year, taken together with any cash fees paid by the Company to such Non-Employee Director during such calendar year for service on the Board, shall not exceed $750,000 in value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes); provided, however, that with respect to the first calendar year during which such a Non-Employee Director serves on the Board (or, in the event such Non-Employee Director does not receive any Awards during such first calendar year, the second calendar year during which such a Non-Employee Director serves on the Board), such maximum total value shall instead be $1,500,000.

5.5 MINIMUM VESTING REQUIREMENTS FOR AWARDS. Except in the case of Substitute Awards granted pursuant to Section 13.9 and subject to the following sentence, any Awards granted under the Plan to an Eligible Participant shall not vest less than one (1) year following the Grant Date. Notwithstanding the foregoing, (i) the Committee may permit and authorize acceleration of vesting of Awards in the event of the Participant’s death or Disability or upon, or in connection with Participant’s termination of service following a Change in Control; (ii) the Committee may grant Awards to Non-Employee Directors that are not subject to such one (1) year vesting requirement; and (iii) the Committee may grant Awards without respect to the above-described minimum vesting requirements, or may permit and authorize acceleration of vesting of Awards otherwise subject to the above-described minimum vesting requirements, with respect to Awards covering five percent (5%) or fewer of the total number of Shares authorized under Section 5.1.

ARTICLE 6

ELIGIBILITY

6.1 GENERAL. Awards may be granted only to Eligible Participants; except that Incentive Stock Options may be granted to only to Eligible Participants who are employees of the Company or a Parent or Subsidiary as defined in Section 424(e) and (f) of the Code. Eligible Participants who are service providers to an Affiliate may be granted Options or SARs under this Plan only if the Affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of §1.409A-1(b)(5)(iii)(E) of the final regulations under Code Section 409A. By accepting an Award, a Participant agrees that the Award is subject to the terms and conditions of the Plan and the Award Certificate.

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ARTICLE 7

STOCK OPTIONS

7.1 GENERAL. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(a)    Exercise Price. The exercise price per Share under an Option shall be determined by the Committee, provided that the exercise price for any Option (other than an Option issued as a Substitute Award pursuant to Section 13.9) shall not be less than the Fair Market Value as of the Grant Date.

(b)    Time and Conditions of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised or vested.

(c)    Exercise Term. In no event may any Option be exercisable for more than ten (10) years from the Grant Date.

(d)    Method of Payment. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, and the methods by which Shares shall be delivered or deemed to be delivered to Participants. As determined by the Committee at or after the Grant Date, payment of the exercise price of an Option may be made, in whole or in part, in the form of (i) cash or cash equivalents, (ii) delivery (by either actual delivery or attestation) of previously-acquired Shares based on the Fair Market Value of the Shares on the date the Option is exercised, (iii) withholding of Shares from the Option based on the Fair Market Value of the Shares on the date the Option is exercised, (iv) broker-assisted market sales, or (v) any other “cashless exercise” arrangement.

(e)    Prohibition on Repricing and Reloads. Except as otherwise required pursuant to Section 14.1, without the prior approval of the shareholders of the Company: (i) the exercise price of an Option may not be reduced, directly or indirectly, (ii) an Option may not be cancelled in exchange for an Option, SAR or other Award with an exercise, base or purchase price that is less than the exercise price of the original Option or for a Full-Value Award, (iii) the Company may not repurchase an Option for value (in cash or otherwise) from a Participant if the then-current Fair Market Value of the Shares underlying the Option is lower than the exercise price per share of the Option, and (iv) Options shall not contain any provision entitling a Participant to the automatic grant of additional Options in connection with the exercise of the original Option.

(f)    No Obligation to Exercise Options; No Right to Notice of Expiration Date. An Award of an Option imposes no obligation upon the Participant to exercise the Option. The Company, its Affiliates and the Committee have no obligation to inform a Participant of the date on which an Option is no longer exercisable except in the Award Certificate.

7.2 INCENTIVE STOCK OPTIONS. The terms of any Incentive Stock Options granted under the Plan must comply with the requirements of Section 422 of the Code, including the following (and if all of the requirements of Section 422 of the Code are not met, the Option shall automatically become a Nonstatutory Stock Option):

(a)    in the event that a Participant is a Ten Percent Shareholder, the exercise price of an Option granted to such Participant that is intended to be an Incentive Stock Option shall be not less than one hundred ten percent (110%) of the Fair Market Value of a Share on the Grant Date.

(b)    in the event that the Participant is a Ten Percent Shareholder, an Option granted to such Participant that is intended to be an Incentive Stock Option shall not be exercisable after the expiration of five (5) years from its Grant Date.

(c)    any Award of an Incentive Stock Option must be made prior to the ten (10) year anniversary of the Effective Date.

(d)    the aggregate Fair Market Value of Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of the Company or Parent or a Subsidiary shall not exceed one hundred thousand dollars ($100,000).

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ARTICLE 8

STOCK APPRECIATION RIGHTS

8.1 GRANT OF STOCK APPRECIATION RIGHTS. The Committee is authorized to grant Stock Appreciation Rights to Participants on the following terms and conditions:

(a)    Base Price. The base price per Share under a Stock Appreciation Right shall be determined by the Committee, provided that the base price for any Stock Appreciation Right (other than a Stock Appreciation Right issued as a Substitute Award pursuant to Section 13.9) shall not be less than the Fair Market Value as of the Grant Date.

(b)    Time and Conditions of Exercise. The Committee shall determine the time or times at which a Stock Appreciation Right may be exercised in whole or in part.

(c)    Exercise Term. In no event may any Stock Appreciation Right be exercisable for more than ten (10) years from the Grant Date.

(d)    Other Terms. All Stock Appreciation Rights shall be evidenced by an Award Certificate. Subject to the limitations of this Article 8, the terms, methods of exercise, methods of settlement, form of consideration payable in settlement, and any other terms and conditions of any Stock Appreciation Right shall be determined by the Committee at the time of the grant of the Award and shall be reflected in the Award Certificate.

(e)    Prohibition on Repricing. Except as otherwise required pursuant to Section 14.1, without the prior approval of the shareholders of the Company: (i) the base price of a Stock Appreciation Right may not be reduced, directly or indirectly (ii) a Stock Appreciation Right may not be cancelled in exchange for an Option, SAR or other Award with an exercise, base or purchase price that is less than the base price of the original Stock Appreciation Right or for a Full-Value Award, and (iii) the Company may not repurchase a Stock Appreciation Right for value (in cash or otherwise) from a Participant if the then-current Fair Market Value of the Shares underlying the Stock Appreciation Right is lower than the base price per share of the Stock Appreciation Right.

(f)    No Obligation to Exercise; No Right to Notice of Expiration Date. An Award of a Stock Appreciation Right imposes no obligation upon the Participant to exercise the Stock Appreciation Right. The Company, its Affiliates and the Committee have no obligation to inform a Participant of the date on which a Stock Appreciation Right is no longer exercisable except in the Award Certificate.

ARTICLE 9

PERFORMANCE AWARDS

9.1 GRANT OF PERFORMANCE AWARDS. The Committee is authorized to grant any Award under this Plan, including Cash-Based Awards, with performance-based vesting criteria, on such terms and conditions as may be selected by the Committee. Any such Awards with performance-based vesting criteria are referred to herein as “Performance Awards.” The Committee shall have the complete discretion to determine the number of Performance Awards granted to each Participant, subject to Section 5.4, and to designate the provisions of such Performance Awards as provided in Section 4.3. All Performance Awards shall be evidenced by an Award Certificate or a written program established by the Committee, pursuant to which Performance Awards are awarded under the Plan under uniform terms, conditions and restrictions set forth in such written program.

9.2 PERFORMANCE GOALS. The Committee may establish performance goals for Performance Awards which may be based on any criteria selected and approved by the Committee (“Performance Goals”) which may include, but are not limited to, (i) GAAP and adjusted-GAAP financial measures, (ii) strategic measures, (iii) sustainability measures, (iv) individual performance measures, and (v) operational measures, and which are measures over a Committee-approved performance period. Such Performance Goals may be described in terms of Company-wide objectives or in terms of objectives that relate to the performance of the Participant, an Affiliate or a division, region, department or function within the Company or an Affiliate. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in

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which the Company or an Affiliate conducts its business, or other events or circumstances render Performance Goals to be unsuitable, the Committee may modify such Performance Goals in whole or in part, as the Committee deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit or function during a performance period, the Committee may determine that the Performance Goals or performance period are no longer appropriate and may (i) adjust, change or eliminate the Performance Goals or the applicable performance period as it deems appropriate to make such goals and period comparable to the initial Performance Goals and performance period, or (ii) make a cash payment to the Participant in an amount determined by the Committee.

ARTICLE 10

RESTRICTED STOCK, UNRESTRICTED STOCK, RESTRICTED STOCK UNITS AND DEFERRED STOCK UNITS

10.1 GRANT OF RESTRICTED STOCK, UNRESTRICTED STOCK, RESTRICTED STOCK UNITS AND DEFERRED STOCK UNITS. The Committee is authorized to make Awards of Restricted Stock, Unrestricted Stock, Restricted Stock Units or Deferred Stock Units to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. An Award of Restricted Stock, Unrestricted Stock, Restricted Stock Units or Deferred Stock Units shall be evidenced by an Award Certificate setting forth the terms, conditions, and restrictions applicable to the Award.

10.2 ISSUANCE AND RESTRICTIONS. Restricted Stock, Restricted Stock Units or Deferred Stock Units shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Committee determines at the time of the grant of the Award or thereafter. Except as otherwise provided herein or in an Award Certificate or any special Plan document governing an Award, the Participant shall have all of the rights of a shareholder with respect to the Restricted Stock, and the Participant shall have none of the rights of a shareholder with respect to Restricted Stock Units or Deferred Stock Units until such time as Shares of Stock are paid in settlement of the Restricted Stock Units or Deferred Stock Units. Unless otherwise provided in the applicable Award Certificate, Awards of Restricted Stock will be entitled to full dividend rights and any dividends paid thereon will be paid or distributed to the holder no later than the end of the calendar year in which the dividends are paid to shareholders or, if later, the fifteenth (15th) day of the third (3rd) month following the date the dividends are paid to shareholders. In no event shall dividends with respect to an Award of Restricted Stock or Restricted Stock Units that is subject to performance-based conditions be paid or distributed unless and until the performance-based conditions are met.

10.3 FORFEITURE. Subject to the terms of the Award Certificate and except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of Continuous Status as a Participant during the applicable restriction period or upon failure to satisfy a performance goal during the applicable restriction period, Restricted Stock or Restricted Stock Units that are at that time subject to restrictions shall be forfeited.

10.4 DELIVERY OF RESTRICTED STOCK AND UNRESTRICTED STOCK. Shares of Restricted Stock and Unrestricted Stock shall be delivered to the Participant either by book-entry registration or by delivering to the Participant, or a custodian or escrow agent (including, without limitation, the Company or one or more of its employees) designated by the Committee, a stock certificate or certificates registered in the name of the Participant. If physical certificates representing shares of Restricted Stock and Unrestricted Stock are registered in the name of the Participant, such certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock and Unrestricted Stock.

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ARTICLE 11

DIVIDEND EQUIVALENTS

11.1 GRANT OF DIVIDEND EQUIVALENTS. The Committee is authorized to grant Dividend Equivalents with respect to Full-Value Awards granted hereunder, subject to such terms and conditions as may be selected by the Committee. Dividend Equivalents shall entitle the Participant to receive payments equal to ordinary cash dividends or distributions with respect to all or a portion of the number of Shares subject to a Full-Value Award, as determined by the Committee. The Committee may provide that Dividend Equivalents (i) will be deemed to have been reinvested in additional Shares or otherwise reinvested, which shall be subject to the same vesting provisions as provided for the host Award; (ii) will be credited by the Company to an account for the Participant and accumulated without interest until the date upon which the host Award becomes vested, and any Dividend Equivalents accrued with respect to forfeited Awards will be reconveyed to the Company without further consideration or any act or action by the Participant; or (iii) except in the case of Performance Awards, will be paid or distributed to the Participant as accrued (in which case, such Dividend Equivalents must be paid or distributed no later than the fifteenth (15th) day of the third (3rd) month following the later of (A) the calendar year in which the corresponding dividends were paid to Company shareholders, or (B) the first (1st) calendar year in which the Participant’s right to such Dividends Equivalents is no longer subject to a substantial risk of forfeiture). In no event shall Dividend Equivalents with respect to a Performance Award be paid or distributed until the performance-based conditions of the Performance Award are met.

ARTICLE 12

OTHER STOCK-BASED AWARDS; CASH-BASED AWARDS

12.1 OTHER STOCK-BASED AWARDS. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, as deemed by the Committee to be consistent with the purposes of the Plans, including without limitation convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, and Awards valued by reference to book value of Shares or the value of securities of or the performance of specified Parents or Subsidiaries. The Committee shall determine the terms and conditions of such Awards which shall be subject to the terms of the Plan.

12.2 CASH-BASED AWARDS. Subject to the terms and conditions of the Plan, the Committee is authorized to grant to Participants Cash-Based Awards in such amounts and upon such other terms and conditions as shall be determined by the Committee in its sole discretion; provided, however, that Cash-Based Awards shall only be settled in cash. Each Cash-Based Award shall be evidenced by an Award Certificate that shall specify the payment amount or payment range, the time and form of payment, and the other terms and conditions, as applicable, of such Award which may include, without limitation, Performance Goals and that the Cash-Based Award is a Performance Award, under Article 9.

ARTICLE 13

PROVISIONS APPLICABLE TO AWARDS

13.1 AWARD CERTIFICATES. Each Award shall be evidenced by an Award Certificate. Each Award Certificate shall include such provisions, not inconsistent with the Plan, as may be specified by the Committee. The Committee may provide for the use of electronic, internet or other non-paper Award Certificates, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

13.2 FORM OF PAYMENT FOR AWARDS. Subject to the terms of the Plan and any applicable law or Award Certificate, payments or transfers to be made by the Company or an Affiliate on the grant or exercise of an Award may be made in such form as the Committee determines at or after the Grant Date, including without limitation, cash, Stock, other Awards, or other property, or any combination, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case determined in accordance with rules adopted by, and at the discretion of, the Committee.

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13.3 LIMITS ON TRANSFER. No right or interest of a Participant in any unexercised or restricted Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or an Affiliate. No unexercised or restricted Award shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution; provided, however, that the Committee may (but need not) permit other transfers (other than transfers for value) where the Committee concludes that such transferability (i) does not result in accelerated taxation, (ii) does not cause any Option intended to be an Incentive Stock Option to fail to be described in Code Section 422(b), and (iii) is otherwise appropriate and desirable, taking into account any factors deemed relevant by the Committee, including without limitation, state or federal tax or securities laws applicable to transferable Awards.

13.4 BENEFICIARIES. Notwithstanding Section 13.3, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death by filing a beneficiary designation form, in such form as determined or accepted by the Committee, with the Company. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Certificate applicable to the Participant, except to the extent the Plan and Award Certificate otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, payment of an Award shall be made in accordance with applicable law. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time prior to the Participant’s death provided the change or revocation is filed with the Company.

13.5 STOCK TRADING RESTRICTIONS. All Stock issuable under the Plan is subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any Exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate or issue instructions to the transfer agent to reference restrictions applicable to the Stock.

13.6 ACCELERATION UPON DEATH OR DISABILITY. Except as otherwise provided in the Award Certificate or any special Plan document governing an Award, upon the termination of a person’s Continuous Status as a Participant by reason of death or Disability, (i) all of such Participant’s outstanding Options, SARs, and other Awards in the nature of rights that may be exercised shall become fully exercisable, (ii) all time-based vesting restrictions on the Participant’s outstanding Awards shall lapse, and (iii) the target payout opportunities attainable under all of such Participant’s outstanding Performance Awards shall be deemed to have been fully earned as of the date of termination based upon an assumed achievement of all relevant performance goals at the “target” level and there shall be a pro rata payout to the Participant or his or her estate within thirty (30) days following the date of termination (unless a later date is required by Section 16.4 hereof) based upon the length of time within the performance period that has elapsed prior to the date of termination. Any Awards shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.

13.7 EFFECT OF A CHANGE IN CONTROL. The provisions of this Section 13.7 shall apply in the case of a Change in Control, unless otherwise provided in the Award Certificate or any special Plan document or separate agreement with a Participant governing an Award.

(a)    Awards not Assumed or Substituted by Surviving Entity. Upon the occurrence of a Change in Control, and except with respect to any Awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board: (i) outstanding Options, SARs, and other Awards in the nature of rights that may be exercised shall become fully exercisable, (ii) time-based vesting restrictions on outstanding Awards shall lapse, and (iii) the target payout opportunities attainable under all outstanding Performance Awards shall be deemed to have been fully earned as of the date of the Change in Control based upon an assumed achievement of all relevant Performance Goals at the “target” level as provided in the applicable Award Agreement and, subject to Section 16.4, there shall be a pro rata payout to Participants within thirty (30) days following the date of the Change in Control (unless a later date is required by Section 16.4 hereof) based upon the length of time

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within the performance period that has elapsed prior to the date of the Change in Control. Any Awards shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.

(b)    Awards Assumed or Substituted by Surviving Entity. With respect to Awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control: if within two (2) years after the effective date of the Change in Control, a Participant’s employment is terminated without Cause or (subject to the following sentence) the Participant resigns for Good Reason, then (i) all of that Participant’s outstanding Options, SARs and other Awards in the nature of rights that may be exercised shall become fully exercisable, (ii) all time-based vesting restrictions on the his or her outstanding Awards shall lapse, and (iii) the payout opportunities attainable under all of such Participant’s outstanding Performance Awards shall be earned based on actual performance through the end of the performance period, and there shall be a pro rata payout to the Participant or his or her estate within thirty (30) days after the amount earned has been determined (unless a later date is required by Section 16.4 hereof) based upon the length of time within the performance period that has elapsed prior to the date of termination. With regard to each Award, a Participant shall not be considered to have resigned for Good Reason unless either (i) the Award Certificate includes such provision or (ii) the Participant is party to an employment, severance or similar agreement with the Company or an Affiliate that includes provisions in which the Participant is permitted to resign for Good Reason. Any Awards shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.

13.8 EFFECT OF ACCELERATION. If an Award is accelerated under Section 13.6 or 13.7, the Committee may, in its sole discretion, provide (i) that the Award will expire after a designated period of time after such acceleration to the extent not then exercised, (ii) that the Award will be settled in cash rather than Stock, (iii) that the Award will be assumed by another party to a transaction giving rise to the acceleration or otherwise be equitably converted or substituted in connection with such transaction, (iv) that the Award may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction, over the exercise price of the Award, or (v) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated. To the extent that such acceleration causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.

13.9 SUBSTITUTE AWARDS. The Committee may grant Awards under the Plan in substitution for stock and stock-based awards held by employees of another entity who become employees of the Company or an Affiliate as a result of a merger or consolidation of the former employing entity with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the former employing corporation (“Substitute Awards”). The Committee may direct that the Substitute Awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

13.10 FORFEITURE, CLAWBACK, RECOUPMENT EVENTS. Awards under the Plan shall be subject to any compensation forfeiture, clawback or recoupment policy that the Company may adopt from time to time that is applicable by its terms to the Participant. In addition, the Committee may specify in an Award Certificate that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, clawback or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, (i) termination of employment for Cause, (ii) violation of material Company or Affiliate policies, (iii) breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, (iv) other conduct by the Participant that is detrimental to the business or reputation of the Company or any Affiliate, or (v) a later determination that the vesting of, or amount realized from, a Performance Award was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, whether or not the Participant caused or contributed to such material inaccuracy.

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ARTICLE 14

CHANGES IN CAPITAL STRUCTURE

14.1 MANDATORY ADJUSTMENTS. In the event of a nonreciprocal transaction between the Company and its shareholders that causes the per-share value of the Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the Committee shall make such adjustments to the Plan and Awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. Action by the Committee may include: (i) adjustment of the number and kind of shares that may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding Awards or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments that the Committee determines to be equitable. Without limiting the foregoing, in the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in Shares, or a combination or consolidation of the outstanding Stock into a lesser number of Shares, the authorization limits under Sections 5.1 and 5.4 shall automatically be adjusted proportionately, and the Shares then subject to each Award shall automatically, without the necessity for any additional action by the Committee, be adjusted proportionately without any change in the aggregate purchase price therefor.

14.2 DISCRETIONARY ADJUSTMENTS. Upon the occurrence or in anticipation of any corporate event or transaction involving the Company (including, without limitation, any merger, reorganization, recapitalization, combination or exchange of shares, or any transaction described in Section 14.1), the Committee may, in its sole discretion, provide (i) that Awards will be settled in cash rather than Stock, (ii) that Awards will become immediately vested and non-forfeitable and, if applicable, exercisable (in whole or in part) and will expire after a designated period of time to the extent not then exercised (provided that Participants shall be provided with advance written notice of any such exercise period), (iii) that Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iv) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction (or the per-shares transaction price), over the exercise or base price of the Award, (v) that performance targets and performance periods for Performance Awards will be modified, or (vi) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.

14.3 GENERAL. Any discretionary adjustments made pursuant to this Article 14 shall be subject to the provisions of Section 15.2. To the extent that any adjustments made pursuant to this Article 14 cause Incentive Stock Options to cease to qualify as Incentive Stock Options, such Options shall be deemed to be Nonstatutory Stock Options.

ARTICLE 15

AMENDMENT, MODIFICATION AND TERMINATION

15.1 AMENDMENT, MODIFICATION AND TERMINATION. The Board or the Committee may, at any time and from time to time, amend, modify or terminate the Plan without shareholder approval; provided, however, that any amendment or modification to the Plan shall be subject to shareholder approval if such amendment or modification would (i) increase the number of Shares available under the Plan, (ii) otherwise constitute a material change requiring shareholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of an Exchange, or (iii) be an amendment to permit a direct or indirect repricing prohibited pursuant to Section 7.1 or 8.1; and provided, further, that the Board or Committee may condition any other amendment or modification on the approval of shareholders of the Company for any reason, including by reason of such approval being necessary or deemed advisable (x) to comply with the listing or other requirements of an Exchange, or (y) to satisfy any other tax, securities or other applicable laws, policies or regulations. Notwithstanding any other provision of the Plan or any Award Certificate to the contrary, the Committee may, in its sole discretion and without the consent of any Participant, amend the Plan or any Award Certificate, to take effect retroactively or otherwise, as the Committee deems necessary or advisable in order (aa) to correct errors occurring in connection with the grant or documentation of an Award (including, without limitation, the rescission

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of an Award erroneously granted) or (bb) for the Company, the Plan, an Award or an Award Certificate to satisfy or conform to any applicable present or future law, regulation or rule or to meet the requirements of any accounting standard.

15.2 AWARDS PREVIOUSLY GRANTED. At any time and from time to time, the Committee may amend, modify or terminate any outstanding Award without approval of the Participant; provided, however:

(a)    Subject to the terms of the applicable Award Certificate, such amendment, modification or termination shall not, without the Participant’s consent, reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination (with the per-share value of an Option or SAR for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment or termination over the exercise or base price of such Award);

(b)    The original term of an Option or SAR may not be extended without the prior approval of the shareholders of the Company;

(c)    All Options and SARs shall be subject to the prohibitions on repricing set forth in Sections 7.1 and 8.1; and

(d)    No termination, amendment, or modification of the Plan shall adversely affect any Award previously granted under the Plan, without the written consent of the Participant affected thereby. An outstanding Award shall not be deemed to be “adversely affected” by a Plan amendment if such amendment would not reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment (with the per-share value of an Option or SAR for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment over the exercise or base price of such Award).

15.3 COMPLIANCE AMENDMENTS. Notwithstanding anything in the Plan or in any Award Certificate to the contrary, the Board may amend the Plan or an Award Certificate, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or Award Certificate to any present or future law relating to plans of this or similar nature (including, but not limited to, Section 409A of the Code), and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 15.3 to any Award granted under the Plan without further consideration or action.

ARTICLE 16

GENERAL PROVISIONS

16.1 NO RIGHTS TO AWARDS; NON-UNIFORM DETERMINATIONS. No Participant or any Eligible Participant shall have any claim to be granted any Award under the Plan. Neither the Company, its Affiliates nor the Committee is obligated to treat Participants or Eligible Participants uniformly, and determinations made under the Plan may be made by the Committee selectively among Eligible Participants who receive, or are eligible to receive, Awards (whether or not such Eligible Participants are similarly situated).

16.2 NO SHAREHOLDER RIGHTS. No Award gives a Participant any of the rights of a shareholder of the Company unless and until Shares are in fact issued to such person in connection with such Award.

16.3 WITHHOLDING. The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company or an applicable Affiliate, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the Plan or an Award. The obligations of the Company under the Plan will be conditioned on such payment or arrangements and the Company or such Affiliate will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. Unless otherwise determined by the Committee, at the time the Award is granted or thereafter, any such withholding requirement may be satisfied, in whole or in part, by withholding Shares having a Fair Market Value on the date of withholding equal to the minimum amount required to be withheld for tax

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purposes (or such greater amount up to the maximum individual statutory rate in the applicable jurisdiction as may be permitted under then-current accounting principles to qualify the Award for equity classification), all in accordance with such procedures as the Committee establishes.

16.4 SPECIAL PROVISIONS RELATED TO SECTION 409A OF THE CODE.

(a)    General. It is intended that the payments and benefits provided under the Plan and any Award shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Plan and all Award Certificates shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers, nor the Committee, (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Award.

(b)    Definitional Restrictions. Notwithstanding anything in the Plan or in any Award Certificate to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installment) of such Non-Exempt Deferred Compensation would be effected, under the Plan or any Award Certificate by reason the occurrence of a Change in Control or the Participant’s Disability or separation from service, such Non-Exempt Deferred Compensation will not be payable or distributable, and/or such different form of payment will not be effected, to the Participant by reason of such circumstance unless the circumstances giving rise to such Change in Control, Disability or separation from service meet any description or definition of “change in control event,” “disability” or “separation from service,” as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not affect the dollar amount or prohibit the vesting of any Award upon a Change in Control, Disability or separation from service, however defined. If this provision prevents the payment or distribution of any amount or benefit, or the application of a different form of payment of any amount or benefit, such payment or distribution shall be made at the time and in the form that would have applied absent the non-Code Section 409A-conforming event.

(c)    Allocation among Possible Exemptions. If any one or more Awards granted under the Plan to a Participant could qualify for any separation pay exemption described in Treas. Reg. Section 1.409A-1(b)(9), but such Awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company (acting through the Committee or the Head of Human Resources) shall determine which Awards or portions thereof will be subject to such exemptions.

(d)    Six-Month Delay in Certain Circumstances. Notwithstanding anything in the Plan or in any Award Certificate to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Plan or any Award Certificate by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six- (6-) month period immediately following the Participant’s separation from service will be accumulated through and paid or provided on the first (1st) day of the seventh (7th) month following the Participant’s separation from service (or, if the Participant dies during such period, within thirty (30) days after the Participant’s death) (in either case, the “Required Delay Period”) and (ii) , the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder, provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six- (6-) month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or the Committee, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

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(e)    Installment Payments. If, pursuant to an Award, a Participant is entitled to a series of installment payments, such Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not to a single payment. For purposes of the preceding sentence, the term “series of installment payments” has the meaning provided in Treas. Reg. Section 1.409A-2(b)(2)(iii) (or any successor thereto).

(f)    Timing of Release of Claims. Whenever an Award conditions a payment or benefit on the Participant’s execution and non-revocation of a release of claims, such release must be executed and all revocation periods shall have expired within sixty (60) days after the date of termination of the Participant’s employment; failing which such payment or benefit shall be forfeited. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such sixty- (60-) day period. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to subsection (d) above, (i) if such sixty- (60-) day period begins and ends in a single calendar year, the Company may make or commence payment at any time during such period at its discretion, and (ii) if such sixty- (60-) day period begins in one calendar year and ends in the next calendar year, the payment shall be made or commence during the second (2nd) such calendar year (or any later date specified for such payment under the applicable Award), even if such signing and non-revocation of the release occur during the first (1st) such calendar year included within such sixty- (60-) day period. In other words, a Participant is not permitted to influence the calendar year of payment based on the timing of signing the release.

(g)    Permitted Acceleration. The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. section 1.409A-3(j)(4) to Participants of deferred amounts, provided that such distribution(s) meets the requirements of Treas. Reg. section 1.409A-3(j)(4).

16.5 NO RIGHT TO CONTINUED SERVICE. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company or any Affiliate and, accordingly, subject to Article 15, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company or an of its Affiliates. Nothing in the Plan, any Award Certificate or any other document or statement made with respect to the Plan, shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s employment or status as an officer, director or consultant at any time, nor confer upon any Participant any right to continue as an employee, officer, director or consultant of the Company or any Affiliate, whether for the duration of a Participant’s Award or otherwise.

16.6 UNFUNDED STATUS OF AWARDS. The Plan is intended to be an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Certificate shall give the Participant any rights that are greater than those of a general creditor of the Company or any Affiliate. This Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

16.7 RELATIONSHIP TO OTHER BENEFITS. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Affiliate unless provided otherwise in such other plan.

16.8 EXPENSES. The expenses of administering the Plan shall be borne by the Company and its Affiliates.

16.9 TITLES AND HEADINGS. The titles and headings of the Plan’s articles and sections are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

16.10 GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

16.11 FRACTIONAL SHARES. No fractional Shares shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up or down.

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APPENDIX B—ROPER TECHNOLOGIES, INC. 2021 INCENTIVE PLAN (CONTINUED)

16.12 GOVERNMENT AND OTHER REGULATIONS.

(a)    Notwithstanding any other provision of the Plan, no Participant who acquires Shares pursuant to the Plan may, during any period of time that such Participant is an affiliate of the Company (within the meaning of the rules and regulations of the Securities and Exchange Commission under the 1933 Act), sell such Shares, unless such offer and sale is made (i) pursuant to an effective registration statement under the 1933 Act, which is current and includes the Shares to be sold, or (ii) pursuant to an appropriate exemption from the registration requirement of the 1933 Act, such as that set forth in Rule 144 promulgated under the 1933 Act.

(b)    Notwithstanding any other provision of the Plan, if at any time the Committee shall determine that the registration, listing or qualification of the Shares covered by an Award upon any Exchange or under any foreign, federal, state or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the purchase or receipt of Shares thereunder, no Shares may be purchased, delivered or received pursuant to such Award unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Committee. Any Participant receiving or purchasing Shares pursuant to an Award shall make such representations and agreements and furnish such information as the Committee may request to assure compliance with the foregoing or any other applicable legal requirements. The Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to the Committee’s determination that all related requirements have been fulfilled. The Company shall in no event be obligated to register any securities pursuant to the 1933 Act or applicable state or foreign law or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulation or requirement.

16.13 GOVERNING LAW; CHOICE OF FORUM. To the extent not governed by federal law, the Plan and all Award Certificates shall be construed in accordance with and governed by the laws of the State of Delaware, without reference to principles of conflict of laws. The Company and each Participant, as a condition to such Participant’s participation in the Plan, hereby irrevocably submit to the exclusive jurisdiction of the Delaware Court of Chancery, over any suit, action or proceeding arising out of or relating to or concerning the Plan or, to the extent not otherwise specified in any Award Certificate between the Company and Participant, any aspect of the Participant’s Award Certificate. The Company and each Participant, as a condition to such Participant’s participation in the Plan, acknowledge that the forum designated in this Section 16.13 has a reasonable relation to the Plan and to the relationship between such Participant and the Company. Notwithstanding the foregoing, nothing herein shall preclude the Company from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of this Section 16.13.

16.14 NO LIMITATIONS ON RIGHTS OF COMPANY. The grant of any Award shall not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets. The Plan shall not restrict the authority of the Company, for proper corporate purposes, to draft or assume awards, other than under the Plan, to or with respect to any person. If the Committee so directs, the Company may issue or transfer Shares to an Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer such Shares to a Participant in accordance with the terms of an Award granted to such Participant and specified by the Committee pursuant to the provisions of the Plan.

16.15 SEVERABILITY. In the event that any provision of this Plan is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability will not be construed as rendering any other provisions contained herein as invalid or unenforceable, and all such other provisions will be given full force and effect to the same extent as though the invalid or unenforceable provision was not contained herein.

16.16 INDEMNIFICATION. Each person who is or shall have been a member of the Committee, or of the Board, or an officer of the Company to whom authority was delegated in accordance with Article 4 shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action,

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suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s charter or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

16.17 FOREIGN JURISDICTIONS. Awards granted to Participants who are foreign nationals or who are employed by the Company or an Affiliate outside of the United States may have such terms and conditions different from those specified in the Plan and such additional terms and conditions as the Committee, in its sole discretion, determines to be necessary, appropriate or advisable to fairly accommodate for differences in local law, tax policy or custom or to facilitate administration of the Plan. The Committee may approve such sub-plans, appendices or supplements to, or amendments, restatements or alternative versions of, the Plan as it may consider necessary, appropriate or advisable, without thereby affecting the terms of the Plan as in effect for any other purpose. Any such special terms and any appendices, supplements, amendments, restatements or alternative versions, however, shall not include any provisions that are inconsistent with the terms of the Plan as then in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the Company’s shareholders.

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P.O. BOX 8016, CARY, NC 27512-9903
YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:
INTERNET
Go To: www.proxypush.com/ROP
Cast your vote online Have your Proxy Card ready Follow the simple instructions to record your vote
PHONE Call 1-866-829-5176 Use any touch-tone telephone Have your Proxy Card ready Follow the simple recorded instructions
MAIL Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided
Roper Technologies, Inc. Annual Meeting of Shareholders For Shareholders as of record on April 19, 2021 TIME: Monday, June 14, 2021 09:30 AM, Eastern Time PLACE: Roper Technologies, Inc. 6901 Professional Parkway, Suite 200, Sarasota, Florida 34240 This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Michael R. Peterson and John K. Stipancich (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Roper Technologies, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. If you hold shares in any Employee Stock Purchase Plan, or 401(k) savings plan of the Company (the “Plans”), then this proxy card, when signed and returned, or your telephone or Internet proxy, will constitute voting instructions on matters properly coming before the meeting and at any adjournments or postponements thereof in accordance with the instructions given herein to the trustee for shares held in any of the Plans. Shares in each of the Plans for which voting instructions are not received by 11:59 PM, Eastern Time on June 9, 2021, or if no choice is specified, will be voted by an independent fiduciary. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Roper Technologies, Inc.
Annual Meeting of Shareholders
Please make your marks like this: X Use dark black pencil or pen only
THE BOARD OF DIRECTORS RECOMMENDS A VOTE:
FOR ON PROPOSALS 1, 2, 3 AND 4
PROPOSAL
1. Election of Directors
YOUR VOTE BOARD OF DIRECTORS RECOMMENDS FOR AGAINST ABSTAIN FOR
1.01 Shellye L. Archambeau
1.02 Amy Woods Brinkley
1.03 John F. Fort III
1.04 L. Neil Hunn
1.05 Robert D. Johnson
1.06 Laura G. Thatcher
1.07 Richard F. Wallman
1.08 Christopher Wright
2. Advisory vote to approve the compensation of our named executive officers.
3. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021.
4. Approval of the Roper Technologies, Inc. 2021 Incentive Plan.
NOTE: In their discretion, the proxies are authorized to vote upon such other business that may properly come before the meeting or any adjournment or postponement thereof. Check here if you would like to attend the meeting in person. Authorized Signatures - Must be completed for your instructions to be executed.
Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date